Form 10-K, Exhibit 13
period 1993-12-31
DIAMOND SHAMROCK INC
filed 1994-03-28
CIK 810316

Exhibit 13.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Consolidated Results 1993 vs 1992

     Sales and operating revenues for 1993 were $2,555.3 million compared to $2,602.6 million in 1992. Sales and operating revenues decreased by $47.3 million in 1993, primarily due to a decrease in natural gas liquids sales volumes, attributable to the cancellation of the Company's contract to process natural gas for Maxus Energy Corporation ("Maxus") during the second quarter of 1993, and a decrease in Retail segment sales, primarily due to a 3.9% decrease in retail gasoline sales prices. During 1993, the Company had income (before cumulative effect of accounting changes) of $32.6 million and net income of $18.4 million compared with income (before cumulative effect of accounting changes) of $26.4 million and net income of $8.7 million in 1992.

     The Company's 1993 results were positively impacted by strong refining margins as motor fuel demand increased and pipeline and refinery expansion projects were completed. Retail gasoline and merchandise sales volumes and strong margins, primarily in the third and fourth quarters of 1993, contributed to record earnings in the Retail segment.

     In addition, the Company's 1993 results were affected by two noncash charges totaling $15.9 million after tax. The first noncash charge arose because, at the time of the 1987 spin-off of Diamond Shamrock, the Company agreed to pay Maxus up to $85.0 million for a portion of certain liabilities related to businesses discontinued by Maxus prior to the time of the spin-off. Recent changes in accounting standards require that the Company record, as of January 1, 1993, $23.6 million (or $14.2 million after tax) which represents the full amount of the liability not previously expensed by the Company. With this noncash charge, the entire $85.0 million potential maximum liability has been expensed. The second noncash charge, which affected the third quarter, arose because the Company took a charge of $1.7 million to restate deferred taxes as a result of the recent increase in corporate income tax rates.

     A major portion of the Company's inventory is valued at the lower of last-in, first-out (LIFO) cost or market. At December 31, 1993, inventories of crude oil and refined products of the Refining and Wholesale segment, and propylene products in the Allied Businesses segment were valued at market (lower than LIFO cost). Motor fuel products of the Retail segment were recorded at their LIFO costs. Estimating the financial impact of changes in the valuation of refinery inventories due to such inventories being valued at market is difficult because of the number of variables that must be considered. For operating purposes, management attempts to estimate the impact of changes in valuation of refinery inventories on net income. The estimated after tax effect on income because of the change in inventory values was a negative $16.5 million and a negative $1.7 million, in 1993 and 1992, respectively. For purposes of estimating the impact on net income, the changes in inventory valuation are offset by changes in the LIFO reserve. Thus, in 1993 the estimated after tax impact on income due to the change in inventory values net of changes in the LIFO reserve was a negative $15.7 million. There was no change in the LIFO reserve in 1992.

Consolidated Results 1992 vs 1991

     In 1992, sales and operating revenues increased by $26.7 million from $2,575.9 million in 1991, primarily due to an increase in retail gasoline volumes. This increase was offset by decreased sales and operating revenues in the Allied Businesses segment, primarily due to the sale of Industrial Lubricants Company in the first quarter of 1992. Income (before cumulative effect of accounting changes) in 1992 was $26.4 million and net income was $8.7 million compared with net income of $37.1 million in 1991.

     The Company's 1992 results were negatively impacted by weak refining margins which were only partially offset by record retail profits. Falling prices and weak demand throughout the industry put severe pressure on refining margins early in the first quarter of 1992, recovering slightly in the second quarter as gasoline demand increased. Refining margins began to decline in the third and fourth quarters of 1992 due to a sluggish economy and flat demand. In addition, the Company's 1992 results were affected by noncash charges totaling $17.7 million after tax, as a result of adopting the Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes."

     The estimated after tax effect on income because of the change in inventory values was a negative $1.7 million and a negative $37.2 million in 1992 and 1991, respectively. The estimated after tax impact due to the change in inventory values net of changes in the LIFO reserve was a negative $12.9 million in 1991. There was no change in the LIFO reserve in 1992.

Segment Results 1993 vs 1992

     Sales and operating revenues from the Refining and Wholesale segment were $1,294.8 million in 1993, compared with $1,290.4 million for 1992. Refined product sales volumes increased by 6.5%, primarily due to increased product demand and completed pipeline and refinery expansion projects. This increase was partially offset by an 8.0% decrease in refined product sales prices. Refining and Wholesale operating profit increased by 8.5% to $73.9 million compared to $68.1 million in 1992. This increase in operating profit was primarily due to a 17.1% increase in refinery margins. Refinery margins were up as the Company benefitted from projects brought on in late 1992 and during 1993, namely the crude oil pipeline from Wichita Falls, Texas to the McKee refinery, the Three Rivers expansion, and the diesel desulfurizer at McKee. The 1993 operating profit was negatively impacted due to a fall in the value of crude oil and refined product inventories.

     The Retail segment showed a $12.6 million decrease in sales and operating revenues in 1993 from $970.7 million in 1992, primarily due to a 3.9% decrease in retail gasoline sales prices, partially offset by a 1.6% increase in retail merchandise sales and a 1.1% increase in retail gasoline sales volumes. Per store gasoline sales volumes and merchandise sales increased by 1.7% and 2.1%, respectively. Retail operating profit increased by 34.5% to $62.7 million in 1993, due to a 13.0% increase in retail gasoline margins and a 4.2% increase in merchandise margins. Gross profit from lottery sales in 1993 was $7.3 million compared to $3.9 million in 1992. Increased customer traffic from lottery sales, improved product mix, and the closing of unproductive units contributed to the increase in operating profit in 1993.

     Sales and operating revenues from the Allied Businesses segment decreased 11.4% to $302.4 million in 1993, due primarily to an 18.5% decrease in natural gas liquids sales volumes, reflecting the cancellation of the Company's contract to process natural gas for Maxus during the second quarter. Also contributing to the decrease in sales and operating revenues was the full year effect of the sale in the first quarter of 1992 of Industrial Lubricants Company, a wholesaler of automotive aftermarket products. Allied Businesses operating profits decreased by 34.3% in 1993 to $15.0 million, primarily due to a $6.3 million and $5.8 million decrease in operating profits from the propane/propylene splitter and natural gas liquids marketing businesses, respectively. Lower operating profit from the propane/propylene splitter was caused by lower margins as a weak economy, particularly outside the U.S., kept petrochemical feedstocks plentiful. This decrease was partially offset by a $3.0 million improvement in 1993 in operating profit from the Company's telephone service business.

Segment Results 1992 vs 1991

     Sales and operating revenues from the Refining and Wholesale segment in 1992 were $1,290.4 million, compared to $1,293.2 million in 1991. Refined product sales volumes increased by 5.6% in 1992, primarily due to increased demand. This increase was offset by a 4.8% decrease in refined product sales prices. Operating profit in 1992 was $68.1 million compared with an operating profit of $86.8 million in 1991. The decrease in operating profit was primarily due to a 15.3% decrease in refinery margins during the period, partially offset by the increase in refined product sales volumes. Refinery margins were lower in 1992 as sluggish economic growth combined with relatively high utilization rates to keep gasoline inventories for the industry plentiful.

     Sales and operating revenues in the Retail segment increased 6.9% in 1992 primarily due to a 17.6% increase in merchandise sales and an 8.5% increase in retail gasoline volumes. Per store merchandise sales increased 8.3% in 1992. Operating profit increased by 78.7% to $46.6 million in 1992, due to these sales and volume increases, a 13.9% increase in merchandise margins, and a 10.5% increase in retail gasoline margins. Gross profit from lottery sales in 1992 was $3.9 million compared to $0.5 million in 1991. The Retail segment also benefitted from the full-year impact of the purchase of 88 additional outlets in the second quarter of 1991.

     Allied Businesses sales and operating revenues decreased 8.8% to $341.5 million in 1992, due primarily to the sale in the first quarter of 1992 of Industrial Lubricants Company. Operating profits decreased by 29.7% in 1992, primarily due to decreased operating profit of $5.7 million in liquid hydrocarbon storage, a $2.4 million decrease in operating profit due to the sale of Industrial Lubricants Company, and a $1.9 million decrease in gas plant processing, partially offset by a $6.0 million and a $4.0 million increase in operating profit from the propylene and natural gas liquids marketing businesses, respectively. In addition, the decrease in operating profit in 1992 was impacted by a gain of $5.2 million from the sale of a 25% interest in a major portion of a natural gas liquids pipeline in the first quarter of 1991.

Outlook

     Although approximately 800,000 barrels per day of crude distillation capacity has been shut down over the last three years, no significant amount of additional refinery closures is expected to occur in the near term. An additional 750,000 barrels per day is said to be vulnerable to closure or for sale, but it remains to be seen what portion of this capacity will be bought, shut down, or operated as some other refinery-related facility. Some of these closures have been somewhat offset by increased gasoline capacity brought on by refinery debottlenecking projects, expansions, and the addition of oxygenates to the gasoline pool.

     Economic activity accelerated in the latter part of 1993 and moderate growth is expected to continue over the next year. Gasoline demand for 1993 was up approximately 2% versus 1992 and is expected to improve another 1% to 1.5% in 1994. With continued gasoline demand improvements and high industry refinery utilization rates, which averaged over 90% in 1993, refining capacity is expected to remain relatively tight. Given this outlook, refinery margins for the industry should show year over year improvement. The Company expects to continue to improve its refining margins in 1994 as it receives the full benefit from the expansion of its Three Rivers refinery and the completion of its new products pipeline into Colorado in the first quarter of 1994.

Liquidity and Capital Resources
Cash Flow and Working Capital

     For the year ended December 31, 1993, cash provided by operations was $109.3 million, compared with $120.3 million provided in 1992. Decreased working capital positively impacted cash provided by operations during 1993. Working capital at December 31, 1993, was down $5.7 million from 1992, and consisted of current assets of $356.2 million and current liabilities of $220.4 million, or a current ratio of 1.6. At December 31, 1992, the current ratio was 1.7, with current assets of $358.5 million and current liabilities of $217.0 million. The decrease in working capital in 1993 was primarily due to a 16.8% increase in accrued taxes, attributable to the increase in operating income.
The decrease in current assets was primarily due to a 3.7% decrease in inventories, attributable to a 23.0% decrease in inventory prices, partially offset by a 20.4% increase in inventory volumes during the period. This decrease in inventories was partially offset by a 5.1% increase in receivables during the period.

     Cash provided by operations for the year ended December 31, 1992 was positively impacted by decreased working capital, primarily due to a $49.6 million decrease in inventories as compared to 1991, attributable to a 31.6% decrease in inventory volumes during the period. Inventory volumes were unusually low at December 31, 1992, primarily due to refinery turnarounds in the fourth quarter of 1992.

Capital Expenditures

     In recent years capital expenditures have represented a variety of projects designed to expand and maintain up-to-date refinery facilities, improve terminal and distribution systems, modernize and expand retail outlets, comply with environmental regulations, and pursue new ventures in related businesses. The Company's capital expenditures during 1993 were $131.8 million. Included in 1993 capital expenditures were the expansion at Three Rivers, completed in June, and the diesel desulfurization unit at McKee, which was completed in August. These projects, which are mostly economic as opposed to stay-in-business, increase crude oil throughput and gasoline production capacities at the refineries, and lower the amount of sulfur in diesel as required by the Clean Air Act regulations. The Company's capital expenditures were $170.5 million in 1992, and $180.1 million in 1991.

     Also included in the 1993 capital expenditures was the 32,000 barrels per day refined products pipeline from the McKee refinery to Colorado Springs, and the Colorado Springs terminal, and the pipeline to Denver. The McKee to Colorado Springs pipeline should be completed during the first quarter of 1994 and the Colorado Springs to Denver leg of the pipeline by the third quarter of 1994.

     Based upon the Company's expectations regarding cash from operations, the Company's capital expenditures budget for 1994 is approximately $130.0 million, including approximately $88.0 million to complete projects recently announced or that are currently underway. These projects would include the pipeline to Colorado and the recently announced 400-mile pipeline to El Paso from McKee with completion anticipated in mid-1995.

     The Company anticipates that its capital expenditures, expenditures for debt service, lease obligations, working capital, and dividend requirements may exceed cash generated by operations. To the extent that the Company's requirements exceed cash generated by operations, the Company presently anticipates that it may access its commercial paper and bank money market facilities. The Company may also consider other alternatives depending upon various factors, including changes in its capital requirements, results of operations, and developments in the capital markets.

     The Company continued to increase its retail marketing business in 1993 with the acquisition of 14 outlets in New Mexico in March, and five outlets in Texas in September from Total Petroleum Corporation. In addition, the Company opened nine outlets and closed 13 marginal outlets in 1993. The Company presently anticipates opening 25 to 30 new outlets during 1994. The Company opened 12 and 22 new outlets, in 1992 and 1991, respectively. These outlets were leased by the Company under a long-term lease arrangement (the "Brazos Lease"). In April 1993, the Company expanded its lease arrangement with an additional $25.0 million in commitments. The initial lease terms of the outlets leased under the Brazos Lease expire in April 1997. After the initial lease term, a lease may be extended by agreement of the parties, or the Company may purchase or arrange for the sale of the retail outlets. Rent payable under the Brazos Lease is based on the amounts spent to acquire or construct the outlets and the lessor's cost of funds from time to time. At December 31, 1993, approximately $142.9 million of the $165.0 million commitment was utilized to construct and/or acquire retail outlets.

Environmental Matters

     Environmental laws and regulations impact the Company in many areas. Starting on January 1, 1995, a reformulated gasoline is mandated by the Clean Air Act for the nine worst ozone polluting cities, including Houston, which is in the Company's market area and other cities may opt into the program, including Dallas and Fort Worth. The Company currently supplies its Houston market through third party purchases and exchange agreements and anticipates it will continue such supply arrangements for its reformulated gasoline requirements in Houston.

     The Company plans to make reformulated gasoline for its Dallas market which historically has represented approximately 25 percent of the McKee refinery's total gasoline pool. With the completion of a TAME unit at that refinery in early 1995, the Company will be in a position to satisfy all of its expected reformulated gasoline requirements off the McKee system.

     The Clean Air Act also impacts the Company by requiring Stage II vapor recovery nozzles on gas pumps in ozone nonattainment areas, including Beaumont, Dallas, El Paso, Fort Worth and Houston, Texas and more stringent refinery and petrochemical permitting requirements.

     Most of the capital spent by the Company for environmental compliance is integrally related to projects that increase refinery capacity or improve product mix, and the Company does not specifically identify capital expenditures related to such economic projects as being environmental.

     However, with respect to capital expenditures budgeted primarily to produce federally-mandated fuels to comply with regulations related to air and water toxic emission levels and for remediation and compliance costs related to underground storage tanks, it is estimated that approximately $21.4 million was spent in 1993, $9.6 million in 1992, and $7.5 million in 1991. For 1994, the Company has budgeted approximately $10.0 million primarily related to environmental capital expenditures for the Retail segment to comply with Stage II vapor recovery requirements and underground storage tank regulations.

     Federal, state, and local laws and regulations relating to health and environmental quality affect nearly all of the operations of the Company. While the Company cannot predict what legislation, rules, or regulations will be developed or how they will be administered, management believes that compliance with the more stringent laws or regulations could require substantial additional expenditures by the Company for installation and operation of systems and equipment related to health and environmental quality.

Capital Structure
Financing Activities During 1993

     In June 1993, the Company issued 1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private placement to approximately 63 institutions. The issue was priced at $50 per share with a dividend rate of 5 percent. The stock became convertible into the Company's Common Stock on September 8, 1993, at an initial conversion price of $26.50 per share. After June 15, 1996, the stock is redeemable at the Company's option, subject to certain conditions, for Common Stock, and after June 15, 2000, it is redeemable at the Company's option at par for cash. The primary purpose of the offering was to increase the Company's financial flexibility and thereby facilitate its ability to take advantage of opportunities that may develop in its businesses and market areas. The net proceeds of approximately $84.3 million were used in part to reduce amounts outstanding under the Company's bank money market facilities and the balance was added to the Company's working capital to be used for general corporate purposes.

     During February 1993, the Company issued $46.0 million in medium-term notes with an average rate of 7.44% and average maturities of 12 years. The Company filed a post-effective amendment to its shelf registration for registration of an additional $75.0 million in medium-term notes in February 1993. On April 1, 1993, the Company issued $100.0 million of 8% debentures due April 1, 2023, from its medium-term note shelf registration. The proceeds from the issuance of medium-term notes and debentures were used to refinance existing long-term debt and for general corporate purposes.

     The Company has filed a post-effective amendment to its existing shelf registration and registered additional debt securities in the amount of $95.0 million. The combination of this amendment and existing shelf registration enables the Company to issue up to $100.0 million of debt securities with terms of up to 30 years.

     The Revolving Credit Loan agreement (the "Revolving Credit Loan") was amended on April 15, 1993. In this amendment, the original agreement was split into two separate agreements, ("Agreement I" and "Agreement II") and the total amount available was increased from $250.0 million to $300.0 million. Agreement I has a face value of $100.0 million with a maturity date of April 14, 1994. Agreement II matures on September 30, 1996, and has a value of $200.0 million. Interest under Agreement I and Agreement II varies depending on specified lending options available to the Company. Generally, the variable conditions relate to the prime rate, certificates of deposit, and London Interbank Offered ("LIBO") rates, as adjusted upward by specified percentages. On December 31, 1993, the Company had no borrowings outstanding under Agreement I or Agreement II.

     The maximum amount outstanding under the commercial paper program (the "Commercial Paper") during 1993 was $109.2 million. The average amount of Commercial Paper outstanding during 1993 was $10.5 million at an average interest rate of 4.1%. Borrowings of Commercial Paper are reported as long-term debt because the Company has the intent and the ability either to roll over the debt as it becomes due or to convert it into long-term debt. Proceeds from this program are used for general corporate purposes.

     At December 31, 1993, the Company had outstanding $5.0 million of borrowings under bank money market facilities provided by major money center banks, at a rate of 3.46%.

     The Company amended its $65.0 million Term Loan Agreement (the "Term Loan") as of July 31, 1993. The agreement provides for funds to be drawn as needed, with interest based on variable LIBO rates. The average interest rate for 1993 was 4.05%. As of December 31, 1993, $30.0 million outstanding under the Term Loan had been prepaid, leaving $35.0 million outstanding.

     The Revolving Credit Loan and Term Loan agreements are unsecured. Certain subsidiaries of the Company have unconditionally guaranteed the repayment of all indebtedness and the performance of all obligations incurred by the Company under the Revolving Credit Loan and Term Loan agreements.

Financing Activities Prior To 1993

     In December 1991, the Company issued $24.0 million in medium-term notes from the existing shelf registration with an average rate of 8.45% and average maturities of 12 years.

     The Company issued on February 27, 1991, $75.0 million of 9-3/8% Notes due March 1, 2001 (the "Notes") under its medium-term note program. The aggregate net proceeds of approximately $74.4 million from the sale of the Notes were used to reduce bank line and commercial paper borrowings of the Company.

     In April 1987, the Company sold $150.0 million of 11% Subordinated Notes due April 30, 1999 (the "11% Subordinated Notes") to institutional investors.
On July 14, 1989, the original 11% Subordinated Notes became 10.75% Senior Notes (the "10.75% Senior Notes") after certain contractual conditions were met. Beginning April 30, 1995, the 10.75% Senior Notes are to be repaid by equal annual payments of $30.0 million.

     Subsequently, the Company placed $25.0 million of 9% Senior Notes due 1987-1997 (the "9% Senior Notes") and $5.0 million of 8.35% Senior Notes due 1989-1997 (the "8.35% Senior Notes") with an institutional investor and loaned the proceeds to the ESOP I. In 1989, the Company placed $30.0 million of 8.77% Senior Notes due 1997-2009 (the "8.77% Senior Notes") with the same institutional investor and loaned the proceeds to the ESOP II (ESOP I and ESOP II are collectively referred to as the "ESOPs"). The 10.75% Senior Notes, 9% Senior Notes, 8.35% Senior Notes, and 8.77% Senior Notes are collectively referred to as the "Senior Notes."

     The Company's 9% Senior Notes are repayable in 20 semi-annual installments beginning November 15, 1987; the 8.35% Senior Notes are repayable in 17 semi-annual installments beginning May 15, 1989; and the 8.77% Senior Notes are repayable in 80 quarterly installments beginning August 15, 1989 (interest only for first 32 payments).

     The Revolving Credit Loan, Term Loan, and Senior Notes all contain various restrictive covenants relating to the Company and its financial condition, operations and properties. Under these covenants, the Company is required to maintain a minimum working capital ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1993, under the most restrictive of these covenants, $242.7 million was available for the payment of dividends.

     The Company maintains two Employee Stock Ownership Plans. ESOP I was formed in June 1987, and ESOP II was formed in April 1989. Between 1987 and 1991, the Company loaned ESOP I $34.5 million which it used to purchase 2,052,207 shares of Common Stock. Between 1989 and 1991, $31.3 million was loaned by the Company to ESOP II which it used to purchase 1,466,957 shares of Common Stock.

     In 1992 and 1991, the Company contributed 37,400 and 45,000 treasury shares of Common Stock, respectively, to ESOP I as part of special award programs and a success sharing program. In 1993, in accordance with the success sharing program, the Company accrued $ 1.3 million for the purchase of 31,668 shares.

Accounting Matters

     The Company changed the accounting method for recording the liability under an agreement with Maxus (the "Distribution Agreement"). The change of method was recorded as if the change had occurred on January 1, 1993 (see Note 3 of the Notes to the Consolidated Financial Statements on page 35 of this Annual Report).

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions." This method of accounting for postretirement benefits accrues the actuarially determined costs ratably during the working lives of eligible employees. The Company previously accounted for these costs on a "pay-as-you-go" basis. In accordance with the provisions of FAS 106, the Company recognized the Accumulated Postretirement Benefit Obligation as of the beginning of 1992. On an after tax basis, this charge was $15.5 million, or $0.54 per share, net of tax benefits of $10.3 million, or $ 0.36 per share.

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes." FAS 109 requires that liabilities and receivables for future taxes be calculated using a balance sheet approach rather than the income statement approach. The Company recognized the cumulative effect of adopting the pronouncement in the first quarter of 1992 as a change in accounting principle with a charge to earnings of $2.2 million, or $0.08 per share. As required, previously reported first quarter results have been restated to reflect both the FAS 106 and the FAS 109 adjustments. The adoption of the new standards had no material effect on the results of continuing operations for 1992.

     Effective January 1993, the Company adopted Financial Accounting Standard No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43." FAS 112 addresses the accounting for compensation for future absences and for postemployment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.