Form 10-K, Exhibit 13
period 1993-12-31
DIAMOND SHAMROCK INC
filed 1994-03-28
CIK 810316

Exhibit 13.2

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in millions, except per share       1993        1992       1991

REVENUES
  Sales and operating revenues
  (excludes excise taxes)                 $ 2,555.3    $2,602.6    $2,575.9
Other revenues, net                            10.2         9.1        13.2

                                            2,565.5     2,611.7     2,589.1

COSTS AND EXPENSES
  Cost of products sold and
  operating expenses                        2,305.5     2,374.1     2,349.8
Depreciation                                   64.3        56.8        52.3
Selling and administrative                     60.9        59.9        57.1
Taxes other than income taxes                  36.7        36.4        34.5
Interest                                       40.6        40.5        37.7

                                            2,508.0     2,567.7     2,531.4
Income before Tax Provision and Cumulative
  Effect of Accounting Changes                 57.5        44.0        57.7
Provision for Income Taxes                     24.9        17.6        20.6
Income before Cumulative Effect of
  Accounting Changes                           32.6        26.4        37.1
Cumulative Effect of Accounting
  Changes (net of income taxes)               (14.2)      (17.7)         -
Net Income                                     18.4         8.7        37.1
Dividend Requirement on Preferred Stock         2.4          -           -
Earnings Applicable to Common Shares       $   16.0     $   8.7     $  37.1
Primary Earnings (Loss) Per Common Share
  Before Cumulative Effect of Accounting
  Changes                                  $   1.04     $   0.92    $  1.39
Cumulative Effect of Accounting Changes       (0.49)       (0.62)        -
Total                                      $   0.55     $   0.30    $  1.39

Fully Diluted Earnings (Loss) Per Common Share
  Before Cumulative Effect of
  Accounting Changes                       $   1.04     $    .92    $  1.36
Cumulative Effect of Accounting Changes       (0.49)       (0.62)        -
Total                                      $   0.55     $   0.30    $  1.36

Cash Dividends Per Share
  Common                                   $   0.52     $   0.52    $  0.52
Preferred                                  $   1.28     $    -      $    -
Weighted Average Common Shares Outstanding
  (thousands of shares)
  Primary                                    28,871       28,703     26,735
Fully Diluted                                28,968       28,703     28,476

Pro forma amounts assuming the effect of the 1993 change in accounting principle is applied retroactively:

                                               1993        1992        1991

Income before cumulative effect of
  accounting changes                        $  32.6      $  29.6    $  39.0
Cumulative effect of adopting
  FAS 106 and FAS 109                            -         (17.7)        -
Net income                                  $  32.6      $  11.9    $  39.0

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
                                                       December 31,
(dollars in millions, except per share)            1993          1992

ASSETS
Current Assets
  Cash and cash equivalents                   $    12.8      $   17.5
  Receivables, less doubtful receivables          148.8         141.6
  Inventories                                     186.0         193.2
  Prepaid expenses                                  8.6           6.2
     Total Current Assets                         356.2         358.5

Properties and Equipment, less
  accumulated depreciation                        941.1         897.6

Deferred Charges and Other Assets                  51.9          41.4
                                             $  1,349.2     $ 1,297.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Long-term debt payable within one year     $      3.5       $   3.4
  Accounts payable                                 88.5          88.3
  Accrued liabilities                             128.4         125.3
     Total Current Liabilities                    220.4         217.0
Long-term Debt                                    486.2         533.5
Deferred Income Taxes                              48.7          61.4
Other Liabilities and Deferred Credits             66.2          49.9
Stockholders' Equity
  Preferred Stock, $.01 par value
    Authorized shares - 25,000,000
    Issued and outstanding shares -
    1,725,000; 0 in 1992                            0.0            -
  Common Stock, $.01 par value
    Authorized shares - 75,000,000
    Issued shares - 28,927,217; 28,761,542 in 1992
    Outstanding shares - 28,903,468; 28,692,810
      in 1992                                       0.3           0.3
  Paid-in Capital                                 444.8         356.8
  ESOP Stock and Stock Held in Treasury           (47.9)        (52.9)
  Retained Earnings                               130.5         131.5
     Total Stockholders' Equity                   527.7         435.7
                                               $1,349.2      $1,297.5

See Note 16 - Commitments and Contingencies

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(dollars in millions)                             1993        1992      1991

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $  18.4      $  8.7    $ 37.1
  Adjustments to arrive at net cash
  provided by operating activities:
    Depreciation                                  64.3        56.8      52.3
    Deferred income taxes                         (9.9)       (4.2)      6.8
    Loss (gain) on sale of properties
      and equipment                                3.0         1.3      (6.3)
    Cumulative Effect of Accounting
      Changes                                     23.6        25.8        -
    Cash flow from futures activity               (3.0)       (7.0)     (5.6)
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable  (7.2)        5.2      37.4
      Decrease (increase) in inventories           7.2        49.6      (4.3)
      Decrease (increase) in prepaid expenses     (2.4)       (1.7)     (1.7)
      Increase (decrease) in accounts payable
        and accrued liabilities                    3.3       (28.9)    (76.5)
    Other, net                                    12.0        14.7      15.4
NET CASH PROVIDED BY OPERATING ACTIVITIES        109.3       120.3      54.6

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of futures contracts                 (133.3)     (157.2)   (150.8)
  Settlement of futures contracts                136.3       164.2     156.4
  Proceeds from sales of facilities                2.0         6.6      10.6
  Purchase of properties and equipment          (131.8)     (170.5)   (180.1)
  Expenditures for investments                    (1.3)      (22.4)     (5.2)
NET CASH USED IN INVESTING ACTIVITIES           (128.1)     (179.3)   (169.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in commercial paper   (108.5)       89.9     (48.3)
  Increases in long-term debt                    321.8       246.3     302.1
  Repayments of long-term debt                  (260.5)     (245.4)   (108.7)
  Payments of long-term liability                (11.3)      (16.1)    (26.0)
  Funds advanced to ESOP                            -           -      (5.8)
  Funds received from ESOP                         4.3         3.7       3.2
  Issuance of Common Stock                         1.7          -        0.4
  Issuance of Common Stock sold to ESOP             -           -        5.8
  Purchase of treasury stock                      (0.6)       (2.8)     (2.0)
  Issuance of Preferred Stock                     84.3          -         -
  Sale of Common Stock held in treasury            0.1         0.1        -
  Dividends paid                                 (17.2)      (14.9)    (13.8)
NET CASH PROVIDED BY FINANCING ACTIVITIES         14.1        60.8     106.9

Net increase (decrease) in cash and cash
  equivalents                                     (4.7)        1.8      (7.6)
Cash and cash equivalents at beginning of period  17.5        15.7      23.3
Cash and cash equivalents at end of period     $  12.8      $ 17.5      15.7

Excluded from the Consolidated Statement of Cash Flows was the effect of certain non-cash activities in which the Company exchanged an undivided interest in certain properties and equipment for an equity ownership interest in a limited liability company. This transaction increased investments by $19.2 million and decreased properties and equipment by $19.2 million during 1993.

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Data is as of December 31 of each year or for the year then ended unless otherwise noted, and dollar amounts in tables are in millions, except per share amounts).

Note 1   ORGANIZATION

     Diamond Shamrock, Inc. (the "Company") was organized in February 1987, as a wholly-owned subsidiary of Maxus Energy Corporation, formerly Diamond Shamrock Corporation ("Maxus"), to engage in the business of refining and marketing of petroleum products and related businesses.

     Effective April 30, 1987, the shares of the Company's common stock, $0.01 par value (the "Common Stock") were distributed to the shareholders of Maxus in a spin-off transaction (the "Spin-off") approved by the Maxus Board of Directors on February 1, 1987. As a result, the Company became an independent entity which is primarily engaged in refining, marketing, and processing petroleum products.

Note 2   SIGNIFICANT ACCOUNTING POLICIES

     The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles, the most significant of which are described below.

Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Investments in other companies which are at least 20% owned are reported on the equity method. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

     It is the Company's policy to invest cash in excess of operating requirements in highly liquid income producing investments. The Company considers such investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Inventory Valuation

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) method is used to determine cost for inventories of crude oil and refined products of the Refining and Wholesale segment, motor fuel products of the Retail segment, and propylene products in the Allied Businesses segment. Costs of all other inventories are determined on an average cost method.

Futures Contracts

     The Company uses commodity futures contracts to purchase a portion of its crude oil requirements and to minimize exposure to inventory price fluctuations. Decreases in the market value of the contracts, if any, are recognized in earnings currently.

Properties and Equipment

     Properties and equipment are carried at cost. Major additions are capitalized; expenditures for repairs and maintenance are charged against earnings. Properties and equipment are depreciated generally on the straight-line basis over their estimated useful lives.

     The Company capitalizes the interest cost associated with major property additions while in progress, such amounts being amortized over the useful lives of the related assets.

Income Taxes

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes" (see Note 3).

     Under FAS 109 deferred income taxes are provided for the differences in the financial reporting and tax bases of assets and liabilities, and for tax credits available for carryforward.

Earnings per Share

     The computation of primary earnings (loss) per share is based on the weighted average number of common shares outstanding during the year plus common stock equivalents consisting of stock options, stock awards subject to restrictions, and stock appreciation rights. In June 1993, the company issued
1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private transaction for an aggregate of $86.3 million, before discounts and transaction costs. Each share of Preferred Stock is convertible into approximately 1.8868 shares of Common Stock. Primary earnings
(loss) per common share have been adjusted for dividend requirements on Preferred Stock. The computation of fully diluted earnings (loss) per share for the year ended December 31, 1993, did not assume conversion of the Preferred Stock because the effect would have been antidilutive. The computation of fully diluted earnings (loss) per share for the year ended December 31, 1991, assumed conversion of the Company's 8% Convertible Subordinated Debentures (the "Debentures") during the time that the Debentures were outstanding.

Other Postemployment Benefits

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions" (see Note 3).

     Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43." FAS 112 addresses the accounting for compensation for future absences and postemployment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.

Note 3   CHANGES IN ACCOUNTING PRINCIPLES

     At December 31, 1989, the Company recorded a liability for payments to be made pursuant to the Distribution Agreement (the "Distribution Agreement") with Maxus, the Company's former parent, for certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the date on which the Company was spun off to Maxus shareholders. The Company's total liability under the Distribution Agreement is limited to $85.0 million. At December 31, 1989, the Company believed that it would be required to make payments under the Distribution Agreement beginning in 1991 and continuing for approximately ten or more years. The Company did, in fact, begin to make payments in 1991, and based on current levels of payments it is expected that payments will continue until 1998 or 1999.

     Inasmuch as the total amount of the liability was known ($85.0 million) and the Company believed the timing and amount of the payments could be estimated with reasonable accuracy, the liability at December 31, 1989 was recorded on a discounted basis, in accordance with the accounting rules in existence at the time. Annual additions to the liability have been recorded as interest through December 31, 1992.

     During June 1993, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") released the minutes of its May 20, 1993 meeting during which the EITF announced a consensus with regard to certain issues of "Accounting for Environmental Liabilities" (Issue 93-5). The consensus effectively changed the criteria for determining when a liability may be recorded on a discounted method. Consequently, the Company changed the accounting method for recording its liability under the Distribution Agreement to reflect the entire unpaid amount rather than the discounted amount of the liability.

     The change of method was recorded as if the change had occurred on January 1, 1993, and is reflected in the Consolidated Statement of Operations as the Cumulative Effect of Accounting Changes in the data for the twelve months ended December 31, 1993. The amount of $14.2 million represents the unrecorded liability of $23.6 million at December 31, 1992, less tax benefit of $9.4 million. The results of operations for the first and second quarters of 1993 have been restated (see the Supplementary Financial Information [Unaudited] on page 45 of this Annual Report).

     The following pro forma information is provided to reflect the earnings per share amounts which would have been reported had the undiscounted accounting method for recording the liability been adopted in the year the liability was originally recorded.

                                                  1993        1992      1991

Pro forma Primary Earnings
  (Loss) Per Share Before
  Cumulative Effect of
  Accounting Changes                         $    1.04     $  1.03    $ 1.46
Cumulative Effect of Adopting
  FAS 106 and FAS 109                              -         (0.62)      -
     Total                                   $    1.04     $  0.41    $ 1.46

Pro forma Fully Diluted
  Earnings (Loss) Per Share
  Before Cumulative Effect of
  Accounting Changes                         $    1.04     $  1.03    $ 1.42
Cumulative Effect of Adopting
  FAS 106 and FAS 109                              -         (0.62)      -
     Total                                   $    1.04     $  0.41    $ 1.42

Earnings per share as currently reported:
                                                  1993        1992      1991
Primary Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                         $    1.04     $  0.92    $ 1.39
Cumulative Effect of
  Accounting Changes                             (0.49)      (0.62)      -
     Total                                   $    0.55     $  0.30    $ 1.39

Fully Diluted Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                         $   (1.04)    $  0.92    $ 1.36
Cumulative Effect of
  Accounting Changes                             (0.49)      (0.62)      -
     Total                                   $    0.55     $  0.30    $ 1.36

     Effective January 1, 1992, the Company adopted FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This method of accounting for postretirement benefits accrues the actuarially determined costs ratably during the working lives of eligible employees rather than accounting for the costs on a "pay-as-you-go" basis. The charge to income as of January 1, 1992, was $15.5 million, or $0.54 per share, net of tax benefits of $10.3 million, or $0.36 per share.

     Effective January 1, 1992, the Company also adopted the provisions of FAS 109, "Accounting for Income Taxes." FAS 109 requires that liabilities and receivables for future taxes be calculated using a balance sheet approach rather than an income statement approach. The Company recognized the cumulative effect of adopting the pronouncement as of January 1, 1992 with a charge to earnings of $2.2 million, or $0.08 per share.

     Effective January 1993, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43." FAS 112 addresses the accounting for compensation for future absences and for postemployment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.

Note 4   BUSINESS SEGMENTS

     The Company's revenues from continuing operations are principally derived from three business segments: Refining and Wholesale, Retail, and Allied Businesses. Refining and Wholesale is engaged in crude oil refining and wholesale marketing of refined petroleum products. Retail is engaged in selling refined petroleum products and other merchandise. Allied Businesses is engaged in selling and processing natural gas; transporting, storing, and marketing natural gas liquids; upgrading refinery grade propylene and selling polymer grade propylene; selling specialized telephone services; selling environmental testing and related services; and investing in petroleum related opportunities.

     The Company's business segments operate primarily in the Southwest region of the United States with particular emphasis in Texas, Colorado, Louisiana, New Mexico, and Oklahoma.

     Business segment operating profit is sales and operating revenues less applicable segment operating expense. In determining the operating profit of the three business segments, neither interest expense nor other administrative expenses are included.

                         Refining
                           and                        Allied
                        Wholesale        Retail     Businesses       Total
1993
Sales and operating
  revenues              $1,294.8      $   958.1     $    302.4     $2,555.3
Costs and expenses       1,220.9          895.4          287.4      2,403.7
Operating profit        $   73.9      $    62.7     $     15.0        151.6
Interest expense                                                       40.6
Administrative expenses                                                53.5
Income before tax
  provision and
  cumulative effect of
  accounting change                                               $    57.5

1992
Sales and operating
  revenues              $1,290.4      $   970.7     $   341.5     $ 2,602.6
Costs and expenses       1,222.3          924.1         318.6       2,465.0
Operating profit        $   68.1     $     46.6     $    22.9         137.6
Interest expense                                                       40.5
Administrative expenses                                                53.1
Income before tax
  provision and cumulative
  effect of accounting changes                                    $    44.0

1991
Sales and operating
  revenues              $1,293.2      $   908.1     $  374.6       $2,575.9
Costs and expenses       1,206.4          882.0        342.1        2,430.5
Operating profit        $   86.8      $    26.1     $   32.5       $  145.4
Interest expense                                                       37.7
Administrative expenses                                                50.0
Income before
  tax provision                                                    $   57.7

     Intersegment sales and operating revenues are generally derived from transactions made at prevailing market rates. Sales of refined petroleum products from the Refining and Wholesale segment to the Retail segment amounted to $510.1 million in 1993, $542.7 million in 1992, and $536.2 million in 1991.
Sales of natural gas liquids from the Allied Businesses segment to the Refining and Wholesale segment amounted to $23.4 million in 1993, $31.5 million in 1992, and $37.3 million in 1991.

                                                   Identifiable Assets
                                               1993        1992       1991

Refining and Wholesale                       $  846.8   $   760.9   $  693.9
Retail                                          281.2       265.0      276.1
Allied Businesses                               142.7       194.4      199.2
Corporate                                        78.5        77.2       53.1

                                            $ 1,349.2   $ 1,297.5  $ 1,222.3

     Identifiable assets are those assets that are utilized by the respective business segment. Corporate assets are principally cash, investments, and other assets that cannot be directly associated with the operations or activities of a business segment.

Note 5   TAXES

     The Company's provision for income taxes was comprised of the following:

                                                1993       1992       1991

Current
  Federal                                    $   21.8     $  11.9    $ 12.8
  State and local                                 3.5         1.7       1.0
                                                 25.3        13.6      13.8
Deferred
  Federal                                        (0.3)        3.0       6.6
  State and local                                (0.1)        1.0       0.2
                                                 (0.4)        4.0       6.8
                                             $   24.9     $  17.6    $ 20.6

     Federal income taxes paid during 1993, 1992, and 1991 were: $21.5 million, $10.0 million, and $5.7 million, respectively.

     The principal reasons for the difference between the statutory federal income tax rate and the Company's provision for income taxes were:

                                               1993         1992       1991

Tax provision at statutory federal rate
  (35% in 1993, 34% in 1992 and 1991)       $  20.1     $  14.9     $  19.6
Effect of tax rate increase on
  deferred taxes                                1.7          -           -
State income taxes, net of federal
  tax benefit                                   2.2         1.7         0.8
Other, net                                      0.9         1.0         0.2
                                            $  24.9     $  17.6     $  20.6

     The components of the net deferred tax liability are summarized as follows:

                                                1993          1992
Deferred tax assets
  Inventory valuation reserves             $    21.7      $    9.7
  Postretirement and pension plan
    liabilities                                 13.1          12.2
  Long-term shared costs liability              10.5           6.8
  Alternative minimum tax credit                 7.1           9.3
  Allowance for doubtful receivables             2.0           1.7
  Miscellaneous other                            8.1           6.2
                                                62.5          45.9
Deferred tax liabilities
  Properties and equipment                    (111.0)       (107.3)
  Miscellaneous other                           (0.2)           -
                                              (111.2)       (107.3)
                                           $   (48.7)     $  (61.4)

     The provision for deferred income taxes (prior to the adoption of FAS 109) was comprised of the tax effects of timing differences as follows:

                                                                        1991

Accelerated depreciation                                             $   3.1
Inventory valuation reserves                                            (8.3)
Payments on long-term liability                                          6.4
Adjustment of insurance premiums                                         1.3
Use of alternative minimum  tax credit                                   4.7
Other, net                                                              (0.4)
                                                                     $   6.8

     For federal income tax purposes at December 31, 1993, the Company had $7.1 million of minimum tax credits available for carryforward with an indefinite expiration.

     Taxes other than income taxes were comprised of the following:

                                                  1993        1992       1991

Real and personal property                    $   15.8    $   15.6    $  14.1
Payroll                                           11.2        10.5       10.2
Superfund                                          7.8         8.9        8.7
Other                                              1.9         1.4        1.5
                                              $   36.7    $   36.4    $  34.5

Note 6   EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans

     The Company maintains a retirement plan known as the Career Average Retirement Income Plan (the "CARIP"). Under the CARIP, eligible employees acquire a right upon retirement to an annual amount equal to 2% of the employee's eligible earnings from February 1, 1987 to May 31, 1989, and 1% of the employee's eligible earnings from June 1, 1989 forward, plus a potential supplement under certain circumstances.

     The Company also maintains a retirement plan for its collective bargaining groups (the "Bargaining Unit Plan"). The Bargaining Unit Plan generally provides benefits that are based on the union member's monthly base pay during the five years before retirement.

     The Company also maintains a retirement plan referred to as the Retirement Income Plan (the "RIP") to cover certain employees not eligible for coverage under the CARIP or the Bargaining Unit Plan. Under the RIP, eligible employees acquire a right upon retirement to a monthly amount equal to $5 for each year of plan service from January 1, 1989 forward.

     In addition, the Company has adopted a Supplemental Retirement Plan (the "SRP"). The SRP provides additional benefits for executive officers in excess of amounts payable under the defined benefit plans of the Company or any predecessor employer.

     The Company also provides a retirement plan for its non-employee Directors (the "Directors Retirement Plan"). The Directors Retirement Plan provides an annual retirement benefit for a period of time equal to the shorter of (a) length of service as a non-employee Director, or (b) life of Director.

     Net periodic pension cost included the following components:

                                                    1993      1992      1991

Service cost-benefits earned during the period   $   2.5    $  2.3    $  2.0
Interest cost on projected benefit obligation        2.2       1.9       1.5
Actual return on assets                             (1.9)     (1.2)     (2.2)
Net amortization and deferral                        0.5      (0.1)      1.2
Net periodic pension cost                        $   3.3    $  2.9     $ 2.5

     Significant assumptions used in the actuarial calculations were:

Discount rates                                     7.25%      9.00%     9.50%
Rates of increase in compensation level            4.50%      5.50%     5.50%
Expected long-term rate of return on assets        9.00%      9.00%     9.50%


     The Company's trusteed plans are funded at amounts required by the Employee Retirement Income Security Act. Effective December 31, 1993, the Company lowered its discount rate to 7.25% and its rates of increase in compensation level to 4.50%.

     The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts recognized in the Company's Consolidated Balance Sheet:

                                           1993                 1992
                                         Plans     Plans      Plans      Plans
                                         Where     Where      Where      Where
                                        Assets   Benefits    Assets   Benefits
                                        Exceed    Exceed     Exceed     Exceed
                                      Benefits    Assets    Benefits    Assets


Actuarial present value of
  benefit obligations:
    Vested benefit obligation        $  6.9   $  16.5    $  8.0    $  6.6
    Accumulated benefit obligation      7.4      18.6       8.4       7.9
    Projected benefit obligation       11.5      21.5      12.7       9.4
Plan assets at fair market value        8.5      14.9      10.9       7.1
Projected benefit obligation
  in excess of plan assets              3.0       6.6       1.8       2.3
Unrecognized net loss                  (1.9)     (7.0)     (0.8)     (1.4)
Unrecognized net obligation            (0.1)     (0.5)     (0.4)     (0.3)
Unrecognized prior service cost        (0.2)      1.1       0.1       0.6
Adjustment to recognize
  minimum liability                     0.0       3.4       0.0       0.2
Pension liability recognized in
  the Consolidated Balance Sheet        0.8       3.6       0.7       1.4

     In 1993, the plan where assets exceeded the accumulated benefit obligation was the Bargaining Unit Plan. In 1992, the plans where assets exceeded the accumulated benefit obligation were the Bargaining Unit Plan and the SRP.

     At December 31, 1993, Plan assets were invested in bonds (53%), cash equivalents (13%), equity securities (26%), and other investments (8%). At December 31, 1992, Plan assets were invested in bonds (52%), cash equivalents (14%), equity securities (26%), and other investments (8%).

Retiree Health Care and Life Insurance Benefits

     The Company provides certain health care and life insurance benefits to eligible retirees. Employees who participate in the CARIP are eligible for retiree health care and life insurance benefits if they satisfy certain age and service requirements. The Company also shares in the cost of providing similar benefits to former Maxus employees pursuant to the Distribution Agreement (see
Note 16).

     Generally, the health care plans pay a stated percentage of most medical expenses reduced for any deductibles, payments made by government programs, and other group coverage. The cost of providing most of these benefits is shared with retirees. The plans are unfunded.

     The Company adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of January 1, 1992. This statement requires the accrual of the cost of providing for postretirement health care and life insurance benefits during the active service period of the employee. The Company elected to recognize the total accumulated liability, measured as of January 1, 1992. This resulted in a one-time charge of $15.5 million, or $0.54 per share, net of tax benefits of $10.3 million, or $0.36 per share (see Note 3).

     Prior to 1992, the Company recognized expense in the year the benefits were provided. During 1991, health care and life insurance costs were $1.5 million.

     The following table sets forth the plans' status and the amount recognized in the Company's Consolidated Balance Sheet as of December 31, 1993 and 1992.

     Accumulated postretirement benefit obligation attributable to:

                              Health             Life
                               Care            Insurance          Total
                          1993     1992       1993    1992     1993    1992

Retirees                   $ 16.6   $ 17.4   $ 3.2   $ 2.4   $ 19.8   $ 19.8
Fully Eligible Active
  Plan Participants           1.5      1.2     0.0     0.7      1.5      1.9
Other Active
  Plan Participants           3.6      2.6     2.4     1.5      6.0      4.1
Total Accumulated
  Postretirement Benefit
  Obligation               $ 21.7   $ 21.2   $ 5.6   $ 4.6   $ 27.3   $ 25.8


     Net Periodic Postretirement Benefit Cost:

                              Health            Life
                               Care           Insurance          Total
                          1993    1992      1993     1992     1993    1992

Service Cost of Benefits
  Earned                   $  0.3   $ 0.3    $ 0.1   $ 0.2    $ 0.4   $ 0.5
Interest Cost on Accumulated
  Postretirement Benefit
  Obligation                  1.5     1.6      0.4     0.4      1.9     2.0
Net Periodic Postretirement
  Benefit Cost             $  1.8   $ 1.9    $ 0.5   $ 0.6    $ 2.3   $ 2.5


     The discount rate used in the actuarial calculation was 7.25% and 8.00% in 1993 and 1992, respectively. The rate of increase in compensation level was 4.50% and 5.5% in 1993 and 1992, respectively.

     For measuring the expected postretirement benefit obligation, the health care cost trend rate ranged from 11.2% to 14.0% in 1993, grading down to an ultimate rate of 6.0% in the year 2000.

     A one percentage point increase in the assumed health care cost trend would increase the aggregate of the service and interest components of 1993 net periodic postretirement benefit cost by $0.2 million and the 1993 accumulated postretirement benefit obligation by $2.3 million.

Long-Term Incentive Plans

     In 1987 and 1990, the Company adopted Long-Term Incentive Plans which are administered by the Compensation Committee of the Board of Directors to provide officers and key employees with stock options, stock appreciation rights ("SARs"), performance units, and securities awards. A maximum of 3,500,000 shares of common stock may be issued pursuant to the exercise of options and rights granted under the plans. At December 31, 1993, 1992, and 1991, Common Stock reserved for future grants under the Long-Term Incentive Plans were 1,195,868 shares, 1,625,993 shares, and 451,107 shares, respectively.

     The grant of an option does not necessarily result in a charge against the Company's earnings. When stock options are granted along with SARs, any appreciation in the market price of the optioned stock is recorded as a charge against earnings, and any decline is recorded as income, but only to the extent of expense previously recorded. Appreciation and decline in the market price of the stock can affect earnings in future periods as long as the options with the SARs are outstanding. There was no reported charge (benefit) to earnings for SARs in 1993 and 1992. The charge (benefit) to earnings for SARs was $(0.3) million for 1991.

     Transactions in stock options are summarized as follows:

                                        1993         1992         1991

Outstanding at January 1,              746,934      581,207      482,542
  Granted                              367,461      180,373      260,456
  Exercised                           (206,957)      (5,231)     (36,792)
  Cancelled upon exercise of SARs      (84,979)      (2,460)    (123,144)
  Forfeited                            (11,872)      (6,955)      (1,855)
Outstanding at December 31,            810,587      746,934      581,207
Exercisable at December 31,            283,285      293,009      228,717
Range of exercise prices of options
  outstanding at December 31,         $  11.31     $  11.31     $  11.31
                                      to 27.38     to 25.63     to 25.63
Range of exercise prices of
  options exercised                   $  11.31     $  11.31     $  11.31
                                      to 22.57     to 19.45     to 22.57

     Grants of restricted and performance restricted stock are summarized as follows:

                                                Shares
                                Shares        Performance
    Date Granted              Restricted      Restricted

Prior to 1991                                  49,200
February 1991                  25,665             -
May 1991                       33,850          52,500
February 1992                  20,835             -
May 1992                       34,350          53,400
December 1992                  30,150             -
February 1993                  40,568          63,414
December 1993                  24,235             -

     All shares of performance restricted stock granted will become non-restricted if certain financial goals are met by December 31, two years after the date of the grant. Otherwise, 75% of the shares will become non-restricted after three years; or 50% of the shares after four years; or 100% of the shares will be forfeited after the fourth year. On December 31, 1993, the first 25% of the performance restricted stock granted in May 1991, and the second 25% of the performance restricted stock granted in April 1990, was forfeited.

     Restricted stock vests ratably over a three to four year period through 1997. Deferred compensation equivalent to market value at the date of grant is recorded to additional paid-in capital and is amortized to compensation expense over the vesting period. The amount amortized in 1993, 1992, and 1991 was $2.1 million, $2.3 million, and $1.8 million, respectively. Unvested shares are restricted as to transfer or sale.

Performance Incentive Plan

     A Performance Incentive Plan has been adopted by the Company, under which the Compensation Committee may grant cash awards to eligible employees. For Plan years 1993, 1992, and 1991, the Company paid $2.3 million, $2.1 million, and $1.8 million, respectively.

Employee Stock Ownership Plans (ESOPs)

     The Company maintains two Employee Stock Ownership Plans. ESOP I was formed in June 1987, and ESOP II was formed in April 1989 (ESOP I and ESOP II are collectively referred to as the "ESOPs"). Between 1987 and 1991, the Company loaned ESOP I $34.5 million which it used to purchase 2,052,207 shares of Common Stock.

     Between 1989 and 1991, $31.3 million was loaned by the Company to ESOP II which it used to purchase 1,466,957 shares of Common Stock.

     In 1992 and 1991, the Company contributed 37,400, and 45,000 treasury shares of Common Stock, respectively, to ESOP I as part of special award programs and a success sharing program. In 1993, in accordance with the provisions of the success sharing program, the Company accrued $1.3 million for the purchase of 31,668 shares.

     All employees of the Company who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement with the Company.

     The Company will make contributions to ESOP I and ESOP II in sufficient amounts, when combined with dividends on the Common Stock, to retire the principal and interest on the loans used to fund the ESOPs (see Note 12). Common shares will be allocated to participants as the payments of principal and interest are made on the loan. Contributions to the ESOPs charged to expense for 1993, 1992, and 1991 were $7.1 million, $7.0 million, and $6.3 million, respectively. Dividend and interest income reduced the amounts charged to expense in 1993, 1992, and 1991 by $1.8 million, $1.8 million, and $1.7 million, respectively.

     The number of allocated shares held by ESOP I and ESOP II at December 31, 1993, were 1,343,368 shares and 246,214 shares, respectively. The number of suspense shares held by ESOP I and ESOP II at December 31, 1993, were 785,166 shares and 1,199,943 shares, respectively.

Note 7   RECEIVABLES

                                                   1993         1992

Notes and accounts receivable                 $   154.3     $  145.8
Less - Allowance for doubtful receivables           5.5          4.2
                                              $   148.8     $  141.6

     The following is a summary of the changes in the allowance for doubtful receivables:

                                                 1993      1992      1991

January 1,                                    $   4.2    $  4.0    $  5.0
Additions charged against earnings                2.3       2.6       3.5
Write-offs, net of recoveries                    (1.0)     (2.4)     (4.5)
December 31,                                  $   5.5    $  4.2    $  4.0


Note 8   INVENTORIES

                                                  1993         1992

Finished products                             $   114.0     $  123.1
Raw materials                                      47.9         48.4
Supplies                                           24.1         21.7
                                              $   186.0     $  193.2

     The cost of approximately 59% and 60% of total inventories was determined under the LIFO method at December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, market was lower than LIFO cost by $59.6 million and $27.8 million, respectively.

Note 9   PROPERTIES AND EQUIPMENT

                                                  1993        1992
Properties and Equipment
  Refining and Wholesale                       $  949.1     $  838.9
  Retail                                          326.5        306.7
  Allied Businesses                               182.5        212.6
  Corporate                                        33.9         33.6
                                                1,492.0      1,391.8
Less - Accumulated depreciation                   550.9        494.2
                                              $   941.1     $  897.6

     The charge against earnings for maintenance and repairs was $29.3 million in 1993, $26.9 million in 1992, and $29.2 million in 1991. Interest capitalized was $6.1 million in 1993, $6.1 million in 1992, and $2.5 million in 1991.

                                                    Expenditures for
                                                Properties and Equipment

                                               1993      1992       1991

Refining and Wholesale                       $ 100.1    $ 143.8   $  80.1
Retail                                          26.5        4.8      65.6
Allied Businesses                                4.4       19.6      21.2
Corporate                                        0.8        2.3      13.2
                                            $  131.8    $ 170.5   $ 180.1

                                                     Depreciation
                                               1993      1992       1991

Refining and Wholesale                      $   35.1    $  29.5   $  27.4
Retail                                          14.6       13.7      12.3
Allied Businesses                               11.7       10.9      10.1
Corporate                                        2.9        2.7       2.5
                                            $   64.3    $  56.8   $  52.3

Note 10   ACCRUED LIABILITIES

                                                   1993         1992

Accrued Taxes                                 $    56.9     $   48.7
Accrued Royalties                                   7.1         10.0
Current Portion of Long-term
  Shared Costs Liability (see Note 16)              8.0          8.0
Other Liabilities                                  56.4         58.6
                                              $   128.4     $  125.3


Note 11   OTHER LIABILITIES AND DEFERRED CREDITS

                                                   1993         1992

Post Retirement Benefit Obligation            $    27.3     $   26.5
Long-term Shared Costs
  Liability (see Note 16)                          23.6         11.3
Deferred Credits                                    5.1          4.3
Other Liability                                    10.2          7.8
                                              $    66.2     $   49.9

Note 12   LONG-TERM DEBT

                                                   1993         1992

Commercial Paper                              $     0.0     $  108.5
10.75% Senior Notes*                              150.0        150.0
9% Senior Notes                                    11.3         14.0
8.77% Senior Notes                                 30.0         30.0
8.35% Senior Notes                                  2.5          3.1
Medium Term Notes                                 145.0         99.0
Term Loan Agreement                                35.0         65.0
Pollution Control Financings                       10.9         10.9
8% Debentures                                     100.0          0.0
Bank Money Market Facilities                        5.0         56.2
Other Notes                                         0.0          0.2
                                                  489.7        536.9
Less - Due within one year                          3.5          3.4
                                              $   486.2     $  533.5

* Prior to 7/14/89 - 11% Subordinated Notes.

     The aggregate maturities of the long-term debt obligations at December 31, 1993, for the next five years will be as follows, assuming no prepayments: 1994- $3.5 million; 1995-$33.9 million; 1996-$34.2 million; 1997-$67.9 million; 1998-
$31.6 million; and all future periods-$318.6 million.

     During February 1993, the Company issued $46.0 million in medium-term notes with an average rate of 7.44% and average maturities of 12 years. In February 1993, the Company filed a post-effective amendment to its existing shelf registration, registering an additional $75.0 million in medium-term notes. On April 1, 1993, the Company issued $100.0 million of 8% Debentures due April 1, 2023 under its shelf registration.

     The Company has filed a post-effective amendment to its existing shelf registration and shelf registered additional debt securities in the amount of $95.0 million. The combination of this amendment and existing shelf registration enables the Company to issue up to $100.0 million of debt securities with terms of up to 30 years.

     The Revolving Credit Loan agreement (the "Revolving Credit Loan")was amended on April 15, 1993. In this amendment, the original agreement was split into two separate agreements ("Agreement I" and "Agreement II") and increased from $250.0 million to $300.0 million. Agreement I has a face value of $100.0 million with a maturity date of April 14, 1994. Agreement II matures on September 30, 1996, and has a value of $200.0 million. Interest under Agreement I and Agreement II varies depending on specified lending options available to the Company. Generally, the variable conditions relate to the prime rate, certificates of deposit, and LIBO rates, as adjusted upward by specified percentages. As of December 31, 1993, the Company had no borrowings outstanding under the Agreement I or Agreement II.

     The maximum amount outstanding under the commercial paper program (the "Commercial Paper") during 1993 was $109.2 million. The average amount of Commercial Paper outstanding during 1993 was $10.5 million at an average interest rate of 4.1%. Borrowings of Commercial Paper are reflected as long-term debt because the Company has the intent and ability either to roll over the debt as it becomes due or to convert such borrowings into long-term debt through revolving credit borrowings. The Company's Commercial Paper program was increased in 1993 to $300.0 million from $250.0 million. Proceeds from this program are used for general corporate purposes.

    At December 31, 1993, the Company had outstanding $5.0 million of borrowings under bank money market facilities provided by major money center banks at a rate of 3.46%.

     The Company amended its $65.0 million Term Loan Agreement (the "Term Loan") as of July 31, 1993. The agreement provides for funds to be drawn as needed, with interest based on variable LIBO rates. The average interest rate for 1993 was 4.05%. As of December 31, 1993, $30.0 million had been prepaid, leaving $35.0 million outstanding.

     The Revolving Credit Loan and Term Loan agreements are unsecured. Certain subsidiaries of the Company have unconditionally guaranteed the repayment of all indebtedness and the performance of all obligations incurred by the Company under the Revolving Credit Loan and Term Loan Agreement.

     In December 1991, the Company issued $24.0 million in various notes with an average rate of 8.45% and maturities of 12 years.

     On February 27, 1991, the Company issued $75.0 million of 9-3/8% Notes due March 1, 2001 (the "Notes") under its medium-term note program. The aggregate net proceeds were approximately $74.4 million.

     In connection with the Spin-off, the Company sold $150.0 million of 11% Subordinated Notes due April 30, 1999, (the "11% Subordinated Notes") to institutional investors. On July 14, 1989, the original 11% Subordinated Notes became 10.75% Senior Notes (the "10.75% Senior Notes") after certain contractual conditions were met. Beginning April 30, 1995, the 10.75% Senior Notes are to be repaid by five equal annual payments of $30.0 million.

     Subsequent to the Spin-off, the Company placed $25.0 million of 9% Senior Notes due 1987-1997 (the "9% Senior Notes") and $5.0 million of 8.35% Senior Notes due 1989-1997 (the "8.35% Senior Notes") with an institutional investor and loaned the proceeds to the ESOP I (see Note 6). In 1989, the Company placed $30.0 million of 8.77% Senior Notes due 1997-2009 (the "8.77% Senior Notes") with the same institutional investor and loaned the proceeds to the ESOP II (see
Note 6).

     The Revolving Credit Loan, Term Loan, and Senior Notes all contain various restrictive covenants relating to the Company and its financial condition, operations, and properties. Under these covenants, the Company is required to maintain a minimum working capital ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1993, under the most restrictive of these covenants, $242.7 million was available for the payment of dividends.

     Cash payments of interest for 1993, 1992, and 1991 were $41.3 million, $44.1 million, and $36.9 million, respectively.

     Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt is estimated to be $541.0 million at December 31, 1993, including amounts payable within one year.

Note 13   PREFERRED STOCK

     In June 1993, the Company issued 1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private placement for an aggregate of $86.3 million, before discounts and transaction costs. The issue was priced at $50 per share with a dividend rate of 5 percent. The stock became convertible into the Company's Common Stock on September 8, 1993, at an initial conversion price of $26.50 per share. After June 15, 1996, the stock is redeemable at the Company's option, subject to certain conditions, for Common Stock, and after June 15, 2000, it is redeemable at par for cash, at the Company's option.

     In June 1988, the Company issued 3.0 million shares of $2.00 Convertible Exchangeable Preferred Stock ("The $2.00 Preferred Stock"). During 1990, the Company exercised its right to exchange The $2.00 Preferred Stock for debentures, issuing $71.2 million of debentures for the 2.8 million shares of The $2.00 Preferred Stock which were outstanding at the time. In 1991, the Company called for redemption of the debentures. After the call for redemption, the Company issued 3.9 million shares of Common Stock through conversions of the debentures, and redeemed a total of $14,000 in principal amount of the debentures.

Note 14   STOCKHOLDERS' EQUITY

                          Common     Paid-In    Retained    ESOP    Treasury
                           Stock     Capital    Earnings    Stock      Stock

January 1, 1991            $  0.3    $ 295.0    $ 116.9     $ (52.7)   $(21.7)
  Net income                                       37.1
  Cash dividends:
  Common ($0.52 per share)                        (13.8)
  Issuance of Key Employees'
    and Directors' stock      0.0        3.0
  Payment on ESOP note                                          3.2
  Purchase of treasury stock                                             (2.0)
  Conversion of Convertible
    Debt to Common            0.0       50.1       (3.3)                 24.0
  Sale of stock to ESOP                  5.8                   (5.8)      0.9
  Tax benefit of ESOP dividends                     0.5
  Tax benefit of stock options           0.1
  Options exercised           0.0        2.3                             (2.3)


December 31, 1991             0.3      356.3      137.4       (55.3)   $ (1.1)
  Net income                                        8.7
  Cash dividends:
  Common ($0.52 per share)                        (14.9)
  Issuance of Key Employees'
    and Directors' stock      0.0        0.5                              1.8
  Payment on ESOP note                                         3.7
  Purchase of treasury stock                                             (2.8)
  Sale of stock to ESOP                                                   0.7
  Tax benefit of ESOP dividends                     0.4
  Options exercised           0.0                  (0.1)                  0.1


December 31, 1992             0.3      356.8      131.5       (51.6)     (1.3)
  Net income                                       18.4
  Cash dividends:
  Common ($0.52 per share)                        (15.0)
  Convertible Preferred
    ($1.28 per share) See Note 13                  (2.2)
  Issuance of Key Employees'
    and Directors' stock      0.0        1.4                              0.9
  Payment on ESOP note                                          4.3
  Purchase of treasury stock                                             (0.6)
  Issuance of Convertible
    Preferred stock*                    84.3
  Adjustment of minimum
    liabilities for pensions                       (1.8)
  Tax benefit of ESOP dividends                     0.4
  Tax benefit of stock options           0.4
  Options exercised           0.0        1.9       (0.8)                  0.4

December 31, 1993          $  0.3     $444.8     $130.5     $ (47.3)   $ (0.6)

At December 31, 1993 and 1992, the Company held 23,749 shares and 68,732 shares, respectively, as treasury stock.

* The Preferred Stock that was issued in 1993 has a par value of $17,250 which is not disclosed above since it does not round to the nearest $100,000.

Note 15   LEASE COMMITMENTS

     The Company leases certain machinery and equipment, transportation and marketing facilities, and office space under cancelable and non-cancelable leases, most of which expire within 20 years unless renewed.

     Minimum annual rentals under leases existing at December 31, 1993 were as follows:

                                                              Operating
                                                               Leases

1994                                                           $   23.8
1995                                                               22.1
1996                                                               17.4
1997                                                                8.4
1998                                                                5.2
1999 and thereafter                                                13.9
                                                               $   90.8

     Rental expense for operating leases was as follows:

                                                 1993         1992       1991

Total rentals                                 $  21.1      $  23.4    $  23.9
Less-Sublease rental income                       0.7          0.5        0.4
Rental expense                                $  20.4      $  22.9    $  23.5

     In April 1992, the Company replaced $45.0 million of its existing lease agreement with a new long-term lease arrangement (the "Brazos Lease") to accommodate its continued retail outlet construction program. In November 1992, the Company replaced the remaining portion of the lease agreement with a new $95.0 million expansion to the Brazos Lease. In April 1993, the Company expanded the Brazos Lease with an additional $25.0 million in commitments. The Brazos Lease provides the Company with more favorable terms and has an initial lease term which expires in April 1997. After the initial non-cancelable lease term, the Brazos Lease may be extended by agreement of the parties, or the Company may arrange for the sale of the retail outlets, or purchase the properties.

     Rent payable under the lease is based upon the amounts spent to acquire or construct the outlets and the lessor's cost of funds from time to time. At December 31, 1993, approximately $142.9 million of the $165.0 million commitment was utilized under the Brazos Lease to construct and/or acquire retail outlets.

Note 16   COMMITMENTS AND CONTINGENCIES

     In connection with the Spin-off, the Company and Maxus entered into a Distribution Agreement which, among other things, provides for the sharing by the Company and Maxus of certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the Spin-off date. The Company's total liability for such shared costs is limited to $85.0 million. Payments with respect to the shared costs are made by Maxus and the Company is obligated to reimburse Maxus for the Company's share promptly after receipt of Maxus' invoice accompanied by appropriate supporting data. Inasmuch as the Company has already reimbursed Maxus for more than $37.5 million, the Company's share of remaining shared costs is one-third of the amounts paid by Maxus. Although some expenditures are still subject to audit, the Company has reimbursed Maxus for a total of $53.4 million as of December 31, 1993, including $11.3 million paid during 1993. See Note 3 for a change in the method of accounting for the liability.

     Pursuant to the Distribution Agreement, the Company will also reimburse Maxus for one-third of all payments for the cost of certain medical and life insurance benefits for eligible retired employees made by Maxus after the Spin-off date with respect to persons who retired on or before the Spin-off date (see
Note 6). The actuarial cost of these expected payments under the Distribution Agreement is included in the Accumulated Postretirement Benefit Obligation (see
Note 3).

     The Company's commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in a loss. The Company anticipates that it will sustain no losses in fulfillment of existing sales contracts.

     The Company is a party to a number of lawsuits, the outcomes of which are not expected to have a material effect on the Company's financial position or results of operations.


Supplementary Financial Information (Unaudited)
QUARTERLY FINANCIAL DATA

(dollars in millions, except per share)
              1993 Quarter Ended   March 31(1)  June 30(1)   Sept. 30    Dec. 31
Net sales                            $  620.8    $  656.9    $  650.5   $  627.1
Gross profit (2)                         39.1        60.2        50.9       35.3
Income before cumulative effect
  of accounting changes                   5.0        16.5         9.3        1.8
Cumulative effect of accounting
  changes                               (14.2)         -           -          -
Net income (loss)                        (9.2)       16.5         9.3        1.8
Primary earnings (loss) per common share
  Before accounting changes               0.17        0.56        0.28      0.02
Cumulative effect of accounting
  changes                                (0.49)        -           -          -

    Total                            $   (0.32)  $    0.56   $    0.28  $   0.02

Fully diluted earnings (loss) per common share
  Before accounting changes               0.17        0.56        0.28      0.02
Cumulative effect of accounting
  changes                                (0.49)                    -          -

    Total                            $   (0.32)  $    0.56   $    0.28  $   0.02

Cash dividends per share
  Common                             $    0.13   $    0.13   $    0.13  $  0.13
  Preferred                                 -           -         0.655    0.625
Market price per common share
  High                                  21 7/8      22 1/8      26 1/8    27 3/8
  Low                                   17          19 1/4      18 7/8    23 3/4

               1992 Quarter Ended     March 31     June 30    Sept. 30   Dec. 31

Net sales                           $   585.5    $   648.1     $ 702.4   $ 666.6
Gross profit (2)                         14.6         70.5        60.2      26.4
Income (loss) before cumulative
  effect of accounting changes          (10.8)        23.5        17.6     (3.9)
Cumulative effect of accounting
  changes                               (17.7)          -           -        -
Net income (loss)                       (28.5)        23.5        17.6     (3.9)
Primary earnings (loss) per common share
  Before accounting changes             (0.37)        0.82        0.61    (0.14)
Cumulative effect of accounting
  changes                               (0.62)          -           -        -

    Total                           $   (0.99)   $    0.82     $  0.61  $ (0.14)

Fully diluted earnings (loss) per common share
  Before accounting changes             (0.37)        0.82        0.61    (0.14)
Cumulative effect of accounting
  changes                               (0.62)          -          -         -

    Total                           $   (0.99)   $    0.82     $  0.61  $ (0.14)

Cash dividends per common share $ 0.13 $ 0.13 $ 0.13 $ 0.13 Market price per common share
  High                                 23 5/8       20 3/8      19 1/8   19 3/4
  Low                                  20 3/8       17 1/8      15 5/8   17 3/4

(1) Net income has been restated by $14.2 million, or $0.49 per share to reflect the cumulative effect of a change in accounting method for recording the Company's liability under the Distribution Agreement (see Note 3 of the Notes To Consolidated Financial Statements). In addition, net income has been restated in the first and second quarters of 1993 to reflect the retroactive reversal of $0.7 million in each of the quarters previously recorded as interest expense associated with the liability under the Distribution Agreement.

(2) Gross profit is sales and operating revenues less cost of products sold and operating expenses and depreciation.


SELECTED HISTORICAL FINANCIAL INFORMATION
(dollars in millions, except per share)

                                 1993      1992       1991     1990      1989
OPERATIONS
Sales and operating revenues:
  Refining and Wholesale      $1,294.8  $1,290.4   $1,293.2  $1,457.3  $1,191.5
  Retail                         958.1     970.7      908.1     856.6     690.1
  Allied Businesses              302.4     341.5      374.6     394.0     209.3
     Total                    $2,555.3  $2,602.6   $2,575.9  $2,707.9  $2,090.9

Operating profit:
  Refining and Wholesale      $   73.9  $   68.1   $   86.8  $  152.8  $  130.7
  Retail                          62.7      46.6       26.1      17.8      14.1
  Allied Businesses               15.0      22.9       32.5      29.0      13.3
     Total                    $  151.6  $  137.6   $  145.4  $  199.6  $  158.1
  Income from continuing
    operations*               $   32.6  $   26.4   $   37.1  $   77.5  $   28.1
Net income                    $   18.4  $    8.7   $   37.1  $   77.5  $   28.1

FINANCIAL POSITION
Current assets                $  356.2  $  358.5   $  409.8  $  448.8  $  374.8
Current liabilities              220.4     217.0      252.9     328.8     223.8
Properties and equipment, less
 accumulated depreciation        941.1     897.6      791.2     668.9     639.3
Total assets                  $1,349.2  $1,297.5   $1,222.3  $1,133.9  $1,026.7

CAPITAL STRUCTURE

Long-term debt including portion
  due within one year         $  489.7  $  536.9   $  446.1  $  372.2   $ 351.4
Deferred income taxes             48.7      61.4       65.6      53.9      50.3
Redeemable Preferred Stock          -         -          -         -       75.0
Stockholders' equity             527.7     435.7      437.6     337.8     270.6
    Total                     $1,066.1  $1,034.0   $  949.3  $  763.9   $ 747.3

OTHER DATA
Capital expenditures          $  131.8  $  170.5   $  180.1  $    86.4  $ 128.8
Depreciation                      64.3      56.8       52.3       47.2     41.8
Book value per share**           16.40     16.50      16.76      15.45     12.56

PER COMMON SHARE
Primary earnings:
  Continuing operations*       $  1.04   $  0.92   $  1.39    $   3.04  $  0.90
  Net income                      0.55      0.30      1.39        3.04     0.90
Fully diluted earnings:
  Continuing operations*       $  1.04   $  0.92   $  1.36    $   2.78  $  0.90
  Net income*                     0.55      0.30      1.36        2.78     0.90

CASH DIVIDENDS PER SHARE
  Common Stock                 $  0.52   $   0.52   $ 0.52    $   0.48  $  0.44
  Preferred Stock                 1.28                            1.00     2.00

FINANCIAL RATIOS
Current ratio                      1.6       1.7      1.6          1.4      1.7

Total debt as a percent of
    total capital                 45.9%      51.9%   47.0%        48.7%    47.0%

* 1989 has been restated to reflect an extraordinary item as an operating expense.

**  Calculated excluding 1,985,109; 2,286,705; 2,573,904; 2,552,736; and
2,795,088 unallocated ESOP shares at December 31 of the respective years.

Five Year Operating Information

                                 1993      1992       1991      1990      1989
OPERATIONS

Crude Oil Refining Capacity (barrels per day at year-end)

     McKee                    125,000    120,000    110,000   110,000   110,000
     Three Rivers              70,000     55,000     55,000    55,000    50,000
     Total                    195,000    175,000    165,000   165,000   160,000


Crude Oil Refined (barrels per day)

     McKee                    118,949    112,909    111,765   112,910   109,153
     Three Rivers              61,280     51,775     48,238    48,620    49,383
     Total                    180,229    164,684    160,003   161,530   158,536

Capacity Utilization           92.4%      94.1%       97.0%     97.9%     99.1%

Total Inputs
  (barrels per day)
  Domestic Crude Oil          137,672    145,687    140,244   144,765   129,990
  Foreign Crude Oil            42,557     18,997     19,759    16,765    28,546
  Other Feedstocks             16,528     16,034     19,003    18,583    18,250
     Total                    196,757    180,718    179,006   180,113   176,786

Crude Oil Purchase Cost
  (dollars per barrel)          18.57      20.64      21.83     24.54     20.07
Inventory (thousands of
  barrels at year-end)
  Crude Oil                     2,499      1,796      3,085     2,545     1,919
  Petroleum Products            3,736      2,845      3,509     3,420     3,191

REFINED PRODUCT SPREAD
  (dollars per barrel)
Product Sales Prices            22.39      24.04      25.55     28.52     23.25
Raw Material Costs              18.63      20.83      21.76     24.30     19.87
  Refined Product Spread         3.76       3.21       3.79      4.22      3.38

PRODUCTS MANUFACTURED
  (barrels per day)
Gasoline                      112,974    104,220    103,271   104,596   100,432
Diesel Fuel                    39,952     31,462     34,478    35,350    34,829
Aviation Fuel                  17,602     18,900     16,382    16,210    16,493
Other                          26,014     24,965     24,900    25,263    24,692
     Total                    196,542    179,547    179,031   181,419   176,446

WHOLESALE REFINED PRODUCT SALES
  (barrels per day)
Gasoline                      134,954    128,507    122,831   116,335   113,702
Diesel Fuel                    43,774     36,487     37,686    39,731    38,860
Aviation Fuel                  20,437     21,043     15,944    16,028    15,927
Other                          12,872     13,156     12,148    12,463    11,172
     Total                    212,037    199,193    188,609   184,557   179,661

WHOLESALE REFINED PRODUCT SALES
  (dollars per barrel)
Gasoline                        24.15     26.54       28.09     31.41     25.52
Diesel Fuel                     22.99     24.49       25.39     28.87     23.00
Aviation Fuel                   23.78     25.07       26.95     31.75     24.68
Other                           14.43     13.45       14.24     14.99     14.48

Five Year Operating Information (continued)

                                        1993     1992     1991     1990     1989
RETAIL
Number of Retail Outlets
  (at year-end) Company Operated        776      761      763      677      647
  Company Owned                         504      518      529      482      490
  Company Leased                        272      243      234      195      157

Retail Sales
  Gasoline (barrels per day)          55,473   53,931   50,876   47,101   44,364
  Diesel (barrels per day)             1,606    1,455    1,164      914      867
  Merchandise ($000/day)               820.7    792.6    710.5    566.8   511.6

OTHER DATA
Number of Jobber Outlets
  (at year-end)                       1,194     1,163    1,155    1,237    1,300
Miles of Products Pipelines
  (at year-end)                       2,291     2,290    2,275    2,172    2,131
Miles of Crude Oil Pipelines
  (at year-end)                       2,110     2,110    1,839    1,839    1,790
Natural Gas Processed (million
  cubic feet per day)*                   75       172       176     171      186
Natural Gas Liquids Recovered
  (barrels per day)*                  4,241    16,113    16,649  15,925   17,896

* Natural Gas Plant shut down first quarter 1993.