Form 10-K, Exhibit 13
period 1993-12-31
DIAMOND SHAMROCK INC
filed 1994-03-28
CIK 810316

Exhibit 13.3

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Diamond Shamrock, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Diamond Shamrock, Inc. and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for its long-term shared cost liability in 1993 and its methods of accounting for postretirement benefits other than pensions and for income taxes in 1992.


PRICE WATERHOUSE

/s/ Price Waterhouse

San Antonio, Texas
February 25, 1994