Form 10-K, Exhibit 13
period 1994-12-31
DIAMOND SHAMROCK INC
filed 1995-03-28
CIK 810316

Exhibit 13.1

Management's Discussion  and Analysis of Financial  Condition and
Results of Operations

Results of Operations

Consolidated Results 1994 vs 1993

Sales and operating revenues for 1994 were $2,606.3 million compared to $2,555.3 million in 1993. Sales and operating revenues increased primarily due to a 6.4% increase in refined product sales volumes, a 6.4% increase in retail merchandise sales and an improvement in revenues in the Allied Businesses segment.

During 1994, the Company had net income of $75.8 million compared with income before cumulative effect of accounting changes of $32.6 million and net income of $18.4 million in 1993. The Company's integrated business approach contributed significantly to the Company's profitability during 1994. The Refining and Wholesale segment was supported by strong refining margins in the first half of 1994. Then, as refining margins narrowed, the Company had excellent results from the Retail segment, reflecting improved retail margins in the second half of 1994. The Allied Businesses segment provided significant operating profit improvements throughout 1994, reflecting a general improvement in the petrochemical business and strong demand for anhydrous ammonia fertilizer.

A major portion of the Company's inventory is valued at the lower of last-in, first-out (LIFO) cost or market. At December 31, 1994, inventories of crude oil and refined products of the Refining and Wholesale segment and propylene products in the Allied Businesses segment were valued at market (lower than LIFO cost). Motor fuel products of the Retail segment were recorded at their LIFO costs. Estimating the financial impact of changes in the valuation of refinery inventories due to such inventories being valued at market is difficult because of the number of variables that must be considered. For operating purposes, management attempts to estimate the impact of changes in valuation of refinery inventories on net income. The estimated after tax change in inventory values was a positive $7.3 million and a negative $16.5 million, in 1994 and 1993, respectively.

Consolidated Results 1993 vs 1992

Sales and operating revenues for 1993 were $2,555.3 million compared to $2,602.6 million in 1992. Sales and operating revenues decreased primarily due to a decrease in natural gas liquids sales volumes, attributable to the cancellation of a contract to process natural gas during the second quarter of 1993, and a decrease in Retail segment sales, primarily due to a 3.9% decrease in retail gasoline sales prices.

During 1993, the Company had income before cumulative effect of accounting changes of $32.6 million and net income of $18.4 million compared with income before cumulative effect of accounting changes of $26.4 million and net income of $8.7 million in 1992.

The Company's 1993 results were positively affected by strong refining margins, as motor fuel demand increased and pipeline and refinery expansion projects were completed. High retail gasoline ad merchandise sales volumes, and strong margins, primarily in the third and fourth quarters of 1993, contributed to record earnings in the Retail segment.

Falling crude oil and refined product prices resulted in inventory devaluation that negatively affected net income by approximately $16.5 million during 1993. The Company's 1993 results were also affected by two noncash charges totaling $15.9 million after tax. The first noncash charge arose because the Company changed the accounting method for recording the liability under an agreement with Maxus Energy Corporation (see Note 3 of the Notes to the Consolidated Financial Statements on page 35 of this Annual Report). The second arose because the Company took a charge of $1.7 million to restate deferred taxes as a result of increased corporate income tax rates.

Segment Results 1994 vs 1993

Sales and operating revenues from the Refining and Wholesale segment increased $26.0 million from $1,294.8 million in 1993 to $1,320.8 million in 1994, primarily due to a 6.4% increase in refined product sales volumes as the Company's expansion of its Three Rivers Refinery came on-line. This increase was partially offset by a 5.1% decrease in refined product sales prices. Refining and Wholesale operating profit increased by 98.6% to $146.8 million compared to $73.9 million in 1993. This increase in operating profit was primarily due to a 17.0% increase in refinery margins compared to 1993. The 1994 operating profit was positively impacted by an increase in the value of crude oil and refined product inventories. The Company also benefited from a full year of the projects brought on in 1993, namely the Three Rivers expansion and the diesel desulfurizer at McKee.

Sales and operating revenues in the Retail segment increased 1.7% in 1994, primarily due to a 6.4% increase in retail merchandise sales, a 2.0% increase in gasoline fuel sales volumes, and a 6.4% increase in lottery sales, partially offset by a 2.9% decrease in retail gasoline sales prices. Per-store merchandise sales increased by 5.1%. Retail operating profit decreased by 6.1% to $58.9 million in 1994 from $62.7 million in 1993, primarily due to increased operating costs, reflecting the costs associated with the installation of the Company's computerized retail information inventory management and customer service system ("IRIS"). IRIS has the capability of tracking merchandise sales by item and interfaces with computerized controls for underground storage tank monitoring that allows the Company increased environmental protection. Also contributing to the decrease in operating profit was a 0.6% decrease in retail merchandise margins. Gross profit from lottery sales in 1994 was $8.2 million compared to $7.3 million in 1993.

Allied Businesses sales and operating revenues increased 2.9% to $311.2 million in 1994, primarily due to an increase in revenues from the Company's Nitromite fertilizer and propane/propylene businesses. The propane/propylene increases reflected a general improvement in the petrochemical business and strong demand for polymer grade propylene during the last half of the year. The Nitromite fertilizer business benefited from strong demand for anhydrous ammonia and depressed natural gas prices. These revenue increases were partially offset by a 9.1% decrease in natural gas liquids sales volumes and a 6.9% decrease in natural gas liquids sales prices. Allied Businesses operating profits increased by 73.3% in 1994 to $26.0 million, primarily due to an $8.2 million and $6.7 million increase in operating profits from the Company's propane/propylene and Nitromite fertilizer businesses, respectively. Also contributing to the increase in operating profits was a $3.0 million improvement from Trans Texas Pipeline, reflecting a full year of higher operating rates and tariffs. Partially offsetting the increase in operating profits was a $5.7 million increase in operating expense from international operations, and a $2.9 million decrease in natural gas processing operating profit, reflecting the cancellation during the second quarter of 1993 of the Company's contract to process natural gas.

Segment Results 1993 vs 1992

Sales and operating revenues from the Refining and Wholesale segment were $1,294.8 million in 1993, compared with $1,290.4 million for 1992. Refined product sales volumes increased by 6.5%, primarily due to increased product demand and completed pipeline and refinery expansion projects. This increase was partially offset by an 8.0% decrease in refined product sales prices. Refining and Wholesale operating profit increased by 8.5% to $73.9 million compared to $68.1 million in 1992. This increase in operating profit was primarily due to a 17.1% increase in refinery margins. Refinery margins were positively impacted by projects brought on in late 1992 and during 1993, namely the crude oil pipeline from Wichita Falls, Texas to the McKee refinery, the Three Rivers expansion, and the diesel desulfurizer at McKee. The 1993 operating profit was negatively impacted due to a fall in the value of crude oil and refined product inventories.

The Retail segment showed a $12.6 million decrease in sales and operating revenues in 1993 from $970.7 million in 1992, primarily due to a 3.9% decrease in retail gasoline sales prices, partially offset by a 1.6% increase in retail merchandise sales and a 1.1% increase in retail gasoline sales volumes. Per-store gasoline sales volumes and merchandise sales increased by 1.7% and 2.1%, respectively. Retail operating profit increased by 34.5% to $62.7 million in 1993, due to a 13.0% increase in retail gasoline margins and a 4.2% increase in merchandise margins. Gross profit from lottery sales in 1993 was $7.3 million compared to $3.9 million in 1992. Increased customer traffic from lottery sales, improved product mix, and the closing of unproductive units contributed to the increase in operating profit in 1993.

Sales and operating revenues from the Allied Businesses segment decreased 11.4% to $302.4 million in 1993, due primarily to an 18.5% decrease in natural gas liquids sales volumes, reflecting the cancellation of the Company's
contract to process natural gas during the second quarter.   Also contributing
to the decrease in sales and operating revenues was the full year effect of the sale in the first quarter of 1992 of Industrial Lubricants Company, a wholesaler of automotive aftermarket products. Allied Businesses operating profits decreased by 34.3% in 1993 to $15.0 million, primarily due to a $6.3 million and $5.8 million decrease in operating profits from the propane/propylene and natural gas liquids marketing businesses, respectively. Lower operating profit from the propane/propylene business was caused by lower margins as a weak economy, particularly outside the U.S., kept petrochemical feedstocks plentiful. This decrease was partially offset by a $3.0 million improvement in 1993 in operating profit from the Company's telephone service business.

Outlook

Approximately 800,000 barrels per day of U.S. crude distillation capacity has been shut down since 1989. While an estimated 300,000 barrels per day of U.S. crude distillation capacity is said to be vulnerable to closure or for sale, it remains to be seen what portion of this capacity will be bought, shut down, or operated as some other refinery-related facility. The reduction in crude capacity since 1989 has been partially offset by increased gasoline capacity brought on by "capacity creep," which includes investments to increase conversion capability, handle heavier crude oils, improve product slates, and perform routine refinery debottlenecking projects.

The strong economy in 1994 resulted in gasoline demand growth of 2.3% over 1993, and demand in 1995 is expected to grow another 1.0% to 1.5%. However, high capacity utilization rates throughout 1994, high product inventories in Europe, and the uncertainty surrounding reformulated gasoline supplies, combined with the announcement that certain areas were "opting out" of the reformulated gasoline program, worked to depress industry refining margins beginning in the second half of 1994. The weakness in refining margins was partially offset by the strength in retail marketing margins.

The outlook for the refining and marketing industry in 1995 is positive. Based on the expectations of continued strong demand for gasoline, spurred by a growing economy and industry-wide low gasoline inventory levels, refining margins are expected to improve as the summer driving season approaches. Additionally, the Company's recently completed Corpus Christi crude oil terminal and related pipeline to Three Rivers, as well as product pipelines and refinery projects planned for completion in 1995, should continue to improve the Company's refining margins relative to the industry.

Liquidity and Capital Resources

Cash Flow and Working Capital

For the year ended December 31, 1994, cash provided by operations was $176.2 million, compared with $109.3 million provided in 1993. The increase in cash provided by operations during 1994 was primarily due to a $57.4 million increase in net income and a $31.9 million increase in deferred taxes. Deferred taxes increased primarily because of the difference between book and tax inventory valuation at the Company's two refineries and because of the increase in the difference between the book and tax basis for properties and equipment, offset in part by an increase in the alternative minimum tax credit carryforward. The Company was in an alternative minimum tax position for the 1994 taxable year. Increased working capital negatively impacted cash provided by operations during 1994. Working capital at December 31, 1994 consisted of current assets of $540.4 million and current liabilities of $374.1 million, or a current ratio of 1.4. At December 31, 1993, the current ratio was 1.6, with current as sets of $356.2 million and current liabilities of $220.4 million.
The increase in working capital in 1994 was primarily due to a 56.5% increase in inventories, attributable to high crude oil inventory at year end. The increase in current liabilities was primarily due to a 125.2% increase in accounts payable. The increase in inventories and accounts payable was affected by the Company's decision to purchase additional crude oil in December 1994 in order to overcome potential supply disruptions caused by the implementation of Oil Pollution Act 1990 ("OPA 90"). Under OPA 90, all vessels trading in U.S. waters must have had a Certificate of Financial Responsibility, approved by the Coast Guard, in place by December 28, 1994. Vessel owners were slow to comply, setting the stage for a possible shortage of foreign shipments to the U.S.

Cash provided by operations for the year ended December 31, 1993 was positively impacted by decreased working capital, primarily due to a 16.8% increase in accrued taxes, attributable to the increase in operating income. The decrease in current assets was primarily due to a 3.7% decrease in inventories, attributable to a 23.0% decrease in inventory prices, partially offset by a 20.4% increase in inventory volumes during the period. This decrease in inventories was partially offset by a 5.1% increase in receivables during the period.

The Company acquires a major portion of its crude oil requirements through the purchase of futures contracts on the New York Mercantile Exchange. The Company also uses the futures market to manage the price risk inherent in purchasing the crude oil in advance of the delivery date, and in maintaining the inventories contained within its refinery and pipeline systems. The Company defers the impact of changes in the market value of these contracts until such time as the hedged transaction is completed.

The Company has not entered into any form of interest rate caps or on any of its fixed or variable rate debt in recent periods.

Capital Expenditures

In recent years capital expenditures have represented a variety of projects designed to expand and maintain up-to-date refinery facilities, improve terminal and distribution systems, modernize and expand retail outlets, comply with environmental regulatory requirements, and pursue new ventures in related businesses. The Company's capital expenditures during 1994 were $162.1 million compared with $131.8 million in 1993, and $170.5 million in 1992.

Included in 1994 capital expenditures were the acquisition of 26 retail outlets in Texas and Colorado, the 32,000 barrels per day refined products pipeline from the McKee refinery to Colorado Springs, and the Colorado Springs products terminal. The crude oil storage terminal at Corpus Christi and the related pipeline to Three Rivers were completed by the end of January 1995.

The Company's capital expenditures budget for 1995 is approximately $225.0 million, including approximately $110.9 million to complete various pipeline projects. Also included in the 1995 capital expenditures budget are various refinery projects and approximately 38.0 million associated with the Company's decision to own outright rather than lease more of the retail outlets to be built or acquired in 1995.

On February 13, 1995, the Company, anticipating that its capital expenditures for debt service, lease obligations, working capital, and dividend requirements would exceed cash generated by operations, issued $75.0 million in non-callable 8.75% debentures due June 15, 2015. To the extent required to meet its cash needs, the Company also has access to commercial paper and bank money market facilities and may consider other financing alternatives depending upon various factors, including changes in its capital requirements, results of operations, and developments in the capital markets.

The Company continued to increase its retail marketing business in 1994 with the acquisition of eight outlets in El Paso, Texas in September and 18 outlets in Colorado in November. In addition, the Company opened 17 outlets and closed 10 marginal outlets in 1994. The Company opened nine and 12 new outlets, in 1993 and 1992, respectively. The newly opened outlets are leased by the Company under a pre-existing long-term lease arrangement (the "Brazos Lease"). The Brazos Lease had an initial lease term which expired in April 1997. After the initial non-cancelable lease term, the Brazos Lease may be extended by agreement of the parties, or the Company may purchase or arrange for the sale of the retail outlets. In April 1994, the Company expanded the capacity of the lease by $25.0 million and extended the primary term applicable to the properties under the lease by two years, to April, 1999. Rent payable under the Brazos Lease is based on the amounts spent to acquire or construct the outlets and the lessor's cost of funds from time to time. At December 31, 1994, approximately $161.7 million of the $190.0 million commitment had been utilized to construct and/or acquire retail outlets.

Environmental Matters

Environmental laws and regulations affect the Company in many areas. Starting on January 1, 1995, reformulated gasoline was mandated by the 1990 Clean Air Act amendments for the nine worst ozone polluting cities in the United States. Houston, which is in the Company's market area, is included among these nine cities. Other cities, including Dallas, which is also in the Company's market area, have chosen to "opt in" to the program. The Company currently supplies its Houston market through third party purchases and exchange agreements and anticipates it will continue such supply arrangements for its reformulated gasoline requirements in Houston. The Company currently makes reformulated gasoline for its Dallas market, which historically has absorbed approximately 25 percent of the McKee refinery's total gasoline pool.

The 1990 Clean Air Act amendments also affect the Company by requiring more stringent refinery and petrochemical permitting requirements and Stage II vapor recovery nozzles on gas pumps in ozone nonattainment areas, including Beaumont, Dallas, El Paso, Fort Worth, and Houston, which are located within the Company's market area.

Most of the capital spent by the Company for environmental compliance is integrally related to projects that increase refinery capacity or improve product mix, and the Company does not specifically identify capital expenditures related to such economic projects as being environmental.
However, with respect to capital expenditures budgeted primarily to produce federally-mandated fuels to comply with regulations related to air and water toxic emission levels, for remediation and compliance costs related to underground storage tanks, and to meet Stage II Vapor Recovery requirements, it is estimated that approximately $11.6 million was spent in 1994, $21.4 million was spent in 1993, and $9.6 million was spent in 1992. For 1995, the Company has budgeted approximately $7.7 million in environmental capital expenditures, primarily for the Retail segment and the Refining and Wholesale segment.

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

Capital Structure

Financing Activities During 1995

On February 13, 1995, the Company issued $75.0 million in non-callable 8.75% debentures due June 15, 2015. The proceeds from the issuance of the debentures will be used for general corporate purposes, including payment of a scheduled $30.0 million principal installment on the 10.75% Senior Notes (as defined below), and to fund anticipated capital expenditures in 1995.

Financing Activities During 1994

On January 6, 1994, the Company prepaid the $35.0 million balance on its $65.0 million Term Loan Agreement.

At December 31, 1994, the Company had outstanding $66.9 million of borrowings under bank money market facilities provided by major money center banks at a rate of 6.50%.

The Revolving Credit Loan Agreement (the Revolving Credit Agreement) consists of two separate agreements, (Agreement I and Agreement II) under which the total amount available is $300.0 million. Agreement I has face value of $200.0 million with a maturity date of September 30, 1996. Agreement II matures on April 13, 1995, and it has a value of $100.0 million. Interest under Agreement I and Agreement II varies depending on specified lending options available to the Company. Generally, the variable conditions relate to the prime rate, certificate of deposit rates, and London Interbank Offered ("LIBO") rates, all as adjusted upward by specified percentages. On December 31, 1994, the Company had no borrowings outstanding under Agreement I or Agreement II.

The Revolving Credit Agreement is unsecured. Certain subsidiaries of the Company have unconditionally guaranteed the repayment of all indebtedness and the performance of all obligations incurred by the Company under the Revolving Credit Agreement.

The Revolving Credit Agreement and Senior Notes all contain various restrictive covenants relating to the Company and its financial condition, operations, and properties. Under these covenants, the Company is required to maintain a minimum current ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1994, under the most restrictive of these covenants, $250.3 million was available for the payment of dividends.

Financing Activities During 1993

During February 1993, the Company issued $46.0 million in medium-term notes with an average rate of 7.44% and average maturities of 12 years.

On April 1, 1993, the Company issued $100.0 million of 8% debentures due April 1, 2023.

In June 1993, the Company issued 1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private placement. On September 8, 1993, the Preferred Stock became convertible into the Company's Common Stock at an initial conversion price of $26.50 per share. After June 15, 1996, the Preferred Stock is redeemable at the Company's option, subject to certain conditions, for Common Stock, and, after June 15, 2000, it is redeemable at the Company's option at par for cash.

Financing Activities Prior to 1993

At December 31, 1994, the Company's long-term debt included the following amounts incurred prior to 1993:

$150.0 million of 10.75% Senior Notes payable in equal annual installments of $30.0 million beginning April 30, 1995.

$8.4 million of 9% Senior Notes payable in semi-annual installments ending May 15, 1997.

$30.0 million of 8.77% Senior Notes payable in quarterly installments including interest only until the May, 1997 payment and then both interest and principal for the remaining 48 quarterly payments.

$1.9 million of 8.35% Senior Notes payable in semi-annual installments ending May 15, 1997.

$75.0 million of medium-term notes with an interest rate of 9-3/8% due March 1, 2001.

$24.0 million of medium-term notes with an average interest rate of 8.45% maturing in the year 2003.

Accounting Matters

Effective January 1, 1993, the Company changed the accounting method for recording the liability under an agreement with Maxus (see Note 3 of the Notes to the Consolidated Financial Statements on page 35 of this Annual Report).

Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43" (see Note 3 of the Notes to the Consolidated Financial Statements on page 35 of this Annual Report).

Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes," (see Note 3 of the Notes to the Consolidated Financial Statements on page 35 of this Annual Report).