Form 10-K, Exhibit 13
period 1994-12-31
DIAMOND SHAMROCK INC
filed 1995-03-28
CIK 810316

EXHIBIT 13.2

Consolidated Statement of Operations
(dollars in millions, except per share)            1994      1993      1992

REVENUES
  Sales and operating revenues
    (excludes excise taxes)                    $2,606.3  $2,555.3  $ 2,602.6
  Other revenues, net                              14.8      10.2        9.1
                                                2,621.1   2,565.5    2,611.7
COSTS AND EXPENSES
   Cost of products sold and
     operating expenses                         2,269.5   2,305.5    2,374.1
   Depreciation                                    70.9      64.3       56.8
   Selling and administrative                      71.7      60.9       59.9
   Taxes other than income taxes                   39.9      36.7       36.4
   Interest                                        43.3      40.6       40.5
                                                2,495.3   2,508.0    2,567.7
Income before Tax Provision and
  Cumulative Effect
  of Accounting Changes                           125.8      57.5       44.0
Provision for Income Taxes                         50.0      24.9       17.6

Income before Cumulative Effect of
  Accounting Changes                               75.8      32.6       26.4
Cumulative Effect of Accounting Changes
  (net of income taxes)                              -      (14.2)     (17.7)

Net Income                                         75.8      18.4        8.7
Dividend Requirement on Preferred Stock             4.3       2.4         -
Earnings Applicable to Common Shares             $ 71.5    $ 16.0     $  8.7

Primary Earnings (Loss) Per Common Share
  Before Cumulative Effect of Accounting Changes $ 2.45    $ 1.04     $ 0.92
  Cumulative Effect of Accounting Changes           -       (0.49)     (0.62)
       Total                                     $ 2.45    $ 0.55     $ 0.30

Fully Diluted Earnings (Loss) Per Common Share
  Before Cumulative Effect of Accounting Changes $ 2.34    $ 1.04     $ 0.92
  Cumulative Effect of Accounting Changes           -       (0.49)     (0.62)
      Total                                      $ 2.34    $ 0.55     $ 0.30
Cash Dividends Per Share
   Common                                        $ 0.53    $ 0.52     $ 0.52
   Preferred                                     $ 2.50    $ 1.28     $  -
Weighted Average Common Shares Outstanding
   (thousands of shares)
   Primary                                       29,128    28,871     28,703
   Fully Diluted                                 32,383    28,968     28,703

Pro forma amounts assuming the effect of the 1993
  change in accounting principle is applied retroactively:
                                                        1994     1993   1992

Income before cumulative effect of accounting changes $  75.8 $  32.6 $ 29.6
Cumulative effect of adopting FAS 106 and FAS 109          -       -   (17.7)
Net income                                            $  75.8 $  32.6 $ 11.9

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

Consolidated Balance Sheet
                                                         December 31,
(dollars in millions, except per share)                 1994     1993

ASSETS
Current Assets
   Cash and cash equivalents                         $   27.4  $   12.8
   Receivables, less doubtful receivables               211.6     148.8
   Inventories                                          291.0     186.0
   Prepaid expenses                                      10.4       8.6
   Total Current Assets                                 540.4     356.2

Properties and Equipment, less accumulated
  depreciation                                        1,026.1     941.1
Deferred Charges and Other Assets                        54.3      51.9
                                                     $1,620.8  $1,349.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Long-term debt payable within one year            $    3.9  $    3.5
   Accounts payable                                     199.3      88.5
   Accrued liabilities                                  170.9     128.4
   Total Current Liabilities                            374.1     220.4

Long-term Debt                                          509.2     486.2
Deferred Income Taxes                                    81.5      48.7
Other Liabilities and Deferred Credits                   67.0      66.2
Stockholders' Equity
   Preferred Stock, $.01 par value
       Authorized shares - 25,000,000
       Issued and outstanding shares -
            1,725,000; 1,725,000 in 1993                  0.0       0.0
   Common Stock, $.01 par value
       Authorized shares - 75,000,000
       Issued shares - 29,014,711;
            28,927,217 in 1993
       Outstanding shares - 28,896,917;
            28,903,468 in 1993                            0.3       0.3
   Paid-in Capital                                      447.3     444.8
   ESOP Stock and Stock Held in Treasury                (45.4)    (47.9)
   Retained Earnings                                    186.8     130.5
       Total Stockholders' Equity                       589.0     527.7
                                                     $1,620.8  $1,349.2

See Note 16 - Commitments and Contingencies

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)                                  1994     1993   1992

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                       $  75.8    $ 18.4  $  8.7
Adjustments to arrive at net cash provided
     by operating activities:
   Depreciation                                        70.9      64.3    56.8
   Deferred income taxes                               31.9      (9.9)   (4.2)
   Loss on sale of properties and equipment             0.9       3.0     1.3

   Cumulative Effect of Accounting Changes               -       23.6    25.8
   Cash flow from futures activity                       -       (3.0)   (7.0)
   Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable     (62.8)     (7.2)    5.2
       Decrease (increase) in inventories            (105.0)      7.2    49.6
       Decrease (increase) in prepaid expenses         (1.8)     (2.4)   (1.7)
       Increase (decrease) in accounts payable
         and accrued liabilities                       153.3       3.3   (28.9)
       Other, net                                       13.0      12.0    14.7

NET CASH PROVIDED BY OPERATING ACTIVITIES              176.2     109.3   120.3

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of futures contracts                          -    (133.3)  (157.2)
   Settlement of futures contracts                        -     136.3    164.2
   Proceeds from sales of facilities                     7.1      2.0      6.6
   Purchase of properties and equipment               (162.1)  (131.8)  (170.5)
   Expenditures for investments                         (3.2)     (1.3)  (22.4)

NET CASH USED IN INVESTING ACTIVITIES                 (158.2)   (128.1)  (179.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper               -     (108.5)   89.9
Increases in long-term debt                            214.2     321.8   246.3
Repayments of long-term debt                          (190.8)   (260.5) (245.4)
Payments of long-term liability                        (10.2)   (11.3)   (16.1)
Funds received from ESOP                                 5.1      4.3      3.7
Issuance of Common Stock                                 0.9      1.7      -
Purchase of Treasury Stock                              (3.4)    (0.6)    (2.8)
Issuance of Preferred Stock                               -      84.3      -
Sale of Common Stock held in treasury                    0.5      0.1      0.1
Dividends paid                                         (19.7)   (17.2)   (14.9)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES     (3.4)    14.1     60.8
Net increase (decrease) in cash and cash equivalents    14.6     (4.7)     1.8
Cash and cash equivalents at beginning of period        12.8     17.5     15.7
Cash and cash equivalents at end of period          $   27.4   $ 12.8  $  17.5

Excluded from the Consolidated Statement of Cash Flows for the year ended December 31, 1993, was the effect of certain non-cash activities in which the Company exchanged an undivided interest in certain properties and equipment for an equity ownership interest in a limited liability company. This transaction increased investments by $19.2 million and decreased properties and equipment by $19.2 million.

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1 - ORGANIZATION

     Diamond Shamrock, Inc. (the "Company") was organized in February 1987, as a wholly-owned subsidiary of Maxus Energy Corporation, formerly Diamond Shamrock Corporation ("Maxus"), to engage in the business of refining and marketing of petroleum products and related businesses.

     Effective April 30, 1987, the shares of the Company's common stock, $0.01 par value (the "Common Stock") were distributed to the shareholders of Maxus in a spin-off transaction (the "Spin-off") approved by the Maxus Board of Directors on February 1, 1987. As a result, the Company became an independent entity which is primarily engaged in the refining and marketing of petroleum products.

Note 2 - SIGNIFICANT ACCOUNTING POLICIES

     The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles, the most significant of which are described below.

Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Investments in other companies which are at least 20% owned are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

     It is the Company's policy to invest cash in excess of operating requirements in highly liquid income producing investments. The Company considers such investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Inventories

     Inventories are valued at the lower of cost or market. The last-in, first-out (LIFO) method is used to determine cost for inventories of crude oil and refined products of the Refining and Wholesale segment, motor fuel products of the Retail segment, and propylene products in the Allied Businesses segment. Costs of all other inventories are determined on an average cost method.

     The Company includes purchased items in inventory when the product has been delivered and/or when title has passed to the Company. Imbalances in product exchanges are also reflected in the inventory account balance. Products owed to the Company are included in inventory and products owed to exchange partners are excluded from inventory.

Financial Instruments

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

     The Company has not entered into any form of interest rate caps or swaps on any of its fixed or variable rate debt in recent years.

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

Income Taxes

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes" (see Note 3).

     Under FAS 109 deferred income taxes are provided for the differences in the financial reporting and tax bases of assets and liabilities, and for tax credits available for carry forward.

Earnings per Share

     The computation of primary earnings (loss) per share is based on the weighted average number of common shares outstanding during the year plus common stock equivalents consisting of stock options, stock awards subject to restrictions, and stock appreciation rights. In June 1993, the Company issued
1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private transaction for an aggregate of $86.3 million, before discounts and transaction costs. Each share of Preferred Stock is convertible into approximately 1.8868 shares of Common Stock. Primary earnings
(loss) per common share have been adjusted for dividend requirements on Preferred Stock. The computation of fully diluted earnings (loss) per share, in addition to the adjustments for primary earnings (loss) per share for the year ended December 31, 1994, assumes conversion of the Preferred Stock during the time that the shares are outstanding. The computation of fully diluted earnings
(loss) per share for the year ended December 31, 1993, did not assume conversion of the Preferred Stock because the effect would have been antidilutive.

Other Postemployment Benefits

     Effective January 1, 1992, the Company adopted Financial Accounting Standard No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions" (see Note 3).

     Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No.5 and 43." FAS 112 addresses the accounting for compensation for future absences and postemployment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.

Note 3 - CHANGES IN ACCOUNTING PRINCIPLES

     At December 31, 1989, the Company recorded a liability for payments to be made pursuant to the Distribution Agreement (the "Distribution Agreement") with Maxus, the Company's former parent, for certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the date on which the Company was spun off to Maxus shareholders. The Company's total liability under the Distribution Agreement is limited to $85.0 million. At December 31, 1989, the Company believed that it would be required to make payments under the Distribution Agreement beginning in 1991 and continuing for approximately ten or more years. The Company did, in fact, begin to make payments in 1991, and based on current levels of payments it is expected that payments will continue until 1997.

     Inasmuch as the total amount of the liability was known ($85.0 million) and the Company believed the timing and amount of the payments could be estimated with reasonable accuracy, the liability at December 31, 1989 was recorded on a discounted basis, in accordance with the accounting rules in existence at the time. Annual additions to the liability had been recorded as interest through December 31, 1992.

     During June 1993, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") released the minutes of its May 20, 1993 meeting during which the EITF announced a consensus with regard to certain issues of "Accounting for Environmental Liabilities" (Issue 93-5). The consensus effectively changed the criteria for determining when a liability may be recorded on a discounted method. Consequently, in 1993, the Company changed the accounting method for recording its liability under the Distribution Agreement to reflect the entire unpaid amount rather than the discounted amount of the liability.

     The change of method was recorded as if the change had occurred on January 1, 1993 and is reflected in the Consolidated Statement of Operations as the Cumulative Effect of Accounting Changes for the twelve months ended December 31, 1993. The amount of $14.2 million represented the unrecorded liability of $23.6 million at December 31, 1992, less related tax benefit of $9.4 million.

     The following pro forma information is provided to reflect the earnings per share amounts which would have been reported had the undiscounted accounting method for recording the liability been adopted in the year the liability was originally recorded.

                                          1994       1993        1992
Pro forma Primary Earnings
  (Loss) Per Share Before
  Cumulative Effect of
  Accounting Changes                    $ 2.45    $  1.04    $   1.03
Cumulative Effect of Adopting
  FAS 106 and FAS 109                       -          -        (0.62)

     Total                              $ 2.45    $  1.04    $   0.41

Pro forma Fully Diluted Earnings
  (Loss) Per Share Before
  Cumulative Effect of
  Accounting Changes                    $ 2.34    $  1.04    $   1.03
Cumulative Effect of Adopting
  FAS 106 and FAS 109                      -          -         (0.62)

     Total                              $ 2.34    $  1.04    $   0.41

Earnings per share as currently reported:

                                          1994       1993        1992
Primary Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                    $ 2.45    $  1.04    $   0.92
Cumulative Effect of
  Accounting changes                       -        (0.49)      (0.62)

     Total                              $ 2.45    $  0.55    $   0.30

Fully Diluted Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                    $ 2.34    $  1.04    $   0.92
Cumulative Effect of
  Accounting changes                       -        (0.49)      (0.62)

     Total                              $ 2.34    $  0.55    $   0.30

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

     Effective January 1, 1992, the Company adopted the provisions of FAS 109, "Accounting for Income Taxes." FAS 109 requires that liabilities and receivables for future taxes be calculated using a balance sheet approach rather than an income statement approach. The Company recognized the cumulative effect of adopting the pronouncement as of January 1, 1992, with a charge to earnings of $2.2 million, or $0.08 per share.

     Effective January 1, 1993, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43." FAS 112 addresses the accounting for compensation for future absences and for postemployment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.

Note 4 - BUSINESS SEGMENTS

     The Company's revenues from continuing operations are principally derived from three business segments: Refining and Wholesale, Retail, and Allied Businesses. Refining and Wholesale is engaged in crude oil refining and wholesale marketing of refined petroleum products. Retail is engaged in selling refined petroleum products and other merchandise. Allied Businesses is engaged in transporting, storing and marketing natural gas liquids; upgrading refinery grade propylene and selling polymer grade propylene; selling anhydrous ammonia fertilizer; selling specialized telephone services; selling environmental testing and related services; and investing in petroleum related opportunities.

     The Company's business segments operate primarily in the Southwest region of the United States with particular emphasis in Texas, Colorado, Louisiana, New Mexico, and Oklahoma.

                                  Refining
                                   and                   Allied
                                 Wholesale    Retail    Businesses     Total
1994
Sales and operating
  revenues                       $ 1,320.8   $ 974.3    $  311.2    $2,606.3
Costs and expenses                 1,174.0     915.4       285.2     2,374.6

Operating profit                 $   146.8   $  58.9    $   26.0    $  231.7

Interest expense                                                        43.3
Administrative expense                                                  62.6

Income before
  tax provision                                                     $  125.8


1993
Sales and operating
  revenues                       $ 1,294.8   $ 958.1    $  302.4    $2,555.3
Costs and expenses                 1,220.9     895.4       287.4     2,403.7

Operating profit                 $    73.9   $  62.7    $   15.0    $  151.6

Interest expense                                                        40.6
Administrative expense                                                  53.5

Income before tax
  provision and
  cumulative effect of
  accounting changes                                                $   57.5

1992
Sales and operating
  revenues                      $ 1,290.4   $ 970.7    $  341.5     $2,602.6
Costs and expenses                1,222.3     924.1       318.6      2,465.0

Operating profit                $    68.1   $  46.6    $   22.9     $  137.6

Interest expense                                                        40.5
Administrative expense                                                  53.1

Income before tax
  provision and
  cumulative effect of
  accounting changes                                                $   44.0

     Intersegment sales and operating revenues are generally derived from transactions made at prevailing market rates. Sales of refined petroleum products from the Refining and Wholesale segment to the Retail segment amounted to $502.7 million in 1994, $510.1 million in 1993, and $542.7 million in 1992.
Sales of natural gas liquids from the Allied Businesses segment to the Refining and Wholesale segment amounted to $15.8 million in 1994, $23.4 million in 1993, and $31.5 million in 1992.
                                                    Identifiable Assets

                                                    1994      1993       1992
Refining and Wholesale                          $1,048.2   $  846.8   $  760.9
Retail                                             333.0      281.2      265.0
Allied Businesses                                  159.0      142.7      194.4
Corporate                                           80.6       78.5       77.2

                                                $1,620.8   $1,349.2   $1,297.5

     Identifiable assets are those assets that are utilized by the respective business segment. Corporate assets are principally cash, investments, and other assets that cannot be directly associated with the operations or activities of a business segment.

Note 5 - TAXES

     The Company's provision for income taxes was comprised of the following:

                                                        1994      1993    1992
Current
  Federal                                           $  16.4   $ 21.8   $ 11.9
  State and local                                       1.7      3.5      1.7
                                                       18.1     25.3     13.6
Deferred
  Federal                                              29.1     (0.3)     3.0
  State and local                                       2.8     (0.1)     1.0
                                                       31.9     (0.4)     4.0
                                                    $  50.0   $ 24.9   $ 17.6

     Federal income taxes paid (net of refunds) during 1994, 1993 and 1992 were:
$11.0 million, $21.5 million, and $10.0 million, respectively.

     The principal reasons for the difference between the statutory federal income tax rate and the Company's provision for income taxes were:

                                                       1994     1993      1992
Tax provision at
  statutory federal rate
  (35% in 1994 and 1993,
  34% in 1992)                                      $  45.6    $ 20.1    $ 14.9
Effect of tax rate increase on
  deferred taxes                                       -        1.7         -
State income taxes, net of
  federal tax benefit                                 3.3       2.2        1.7
Other, net                                            1.1       0.9        1.0
                                                   $  50.0    $ 24.9     $ 17.6

The components of the net deferred tax liability are summarized as follows:

                                                     1994      1993       1992
Deferred tax assets
  Inventory valuation reserves                    $  10.5    $ 21.7     $  9.7
Postretirement and
    pension plan liabilities                         13.0      13.1       12.2
Long-term shared costs
    liability                                         7.1      10.5        6.8
Alternative minimum
    tax credit                                       16.0       7.1        9.3
Allowance for doubtful
    receivables                                       1.9       2.0        1.7
Miscellaneous other                                  13.1       8.1        6.2

                                                     61.6      62.5       45.9
Deferred tax liabilities
  Properties and equipment                         (119.4)   (111.0)    (107.3)

Inventory valuation reserves                        (21.3)       -         -
Miscellaneous other                                  (2.4)     (0.2)       -
                                                   (143.1)   (111.2)    (107.3)

                                                 $ (81.5)   $(48.7)    $(61.4)

     For federal income tax purposes at December 31, 1994, the Company had $0.9 million of unused general business tax credits which expire in 2009 and $16.0 million of minimum tax credit available for carry forward with an indefinite expiration.

     Taxes other than income taxes were comprised of the following:

                                                  1994      1993       1992

Real and personal property                      $  18.1   $ 15.8     $ 15.6
Payroll                                            11.6     11.2       10.5
Superfund                                           8.6      7.8        8.9
Other                                               1.6      1.9        1.4
                                                $  39.9   $ 36.7     $ 36.4

Note 6 - EMPLOYEE BENEFIT PLANS
Defined Benefit Pension Plans

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

     The Company also maintains a retirement plan referred to as the Excess Benefits Plan (the "Excess Benefits Plan"), which provides benefits in place of reductions of qualified benefits resulting from various statutory limitations imposed by the Internal Revenue Code and the deferral of compensation through the Deferred Compensation Plan.

     In addition, the Company has adopted a Supplemental Retirement Plan (the "SRP"). The SRP provides additional benefits for executive officers in excess of amounts payable under the defined benefit plans of the Company or any predecessor employer.

     The Company also provides a retirement plan for its non-employee Directors (the "Directors Retirement Plan"). The Directors Retirement Plan provides an annual retirement benefit for a period of time equal to the shorter of (a) length of service as a non-employee Director or (b) life of Director.

     Net periodic pension cost included the following components:

                                                1994     1993      1992
Service cost-benefits earned
  during the period                          $   3.4   $  2.5     $ 2.3
Interest cost on projected
  benefit obligation                             2.8      2.2       1.9
Actual return on assets                          0.2     (1.9)     (1.2)
Net amortization and deferral                   (2.0)     0.5      (0.1)

Net periodic pension cost                    $   4.4   $  3.3     $ 2.9


Significant assumptions used in the actuarial calculations were:

                                                1994     1993      1992
Discount rates                                  8.50%    7.25%    9.00%
Rates of increase in
  compensation level                            5.00%    4.50%    5.50%
Expected long-term rate of return
  on assets                                     9.00%    9.00%    9.00%

The Company's trusteed plans are funded at amounts required by the Employee Retirement Income Security Act. Effective December 31, 1994, the Company raised its discount rate to 8.50% and its rates of increase in compensation level to 5.00%.

     The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts recognized in the Company's Consolidated Balance Sheet:

                                               1994                1993

                                       Plans    Plans     Plan      Plans
                                      Where     Where     Where     Where
                                      Assets    Benefits  Assets   Benefits
                                      Exceed    Exceed    Exceed    Exceed
                                     Benefits  Assets     Benefits   Assets
Actuarial present value of
  benefit obligations:
  Vested benefit obligation           $  12.3   $ 14.6   $  6.9    $ 16.5
  Accumulated benefit
    obligation                           12.3     15.6      7.4      18.6
  Projected benefit
    obligation                           17.2     18.2     11.5      21.5
  Plan assets at fair
    market value                         13.9     12.3      8.5      14.9
Projected benefit obligation
  in excess of plan assets                3.3      6.2      3.0       6.6
Unrecognized net loss                    (2.6)    (5.3)    (1.9)     (7.0)
Unrecognized net obligation              (0.3)    (0.2)    (0.1)     (0.5)
Unrecognized prior
  service cost                            0.1      0.8     (0.2)      1.1
Adjustment to recognize
  minimum liability                       0.0      2.1      0.0       3.4
Pension liability recognized
  in the Consolidated
  Balance Sheet                           0.4      3.5      0.8       3.6

     In 1994, the plans where assets exceeded the accumulated benefit obligation were the Bargaining Unit Plan and the SRP. In 1993, the plan where assets exceeded the accumulated benefit obligation was the Bargaining Unit Plan.

     At December 31, 1994, plan assets were invested in bonds (58%), equity securities (33%), and other investments (9%). At December 31, 1993, plan assets were invested in bonds (53%), cash equivalents (13%), equity securities (26%), and other investments (8%).

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

     The Company adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of January 1, 1992. This statement requires the accrual of the cost of providing for postretirement health care and life insurance benefits during the active service period of the employee. The Company elected to recognize the total accumulated liability, measured as of January 1, 1992. This resulted in a one-time charge of $15.5 million, or $0.54 per share, net of tax benefit of $10.3 million, or $0.36 per share (see Note 3).

     Prior to 1992, the Company recognized expense in the year the benefits were provided.

     The following table sets forth the plans' status and the amount recognized in the Company's Consolidated Balance Sheet as of December 31, 1994 and 1993:

     Accumulated postretirement benefit obligation attributable to:

                                     Health         Life
                                      Care       Insurance          Total

                                  1994   1993    1994   1993    1994   1993
Retirees                        $ 19.0  $ 16.6  $ 2.8  $ 3.2  $ 21.8 $ 19.8
Fully Eligible Active
  Plan Participants                1.6     1.5    0.1    0.0     1.7    1.5
Other Active
  Plan Participants                3.3     3.6    3.2    2.4     6.5    6.0
Unrecognized net loss             (1.3)    0.0   (0.4)   0.0    (1.7)   0.0

Total Accumulated
  Postretirement Benefit
  Obligation                    $ 22.6  $ 21.7  $ 5.7  $ 5.6  $ 28.3 $ 27.3

     Net Periodic Postretirement Benefit Cost:

                                          Health       Life
                                           Care      Insurance       Total

                                        1994  1993   1994  1993   1994   1993
Service Cost of
  Benefits Earned                      $  0.3 $ 0.3  $0.2  $ 0.1  $ 0.5  $ 0.4
Interest Cost on
  Accumulated
  Postretirement Benefit
  Obligation                              1.4   1.5   0.4    0.4    1.8    1.9
Net Periodic
  Postretirement
  Benefit Cost                         $  1.7 $ 1.8  $0.6  $ 0.5  $ 2.3  $ 2.3

     The discount rate used in the actuarial calculation was 8.50% and 7.25% in 1994 and 1993, respectively. The rate of increase in compensation level was 5.00% and 4.50% in 1994 and 1993, respectively.

     For measuring the expected postretirement benefit obligation, the health care cost trend rate ranged from 10.2% to 13.0% in 1994, grading down to an ultimate rate of 6.0% in the year 2000.

     A one percentage point increase in the assumed health care cost trend would increase the aggregate of the service and interest components of 1994 net periodic postretirement benefit cost by $0.2 million and the 1994 accumulated postretirement benefit obligation by $1.4 million.

Long-Term Incentive Plans

     In 1987 and 1990, the Company adopted Long-Term Incentive Plans which are administered by the Compensation Committee of the Board of Directors to provide officers and key employees with stock options, stock appreciation rights ("SARs"), performance units, and securities awards. A maximum of 3,500,000 shares of common stock may be issued pursuant to the exercise of options and rights granted under the plans. At December 31, 1994, 1993, and 1992, Common Stock reserved for future grants under the Long-Term Incentive Plans were 966,213 shares, 1,195,868 shares, and 1,625,993 shares, respectively. In 1994, all SARs were exercised and the Company discontinued any additional grants of SARs.

     Transactions in stock options are summarized as follows:

                                               1994      1993      1992
Outstanding at January 1,                    810,587   746,934   581,207
  Granted                                    248,447   367,461   180,373
  Exercised                                 (172,533) (206,957)   (5,231)
Cancelled upon exercise
  of SARs                                     (6,042)  (84,979)   (2,460)
  Forfeited                                   (2,040)  (11,872)   (6,955)

Outstanding at December 31,                  878,419   810,587   746,934

Exercisable at December 31,                  293,737   283,285   293,009

Range of exercise prices of
  options outstanding
  at December 31,                          $  11.31  $  11.31  $   11.31
                                           to 29.75  to 27.38   to 25.63

Range of exercise prices
  of options exercised                     $  11.31  $  11.31  $   11.31
                                           to 25.63  to 22.57   to 19.45

Grants of restricted and performance restricted stock for 1994, 1993, and 1992 are summarized as follows:

                             Date            Shares         Performance
                            Granted        Restricted       Restricted
                            February 1992   20,835              -
                            May 1992        34,350           53,400
                            December 1992   30,150              -
                            February 1993   40,568           63,414
                            December 1993   24,235              -
                            February 1994   16,450              -

     All shares of performance restricted stock granted will become non-restricted if certain financial goals are met by December 31, two years after the date of the grant. Otherwise, 75% of the shares will become non-restricted after three years; or 50% of the shares after four years; or 100% of the shares will be forfeited after five years. On December 31, 1994, the first 25% of the performance restricted stock granted in May 1992, and the second 25% of the performance restricted stock granted in May 1991, was forfeited.

     Restricted stock vests ratably over a three to four year period through 1997. Deferred compensation equivalent to market value at the date of grant is recorded to additional paid-in capital and is amortized to compensation expense over the vesting period. The amount amortized in 1994, 1993, and 1992 was $2.1 million, $2.1 million and $2.3 million, respectively. Unvested shares are restricted as to transfer or sale.

     In February 1994, the Company granted 1,629,000 Performance Units to key employees instead of granting additional performance restricted stock. Each unit has a target value of $1.00, but based on the Company's performance, each unit may have an actual value ranging from $0.00 to $2.00 at the end of the three year performance cycle. The performance period began on January 1, 1994 and will end on December 31, 1996. Any distributions will occur during the first quarter of 1997, and will be paid two thirds in the form of cash and one third in the form of non-restricted stock. The amount accrued in 1994 was $0.5 million.

Performance Incentive Plan

     A Performance Incentive Plan has been adopted by the Company, under which the Compensation Committee may grant cash awards to eligible employees. For Plan years 1994, 1993, and 1992, the Company paid $2.7 million, $2.3 million, and $2.1 million, respectively.

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

     In 1992 and 1991, the Company contributed 37,400, and 45,000 treasury shares of Common Stock, respectively, to ESOP I as part of special award programs and a success sharing program. In accordance with the success sharing program, the Company accrued $2.8 million and $1.3 million for the purchase of 107,681 shares and 31,668 shares in 1994 and 1993, respectively.

     All employees of the Company who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement with the Company.

     The Company will make contributions to ESOP I and ESOP II in sufficient amounts, when combined with dividends on the Common Stock, to retire the principal and interest on the loans used to fund the ESOPs (see Note 12). Common shares will be allocated to participants as the payments of principal and interest are made on the loan. Contributions to the ESOPs charged to expense for 1994, 1993, and 1992 were $7.4 million, $7.1 million, and $7.0 million, respectively. Dividend and interest income reduced the amounts charged to expense in 1994, 1993, and 1992 by $1.8 million, $1.8 million, and $1.8 million, respectively.

     The number of allocated shares held by ESOP I and ESOP II at December 31, 1994, were 1,534,965 shares and 304,268 shares, respectively. The number of suspense shares held by ESOP I and ESOP II at December 31, 1994, were 539,400 shares and 1,129,869 shares, respectively.

Note 7 - RECEIVABLES
                                                1994            1993
Notes and accounts receivable                $  217.4        $  154.3
Less-Allowance for
  doubtful receivables                            5.8             5.5
                                             $  211.6        $  148.8

The following is a summary of the changes in the allowance for doubtful receivables :

                                               1994     1993      1992
January 1,                                   $  5.5    $ 4.2     $ 4.0

Additions charged against
  earnings                                      3.2      2.3       2.6
Write-offs, net of recoveries                  (2.9)    (1.0)     (2.4)

December 31,                                 $  5.8    $ 5.5     $ 4.2

Note 8 - INVENTORIES

                                               1994      1993
Finished products                           $ 109.6     $114.0
Raw materials                                 148.3       47.9
Supplies                                       33.1       24.1
                                            $ 291.0     $186.0

     The cost of approximately 74% and 59% of total inventories was determined under the LIFO method at December 31, 1994 and 1993, respectively. At December 31, 1994 and 1993, market was lower than LIFO cost by $27.1 million and $59.6 million, respectively.

     The Company acquires a major portion of its crude oil requirements through the purchase of futures contracts on the New York Mercantile Exchange. The Company also uses the futures market to manage the price risk inherent in purchasing the crude oil in advance of the delivery date, and in maintaining the inventories contained within its refinery and pipeline systems.

Note 9 - PROPERTIES AND EQUIPMENT

                                               1994          1993
Properties and Equipment
  Refining and Wholesale                  $ 1,024.4      $  949.1
  Retail                                      369.5         326.5
  Allied Businesses                           206.8         182.5
  Corporate                                    34.7          33.9
                                            1,635.4       1,492.0
Less - Accumulated depreciation               609.3         550.9
                                          $ 1,026.1      $  941.1

     The charge against earnings for maintenance and repairs was $41.1 million in 1994, $29.3 million in 1993, and $26.9 million in 1992. Interest capitalized was $2.3 million in 1994, $6.1 million in 1993, and $6.1 million in 1992.

                                              Expenditures for
                                          Properties and Equipment

                                         1994       1993      1992

Refining and Wholesale                 $ 89.3     $100.1    $143.8
Retail                                   49.3       26.5       4.8
Allied Businesses                        22.3        4.4      19.6
Corporate                                 1.2        0.8       2.3
                                       $162.1     $131.8    $170.5

                                               Depreciation

                                         1994       1993      1992
Refining and Wholesale                 $ 38.3     $ 35.1    $ 29.5
Retail                                   16.3       14.6      13.7
Allied Businesses                        13.1       11.7      10.9
Corporate                                 3.2        2.9       2.7
                                       $ 70.9     $ 64.3    $ 56.8

Note 10 - ACCRUED LIABILITIES

                                                1994       1993
Accrued Taxes                                 $ 65.3      $ 56.9
Accrued Royalties                                6.7         7.1
Current Portion of Long-term
  Shared Costs Liability (see Note 16)           8.0         8.0
Other Liabilities                               90.9        56.4
                                              $170.9      $128.4

Note 11 - OTHER LIABILITIES AND DEFERRED CREDITS

                                                1994       1993
Post Retirement Benefit Obligation            $ 28.3      $ 27.3
Long-term Shared Costs
  Liability (see Note 16)                       13.4        23.6
Deferred Credits                                11.8         5.1
Other Liabilities                               13.5        10.2
                                              $ 67.0      $ 66.2

Note 12 - LONG-TERM DEBT

                                                 1994       1993
Commercial Paper                              $   0.0     $  0.0
10.75% Senior Notes*                            150.0      150.0
9% Senior Notes                                   8.4       11.3
8.77% Senior Notes                               30.0       30.0
8.35% Senior Notes                                1.9        2.5
Medium Term Notes                               145.0      145.0
Term Loan Agreement                               0.0       35.0
Pollution Control Financings                     10.9       10.9
8% Debentures                                   100.0      100.0
Bank Money Market Facilities                     66.9        5.0
Other Notes                                       0.0        0.0
                                                513.1      489.7
Less - Due within one year                        3.9        3.5
                                               $509.2    $ 486.2

*Prior to 7/14/89 - 11% Senior Subordinated Notes.

     The aggregate maturities of the long-term debt obligations at December 31, 1994 for the next five years will be as follows, assuming no prepayments: 1995- $3.9 million; 1996-$34.2 million; 1997-$33.0 million; 1998-$31.6 million; 1999-
$31.7 million; and all future periods-$378.7 million.

     On February 13, 1995, the Company issued $75.0 million in non-callable 8.75% debentures due June 15, 2015. The proceeds from the issuance of the debentures will be used for general corporate purposes, possibly including payment of a scheduled $30.0 million principal installment on the 10.75% Senior Notes (as defined below), and to fund anticipated capital expenditures in 1995.

     On January 6, 1994, the Company prepaid the $35.0 million balance on its $65.0 million Term Loan Agreement (the "Term Loan").

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

     In August 1993, the Company filed a post-effective amendment to its existing shelf registration and shelf registered additional debt securities in the amount of $95.0 million. The combination of this amendment and existing shelf registration as of December 31, 1994 enables the Company to issue up to $100.0 million of debt securities with terms of up to 30 years.

     The Company has two separate revolving credit facilities ("Agreement I" and "Agreement II"). Agreement I has a face value of $200.0 million with a maturity date of September 30, 1996. Agreement II matures on April 13, 1995, and has a value of $100.0 million. Interest under Agreement I and Agreement II varies depending on specified lending options available to the Company. Generally, the variable conditions relate to the prime rate, certificates of deposit, and LIBO rates, as adjusted upward by specified percentages. As of December 31, 1994, the Company had no borrowings outstanding under Agreement I or Agreement II.

     Agreement I and Agreement II, and Senior Notes (as defined below) all contain various restrictive covenants relating to the Company and its financial condition, operations, and properties. Under these covenants, the Company is required to maintain a minimum current ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1994, under the most restrictive of these covenants, $250.3 million was available for the payment of dividends.

     During 1994 there were no commercial paper (the "Commercial Paper") borrowings. Outstanding Commercial Paper is reflected as long-term debt because the Company has the intent and ability either to roll over the debt as it becomes due or to convert such borrowings into long-term debt through revolving credit borrowings. Proceeds from this program are used for general corporate purposes.

     At December 31, 1994, the Company had outstanding $66.9 million of borrowings under bank money market facilities provided by major money center banks at a rate of 6.50%. The bank money market facilities are uncommitted lines of credit under which banks extend unsecured short-term credit to the Company from time to time at market rates.

     Agreement I and Agreement II are unsecured. Certain subsidiaries of the Company have unconditionally guaranteed the repayment of all indebtedness and the performance of all obligations incurred by the Company under Agreement I and Agreement II.

     On February 27, 1991, the Company issued $75.0 million of 9-3/8% Notes due March 1, 2001 (the "Notes") under its medium-term note program. The aggregate net proceeds were approximately $74.4 million.

     In December 1991, the Company issued $24.0 million in various notes with an average rate of 8.45% and maturities of 12 years.

     In connection with the Spin-off, the Company sold $150.0 million of 11% Subordinated Notes due April 30, 1999, (the "11% Subordinated Notes") to institutional investors. On July 14, 1989, the original 11% Subordinated Notes became 10.75% Senior Notes (the "10.75% Senior Notes") after certain contractual conditions were met. Beginning April 30, 1995, the 10.75% Senior Notes are to be repaid by five equal annual payments of $30.0 million. Since the Company intends to refinance the $30.0 million repayment by the use of commercial paper or other credit facilities which would be classified as long-term, and the Company has the capacity and intent to do so, the current portion of the long-term debt payable on April 30, 1995 has been classified as long-term debt.

     Subsequent to the Spin-off, the Company placed $25.0 million of 9% Senior Notes due 1987-1997 (the "9% Senior Notes") and $5.0 million of 8.35% Senior Notes due 1989-1997 (the "8.35% Senior Notes) with an institutional investor and loaned the proceeds to the ESOP I (see Note 6). In 1989, the Company placed $30.0 million of 8.77% Senior Notes due 1997-2009 (the "8.77% Senior Notes") with the same institutional investor and loaned the proceeds to the ESOP II (see
Note 6).

     Cash payments of interest for 1994, 1993, and 1992 were $42.9 million, $41.3 million, and $44.1 million, respectively.

     Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt is estimated to be $511.4 million at December 31, 1994, including amounts payable within one year.

Note 13 - PREFERRED STOCK

     In June 1993, the Company issued 1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private placement for an aggregate of $86.3 million, before discounts and transaction costs. The issue was priced at $50 per share with a dividend rate of 5 percent. The Preferred Stock became convertible into the Company's Common Stock on September
8, 1993, at an initial conversion price of $26.50 per share. After June 15, 1996, the Preferred Stock is redeemable at the Company's option, subject to certain conditions, for Common Stock, and after June 15, 2000, it is redeemable at par for cash, at the Company's option.

Note 14 - STOCKHOLDERS' EQUITY

                           Common  Paid-In    Retained  ESOP   Treasury
                           Stock   Capital    Earnings  Stock   Stock
January 1, 1992           $  0.3  $  356.3    $ 137.4  $ (55.3)  $ (1.1)
  Net income                                      8.7
  Cash dividends:
    Common ($0.52 per share)                   (14.9)
  Issuance of Key Employees'
  and Directors'stock        0.0       0.5                          1.8
  Payment on ESOP note                                     3.7
  Purchase of treasury stock                                       (2.8)
  Sale of stock to ESOP                                             0.7
  Tax benefit of ESOP dividends                  0.4
  Options exercised          0.0                (0.1)               0.1

December 31, 1992            0.3     356.8     131.5     (51.6)    (1.3)
  Net Income                                    18.4
  Cash dividends:
    Common ($0.52 per share)                   (15.0)
    Convertible Preferred
      ($1.28 per share)
       See Note 13                               (2.2)
  Issuance of Key Employees'
    and Directors'stock      0.0       1.4                          0.9
  Payment on ESOP note                                     4.3
  Purchase of treasury stock                                       (0.6)
  Issuance of Convertible
    Preferred stock*                  84.3
  Adjustment of minimum
    liabilities of pensions                     (1.8)
  Tax benefit of ESOP dividends                  0.4
  Tax benefit of stock options         0.4
  Options exercised          0.0       1.9      (0.8)               0.4

December 31, 1993            0.3     444.8     130.5     (47.3)    (0.6)
  Net Income                                    75.8
  Cash dividends:
    Common ($0.53 per share)                   (15.4)
    Convertible Preferred ($2.50 per share)
      See Note 13                               (4.3)
  Issuance of Key Employees'
      and Directors'stock    0.0       0.0                         (0.1)
  Payment on ESOP note                                     5.1
  Purchase of treasury stock                                       (3.4)
  Adjustment of minimum liabilities
      of pensions                                0.8
  Success sharing            0.0       0.9
  Tax benefit of ESOP dividends                  0.3
  Tax benefit of stock
      options                          0.5
  Options exercised          0.0       1.1      (0.9)               0.9

December 31, 1994          $ 0.3  $  447.3    $186.8   $ (42.2)  $ (3.2)

*The Preferred Stock that was issued in 1993 has a par value of $17,250 which is not disclosed above since it does not round to the nearest $100,000.

At December 31, 1994 and 1993, the Company held 117,794 shares and 23,749 shares, respectively, as treasury stock.

Note 15 - LEASE COMMITMENTS

     The Company leases certain machinery and equipment, transportation and marketing facilities, and office space under cancelable and non-cancelable leases, most of which expire within 20 years unless renewed.

     Minimum annual rentals at December 31, 1994 were as follows:

                                                       Operating
                                                        Leases
1995                                                  $   26.2
1996                                                      21.6
1997                                                      18.5
1998                                                      17.3
1999                                                       7.4
2000 and thereafter                                       18.4

                                                      $  109.4

     Rental expense for operating leases was as follows:

                                          1994      1993     1992
Total rentals                          $   28.3   $  21.1  $  23.4
Less-Sublease rental income                 0.7       0.7      0.5

Rental expense                         $   27.6   $  20.4  $  22.9

     The Company has an existing long-term lease arrangement (the "Brazos Lease") to accommodate its continued retail outlet construction program. The Brazos Lease had an initial lease term which expired in April 1997. In April 1994, the Company expanded the capacity of the lease by $25.0 million and extended the primary term applicable to the properties under the lease by two years, to April, 1999.

     Rent payable under the Brazos Lease is based upon the amounts spent to acquire or construct the outlets and the lessor's cost of funds from time to time. At December 31, 1994, approximately $28.3 million of the $190.0 million commitment remained available under the Brazos Lease to construct and/or acquire retail outlets.

     After the initial non-cancelable lease term, the Brazos Lease may be extended by agreement of the parties, or the Company may purchase or arrange for the sale of the retail outlets. If the Company were unable to extend the lease or arrange for the sale of the properties to a third party in 1999, the amount necessary to purchase properties under lease as of December 31, 1994 would be approximately $160.0 million.

Note 16 - COMMITMENTS AND CONTINGENCIES

     In connection with the Spin-off, the Company and Maxus entered into a Distribution Agreement which, among other things, provides for the sharing by the Company and Maxus of certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the Spin-off date. The Company's total liability for such shared costs is limited to $85.0 million. Payments with respect to the shared costs are made by Maxus and the Company is obligated to reimburse Maxus for the Company's share promptly after receipt of Maxus' invoice accompanied by appropriate supporting data. Inasmuch as the Company has already reimbursed Maxus for more than $37.5 million, the Company's share of remaining shared costs is one-third of the amounts paid by Maxus. Although some expenditures are still subject to audit, the Company has reimbursed Maxus for a total of $63.6 million as of December 31, 1994, including $10.2 million paid during 1994. See Note 3 for a change in the method of accounting for the liability.

     Pursuant to the Distribution Agreement, the Company will also reimburse Maxus for one-third of all payments for the cost of certain medical and life insurance benefits for eligible retired employees made by Maxus after the Spin-off date with respect to persons who retired on or before the Spin-off date (see
Note 6). The actuarial cost of these expected payments under the Distribution Agreement is included in the Accumulated Postretirement Benefit Obligation recorded as of January 1, 1992 (see Note 3).

     The Company's commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in a loss. There are no long-term contracts with crude oil suppliers which would fix the cost of future deliveries. The Company anticipates that it will sustain no losses in fulfillment of existing sales contracts.

     During 1994, the Company entered into a long-term lease of land owned by the Port Authority of Corpus Christi, Texas. In addition, the Port Authority agreed to construct a crude oil terminal, using the Company as a construction contractor, and to sell the terminal to the Company pursuant to an installment sale/purchase contract upon completion at an agreed upon price of $12.0 million. The installment sale/purchase was consummated in January, 1995.

     The Company is a party to a number of lawsuits, the outcomes of which are not expected to have a material effect on the Company's financial position or results of operations.

Supplementary Financial Information (Unaudited)
QUARTERLY FINANCIAL DATA

(dollars in millions, except per share)
          1994 Quarter Ended            March 31   June 30   Sept. 30   Dec. 31
Net sales                              $  583.8  $  646.5   $  700.4   $  675.6
Gross profit(1)                            52.1      82.3       68.7       62.8
Net income                                 12.2      27.5       20.6       15.5
Primary earnings per common share          0.38      0.91       0.67       0.49
Fully diluted earnings per common share    0.38      0.85       0.64       0.47
Cash dividends per share
  Common                               $   0.13  $   0.13   $   0.13   $   0.14
  Preferred                               0.625     0.625      0.625      0.625
Market price per common share
  High                                       30    28 1/4     28 1/2     29 1/8
  Low                                      24 1/8  23 3/8     23 7/8     23 5/8

          1993 Quarter Ended           March 31   June 30    Sept. 30   Dec. 31
Net sales                              $  620.8  $  656.9   $  650.5   $  627.1
Gross profit(1)                            39.1      60.2       50.9       35.3
Income before cumulative effect
  of accounting changes                     5.0      16.5        9.3        1.8
Cumulative effect of accounting changes   (14.2)       -          -          -
Net income (loss)                          (9.2)     16.5        9.3        1.8
Primary earnings (loss) per common share
  Before accounting changes                0.17      0.56       0.28       0.02
  Cumulative effect of accounting changes (0.49)       -          -          -

     Total                             $  (0.32)  $  0.56   $   0.28   $   0.02

Fully diluted earnings (loss) per common share
  Before accounting changes                0.17      0.56       0.28       0.02
  Cumulative effect of accounting changes (0.49)       -          -          -

     Total                             $  (0.32)  $  0.56   $   0.28   $   0.02

Cash dividends per share
  Common                               $   0.13   $  0.13   $   0.13   $   0.13
  Preferred                                 -          -       0.655      0.625
Market price per common share
  High                                   21 7/8    22 1/8     26 1/8     27 3/8
  Low                                    17 7/8    19 1/4     18 7/8     23 3/4

(1) Gross profit is sales and operating revenues less cost of products sold and operating expenses and depreciation.

Selected Historical Financial Information
(dollars in millions, except per share)
                                  1994     1993      1992      1991      1990

OPERATIONS
Sales and operating revenues:
  Refining and Wholesale       $1,320.8  $1,294.8  $1,290.4  $1,293.2  $1,457.3
  Retail                          974.3     958.1     970.7     908.1     856.6
  Allied Businesses               311.2     302.4     341.5     374.6     394.0

     Total                     $2,606.3  $2,555.3  $2,602.6  $2,575.9  $2,707.9

Operating profit:
  Refining and Wholesale       $  146.8  $   73.9  $   68.1  $   86.8  $  152.8
  Retail                           58.9      62.7      46.6      26.1      17.8
  Allied Businesses                26.0      15.0      22.9      32.5      29.0

     Total                     $  231.7  $  151.6  $  137.6  $  145.4  $  199.6
Income from continuing
  operations                   $   75.8  $   32.6  $   26.4  $   37.1  $   77.5
Net income                     $   75.8  $   18.4  $    8.7  $   37.1  $   77.5

FINANCIAL POSITION
Current assets                 $  540.4  $  356.2  $  358.5  $  409.8  $  448.8
Current liabilities               374.1     220.4     217.0     252.9     328.8
Properties and equipment,
  less accumulated depreciation 1,026.1     941.1     897.6     791.2     668.9
Total assets                   $1,620.8  $1,349.2  $1,297.5  $1,222.3  $1,133.9

CAPITAL STRUCTURE
Long-term debt including portion due
  within one year              $  513.1  $  489.7  $  536.9  $  446.1  $  372.2
Deferred income taxes              81.5      48.7      61.4      65.6      53.9
Stockholders' equity              589.0     527.7     435.7     437.6     337.8

     Total                     $1,183.6  $1,066.1  $1,034.0  $  949.3  $  763.9

OTHER DATA
Capital expenditures           $  162.1  $  131.8  $  170.5  $  180.1  $   86.4
Depreciation                       70.9      64.3      56.8      52.3      47.2
Book value per share*             18.45     16.40     16.50     16.76     15.45

PER COMMON SHARE
Primary earnings:
  Continuing operations        $   2.45  $   1.04  $   0.92  $   1.39  $   3.04
  Net income                       2.45      0.55      0.30      1.39      3.04
Fully diluted earnings:
  Continuing operations        $   2.34  $   1.04  $   0.92  $   1.36  $   2.78
  Net income                       2.34      0.55      0.30      1.36      2.78

CASH DIVIDENDS PER SHARE
  Common Stock                 $   0.53  $   0.52  $   0.52  $   0.52  $   0.48
  Preferred Stock                  2.50      1.28       -         -        1.00

FINANCIAL RATIOS
Current ratio                       1.4       1.6       1.7       1.6       1.4
Total debt as a percent of
  total capital                    43.4%     45.9%     51.9%     47.0%     48.7%

*Calculated excluding 1,669,264; 1,985,102; 2,286,705; 2,573,904; and 2,552,736
unallocated ESOP shares at December 31 of the respective years.

Five Year Operating Information
(dollars in millions, except per share)
                                 1994      1993      1992      1991      1990
OPERATIONS
Crude Oil Refining Capacity
  (barrels per day at year-end)
  McKee                       135,000    125,000   120,000   110,000  110,000
  Three Rivers                 70,000     70,000    55,000    55,000   55,000

      Total                   205,000    195,000   175,000   165,000  165,000

Crude Oil Refined (barrels per day)
   McKee                      126,235    118,949   112,909   111,765  112,910
   Three Rivers                69,428     61,280    51,775    48,238   48,620

      Total                   195,663    180,229   164,684   160,003  161,530

Capacity Utilization            95.4%      92.4%     94.1%     97.0%    97.9%

Total Inputs (barrels per day)
  Domestic Crude Oil          139,099    137,672   145,687   140,244  144,765
  Foreign Crude Oil            56,564     42,557    18,997    19,759   16,765
  Other Feedstocks             13,888     16,528    16,034    19,003   18,583

     Total                    209,551    196,757   180,718   179,006  180,113

Crude Oil Purchase Cost
  (dollars per barrel)          17.08      18.57     20.64     21.83    24.54
Inventory (thousands of
  barrels at year-end)
  Crude Oil                     7,717      2,499     1,796     3,085    2,545
  Petroleum Products            3,277      3,736     2,845     3,509    3,420

REFINED PRODUCT SPREAD (dollars per barrel)
Product Sales Prices            21.53      22.39     24.04     25.55    28.52
Raw Material Costs              17.13      18.63     20.83     21.76    24.30

     Refined Product Spread      4.40       3.76      3.21      3.79     4.22

PRODUCTS MANUFACTURED (barrels per day)
Gasoline                      120,377    112,974   104,220   103,271  104,596
Diesel Fuel                    44,425     39,952    31,462    34,478   35,350
Aviation Fuel                  18,921     17,602    18,900    16,382   16,210
Other                          26,478     26,014    24,965    24,900   25,263

     Total                    210,201    196,542   179,547   179,031  181,419

WHOLESALE REFINED PRODUCT SALES (barrels per day)
Gasoline                      142,016    134,954   128,507   122,831  116,335
Diesel Fuel                    49,102     43,774    36,487    37,686   39,731
Aviation Fuel                  21,206     20,437    21,043    15,944   16,028
Other                          13,373     12,872    13,156    12,148   12,463

     Total                    225,697    212,037   199,193   188,609  184,557

WHOLESALE REFINED PRODUCT SALES (dollars per barrel)
Gasoline                        23.06      24.15     26.54     28.09    31.41
Diesel Fuel                     21.46      22.99     24.49     25.39    28.87
Aviation Fuel                   22.05      23.78     25.07     26.95    31.75
Other                           14.32      14.43     13.45     14.24    14.99

Five Year Operating Information (continued)
(dollars in millions, except per share)
                                 1994      1993      1992      1991      1990
RETAIL
Number of Retail Outlets (at year-end)
Company Operated                  810       776       761       763       677
  Company Owned                   496       504       518       529       482
  Company Leased                  314       272       243       234       195

RETAIL SALES
Gasoline (barrels per day)     56,410    55,473    53,931    50,876    47,101
Diesel (barrels per day)        1,795     1,606     1,455     1,164       914
Merchandise ($000/day)          872.9     820.7     792.6     710.5     566.8

OTHER DATA
Number of Jobber Outlets
  (at year-end)                 1,206     1,194     1,163     1,155     1,237
Miles of Products Pipelines
  (at year-end)                 2,484     2,291     2,290     2,275     2,172
Miles of Crude Oil Pipelines
  (at year-end)                 1,289     2,110     2,110     1,839     1,839