Form 10-K, Exhibit 13
period 1995-12-31
DIAMOND SHAMROCK INC
filed 1996-03-22
CIK 810316

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Consolidated Results 1995 vs 1994

     Sales and operating revenues for 1995 were $2,936.8 million compared to $2,606.3 million in 1994. Sales and operating revenues increased primarily due to a 5.5% and a 4.8% increase in refined product sales volumes and prices, respectively, and a 9.9% and a 3.2% increase in retail gasoline sales volumes and prices, respectively. This increase also reflected the contribution from a 7.0% increase in the average number of retail outlets during 1995. Per store retail merchandise sales and retail gasoline sales volumes increased 5.1% and 2.7%, respectively, during 1995 when compared to 1994. Also contributing to the increase in consolidated sales and operating revenues was a 20.6% increase in sales in the Company's Allied Businesses segment, primarily due to the strong demand for polymer grade propylene and ammonia fertilizer. In addition, the acquisition of National Convenience Stores Incorporated ("NCS") in mid-December 1995, contributed $35.2 million in sales and operating revenues.

     During 1995, the Company had net income of $47.3 million compared with $75.8 million in 1994. The Company's 1995 results were negatively impacted by weak refining margins in the inland markets where the Company sells most of its products. Refining margins improved somewhat later in the fourth quarter of 1995 due largely to heating oil price increases driven by cold weather; however, increases in the cost of gasoline could not be recovered at the retail level. Partially offsetting weak refining margins were strong results for polymer grade propylene and ammonia fertilizer due to improved demand.

     A major portion of the Company's inventory is valued at the lower of last-in, first-out (LIFO) cost or market. At December 31, 1995, inventories of crude oil and refined products of the Refining and Wholesale segment and propylene products in the Allied Businesses segment were valued at market (lower than LIFO cost). Motor fuel products of the Retail segment were recorded at their LIFO costs. Estimating the financial impact of changes in the valuation of refinery inventories due to such inventories being valued at market is difficult because of the number of variables that must be considered. For operating purposes, management attempts to estimate the impact of changes in valuation of refinery inventories on net income. The estimated after tax change in inventory values was a positive $5.2 million and $7.3 million in 1995 and 1994, respectively.

Consolidated Results 1994 vs 1993

     Sales and operating revenues for 1994 were $2,606.3 million compared to $2,555.3 million in 1993. Sales and operating revenues increased primarily due to a 6.4% increase in refined product sales volumes, a 6.4% increase in retail merchandise sales and an improvement in revenues in the Allied Businesses segment.

     During 1994, the Company had net income of $75.8 million compared with income before cumulative effect of accounting changes of $32.6 million and net income of $18.4 million in 1993. The Company's integrated business approach contributed significantly to the Company's profitability during 1994. The Refining and Wholesale segment was supported by strong refining margins in the first half of 1994. Then, as refining margins narrowed, the Company had excellent results from the Retail segment, reflecting improved retail margins in the second half of 1994. The Allied Businesses segment provided significant operating profit improvements throughout 1994, reflecting a general improvement in the petrochemical business and strong demand for ammonia fertilizer. The estimated after tax change in inventory values was a positive $7.3 million in 1994 and a negative $16.5 million in 1993.

Segment Results 1995 vs 1994

     Sales and operating revenues from the Refining and Wholesale segment were $1,435.8 million compared to $1,320.8 million in 1994. The increase is primarily due to a 5.5% and a 4.8% increase in refined product sales volumes and prices, respectively. Operating profit decreased by 41.6% primarily due to a 20.5% decrease in refinery margins from the same period a year ago. Last year, refinery margins in the Company's inland markets, where most of its products are sold, were strong, relative to the Gulf Coast market, primarily because supply to the inland markets were constrained by distribution system problems. While refinery margins in the Company's inland markets remain higher than those in the Gulf Coast market, they have declined versus last year while Gulf Coast margins have improved. The 1995 operating profit was positively impacted by an increase in the value of crude oil and refined product inventories.

     Sales and operating revenues in the Retail segment increased by 15.5% in 1995, primarily due to a 9.9% and a 3.2% increase in retail gasoline sales volumes and prices, respectively, and a 9.7% increase in retail merchandise sales. This increase reflected the contribution from a 7.0% increase in the average number of retail outlets during 1995. Per store retail merchandise sales increased 5.1% and per store retail gasoline sales volumes increased 2.7% during 1995 compared to 1994. In addition, the acquisition of NCS in mid-December 1995, contributed $35.2 million in sales and operating revenues. Retail segment operating profit decreased by $3.3 million to $55.6 million in 1995 from $58.9 million in 1994, primarily due to a 6.7% decrease in retail gasoline margins. Gross profit from lottery sales in 1995 was $9.2 million compared to $8.2 million in 1994.

     Allied Businesses sales and operating revenues increased 20.6% to $375.4 million in 1995, primarily due to an increase in revenues in the Company's propylene business, reflecting increased sales volumes and prices attributable to continued strong demand for polymer grade propylene. Also contributing to the increase in revenues was an 8.8% increase in natural gas liquids sales volumes. Operating profits in the Allied Businesses segment increased by 84.8% in 1995 to $48.1 million primarily due to a $13.7 million and a $4.0 million increase in operating profit from the Company's propylene and ammonia fertilizer businesses, respectively, reflecting a general improvement in the petrochemical business and demand for ammonia fertilizer.

Segment Results 1994 vs 1993

     Sales and operating revenues from the Refining and Wholesale segment increased $26.0 million from $1,294.8 million in 1993 to $1,320.8 million in 1994, primarily due to a 6.4% increase in refined product sales volumes as the Company's expansion of its Three Rivers Refinery came on-line. This increase was partially offset by a 5.1% decrease in refined products sales prices. Refining and Wholesale operating profit increased by 98.6% to $146.8 million compared to $73.9 million in 1993. This increase in operating profit was primarily due to a 17.0% increase in refinery margins compared to 1993. The 1994 operating profit was positively impacted by an increase in the value of crude oil and refined products inventories. The Company also benefited from a full year of the projects brought on line in 1993, namely, the Three Rivers expansion and the diesel desulfurizer at McKee.

     Sales and operating revenues in the Retail segment increased 1.7% in 1994, primarily due to a 6.4% increase in retail merchandise sales, a 2.0% increase in gasoline sales volumes, and a 15.8% increase in lottery sales, partially offset by a 2.9% decrease in retail gasoline sales prices. Per-store merchandise sales increased by 5.1%. Retail operating profit decreased by 6.1% to $58.9 million in 1994 from $62.7 million in 1993, primarily due to increased operating costs, reflecting the costs associated with the installation of the Company's computerized retail information inventory management and customer service system ("IRIS"). IRIS has the capability of tracking merchandise sales by item and interfacing with computerized controls for underground storage tank monitoring that allows the Company increased environmental protection. Also contributing to the decrease in operating profit was a 0.6% decrease in retail merchandise margins. Gross profit from lottery sales in 1994 was $8.2 million compared to $7.3 million in 1993.

     Allied Businesses sales and operating revenues increased 2.9% to $311.2 million in 1994, primarily due to an increase in revenues from the Company's ammonia fertilizer and propylene businesses. The propylene increases reflected strong demand for polymer grade propylene during the last half of the year. The ammonia fertilizer business benefited from strong demand for ammonia fertilizer and depressed natural gas prices. These revenue increases were partially offset by a 9.1% decrease in natural gas liquids sales volumes and a 6.9% decrease in natural gas liquids sales prices. Allied Businesses operating profits increased by 73.3% in 1994 to $26.0 million, primarily due to an $8.2 million and a $6.7 million increase in operating profits from the Company's propylene and ammonia fertilizer businesses, respectively. Also contributing to the increase in operating profits was a $3.0 million improvement from Trans Texas Pipeline, reflecting a full year of higher operating rates and tariffs. Partially offsetting the increase in operating profits was a $5.7 million increase in operating expense from international operations, and a $2.9 million decrease in natural gas processing operating profit, reflecting the cancellation of the Company's contract to process natural gas.

Acquisition of National Convenience Stores

     In December 1995, the Company completed the acquisition of all the outstanding common shares of NCS for $27 per share in cash. The total value of the transaction is approximately $280.0 million, which includes the purchase of outstanding warrants for the spread between $27 per share and the exercise price of the warrants, transaction costs, and the assumption of NCS's debt. The purchase price exceeded the estimated fair value of net assets acquired by approximately $160.5 million, which is included in the accompanying consolidated balance sheet as excess of cost over acquired net assets, net of amortization. This asset is being amortized over its estimated useful life of 20 years. Financing for the transaction has been arranged through Bank of America National Trust and Savings Association.

     NCS operates 661 "Stop N Go" convenience stores located in Texas cities where the Company currently operates retail outlets. Nearly 600 of the NCS outlets sell gasoline. Based on historical results, it is estimated that total annual revenues for the combined companies will be approximately $3.7 billion. In addition, total merchandise sales are expected to more than double and the Company's sales of gasoline through branded outlets will increase approximately 21.0% to an estimated 123,000 barrels per day. Additionally, the acquisition increases the contribution of the Company's Retail segment to operating profit which lessens the impact of more volatile refining margins on profitability.

Outlook

     1995 was a difficult year for the refining and marketing industry due to industry-wide weak refining margins. Refining margins were negatively impacted by industry overcapacity, high utilization rates, regulatory changes relating to reformulated gasoline, and an unseasonably warm first quarter. Retail fuel margins, which usually widen when refining margins narrow, did not fully offset the downturn in refining.

     The outlook for the refining and marketing industry in 1996 is positive as most analysts agree that profit-ability in 1995 hit the bottom of a cycle that is expected to swing upward this year. Underlying these expectations is the assumed continued growth in gasoline demand which is expected to absorb the overcapacity that plagued the industry in 1995. Currently, however, although the industry is experiencing better demand and higher prices for heating oil driven by the recent cold winter weather, gasoline margins until recently were depressed.

     The Company has established earnings per share improvement goals of $0.75 per share in 1996 and another $0.75 per share the following year for a total of $1.50 by 1997. These earnings targets do not reflect the potential impact of changes in refining and marketing margins, the economy and inflation on operating expenses, or other factors outside the Company's control. As such, there necessarily can be no assurance that these goals will be realized.

     Underlying the Company's earnings improvement goals are several significant items. The primary contributor to improved earnings is the combined impact of the completion of capital projects currently underway or recently completed. The most significant of these projects are the El Paso pipeline and terminal, the Three Rivers expansion, and the second propylene splitter at Mont Belvieu. Project economics are based on historical product prices and raw material costs that represent two to five year averages.

     Also of significance is the recently completed migration of all Company information systems from a mainframe system to a client/server system which will result in significant cost savings over the next several years.

     The balance of the anticipated earnings improvement comes from a combination of administrative expense control measures and the optimization of operations.

     Finally, these profit improvement goals were established prior to our acquisition of NCS. While management is confident the NCS acquisition will contribute to the Company's operating profit in 1996, the Company will also incur one-time consolidation expenses during 1996 which will affect net income for the year.

LIQUIDITY AND CAPITAL RESOURCES
Cash Flow and Working Capital

     For the year ended December 31, 1995, cash provided by operations was $117.6 million, compared with $176.2 million provided in 1994. Working capital at December 31, 1995 consisted of current assets of $654.9 million and current liabilities of $489.5 million, or a current ratio of 1.3. At December 31, 1994, the current ratio was 1.4, with current assets of $540.4 million and current liabilities of $374.1 million. Cash provided by operations decreased primarily due to a $28.5 million decrease in net income and a decrease in deferred taxes provided. An increase in working capital (excluding the impact of the NCS acquisition) primarily due to an increase in inventory prices and volumes, negatively impacted cash provided by operations. This increase was partially offset by an increase in accounts payable, primarily attributable to an 8.8% increase in crude oil purchase prices in 1995 compared to 1994.

     The increase in cash provided by operations during 1994 over 1993 was primarily due to a $57.4 million increase in net income and an increase in deferred taxes provided. Deferred taxes increased primarily because of the difference between book and tax inventory valuation at the Company's two refineries and because of the increase in the difference between the book and tax basis for properties and equipment, offset in part by an increase in the alternative minimum tax credit carryforward. The Company was in an alternative minimum tax position for the 1994 taxable year. Increased working capital negatively impacted cash provided by operations during 1994. The increase in working capital in 1994 was primarily due to a 56.5% increase in inventories, attributable to high crude oil inventory at year-end. The increase in current liabilities was primarily due to a 125.2% increase in accounts payable. The increase in inventories and accounts payable was affected by the Company's decision to purchase additional crude oil in December 1994 in order to overcome potential supply disruptions caused by the implementation of Oil Pollution Act 1990 ("OPA 90"). Under OPA 90, all vessels trading in U.S. waters must have had a Certificate Of Financial Responsibility, approved by the Coast Guard, in place by December 28, 1994. Vessel owners were slow to comply, setting the stage for a possible shortage of foreign shipments to the U.S.

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

     The Company has not entered into any form of interest rate caps or swaps on any of its fixed or variable rate debt in recent periods.

Capital Expenditures

     In recent years capital expenditures have represented a variety of projects designed to expand and maintain up-to-date refinery facilities, improve terminal and distribution systems, modernize and expand retail outlets, comply with environmental regulatory requirements, and pursue new ventures in related businesses. The Company's capital expenditures during 1995 were $556.6 million compared with $162.1 million in 1994, and $131.8 million in 1993.

     Included in the Company's 1995 capital expenditures is approximately $280.0 million for the acquisition of NCS on December 14, 1995. Also included in the Company's capital expenditures during 1995 is the completion of the McKee to El Paso refined products pipeline and terminal and the Three Rivers refinery hydrogen plant. The Company also recently completed drilling a brine production well at the East Terminal at Mont Belvieu and purchased four underground storage wells at the facility's West Terminal. In addition a non-cash investment of $12.0 million for a portion of a crude oil import and storage terminal acquired under an installment purchase arrangement is included in the 1995 capital expenditures.

     The acquisition of NCS and other capital expenditures, expenditures for debt service, lease obligations, working capital, and dividend requirements exceeded cash generated by operations. As a result, in addition to borrowing under the Bank of America term loan to finance the NCS acquisition, the Company on February 13, 1995 issued $75.0 million of 8.75% debentures due June 15, 2015 and on June 8, 1995 issued $25.0 million in non-callable 7.25% debentures due June 15, 2010. Also from time to time throughout 1995, the Company accessed the commercial paper and bank money markets.

     The Company announced in January 1996, the goal of strengthening the Company's balance sheet and, within two years, bringing its debt to total capital and interest coverage ratios back to the levels prior to the acquisition of NCS. The Company's capital expenditures budgets for the next two years have been reduced so that revised capital expenditure plans are approximately $160.0 million in 1996 and $140.0 million in 1997. The Company's goal is to pay down over $200.0 million of debt in the next two years through cash flow generated from operations, capital spending reductions, and the sale of some assets. The capital spending cuts include eliminating retail store construction in most of Texas, while integrating the NCS stores into the Company's system. The Company currently intends to continue to construct additional retail stores in Arizona. Many refinery projects have been deferred from 1996; however, expansion and upgrading projects begun in 1995 at the Company's Three Rivers refinery will be completed in 1996. These projects will increase the capacity of the refinery from 75,000 barrels per day to 85,000 barrels per day and allow heavy oils to be upgraded to more profitable products. The projects are scheduled for completion in the third quarter of 1996. In addition, expenditures continue at Three Rivers on the previously announced benzene toluene xylene ("BTX") extraction unit, which will produce high value petrochemical feedstocks. Once completed in 1997, the BTX project gives the Company the flexibility to shift certain components out of the gasoline pool into more attractive petrochemical markets. Finally, the 1996 capital budget also includes construction of a second 730 million pound per year propylene splitter at Mont Belvieu with completion scheduled for the third quarter of 1996.

     Although, it is presently the Company's goal to reduce debt in 1996, if its assumptions regarding operating results or capital requirements change, the Company can access its bank credit, bank money market, and commercial paper facilities. In addition, depending upon developments in the capital markets, the Company can access such markets to refinance existing debt or to meet its capital and operating requirements.

     In addition to the NCS acquisition, the Company continued to increase its retail marketing business in 1995 with the acquisition of 21 outlets in New Mexico. In addition, the Company opened 30 outlets and closed 16 marginal outlets in 1995. The Company opened 17 and nine new outlets, in 1994 and 1993, respectively. Approximately 21 of the newly opened outlets in 1995 were leased by the Company under a pre-existing long-term lease arrangement (the "Brazos Lease"). The Brazos Lease has an initial lease term which will expire in April 1999. Rent payable under the Brazos Lease is based upon the amounts spent to acquire or construct the outlets and the lessor's cost of funds from time to time. At December 31, 1995, approximately $15.3 million of the $190.0 million commitment remained available under the Brazos Lease to construct retail outlets. After the non-cancelable lease term, the Brazos Lease may be extended by agreement of the parties, or the Company may purchase or arrange for the sale of the retail outlets. If the Company were unable to extend the lease or arrange for the sale of the properties to a third party in 1999, the amount necessary to purchase properties under the lease as of December 31, 1995 would be approximately $175.0 million.

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

     The 1990 Clean Air Act amendments also affect the Company by requiring more stringent refinery and petrochemical permitting requirements and Stage II vapor recovery nozzles on gas pumps in ozone non-attainment areas, including Beaumont, Dallas, El Paso, Fort Worth and Houston, which are located within the Company's market area.

     Most of the capital spent by the Company for environmental compliance is integrally related to proj-ects that increase refinery capacity or improve product mix, and the Company does not specifically identify capital expenditures related to such economic projects as being environmental. However, with respect to capital expenditures budgeted primarily to produce federally-mandated fuels to comply with regulations related to air and water toxic emission levels and for remediation and compliance costs related to underground storage tanks, it is estimated that approximately $11.4 million was spent in 1995, $11.6 million was spent in 1994, and $21.4 million in 1993. For 1996, the Company has budgeted approximately $11.1 million primarily related to environmental capital expenditures to comply with underground storage tank regulations at retail sites and waste water treatment at the refineries.

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

Capital Structure
Financing Activities During 1995

     On February 13, 1995, the Company issued $75.0 million in non-callable 8.75% debentures due June 15, 2015.

     In March and December 1995, the Company renegotiated its two separate revolving credit facilities ("Agreement I" and "Agreement II"). Agreement I has a face value of $200.0 million with a maturity date of March 31, 2000. Agreement II matures on March 29, 1996, and has a value of $100.0 million. Interest under Agreement I and Agreement II varies depending on specified lending options available to the Company. Generally, the variable conditions relate to the prime rate, certificates of deposit, and London Interbank Offered Rates, as adjusted upward by specified percentages. As of December 31, 1995, the Company had no borrowings outstanding under Agreement I or Agreement II.

     Agreement I and Agreement II, the Senior Notes (as defined below) and the B of A Credit Facility (as defined below) all contain various restrictive covenants relating to the Company and its financial condition, operations, and properties. Under these covenants, the Company is required to maintain a minimum current ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1995, under the most restrictive of these covenants, $205.7 million was available for the payment of dividends.

     Agreement I and Agreement II, the Senior Notes, and the B of A Credit Facility are unsecured. Certain subsidiaries of the Company have unconditionally guaranteed the repayment of all indebtedness and the performance of all obligations incurred by the Company under Agreement I and Agreement II, the Senior Notes, and the B of A Credit Facility.

     In May 1995, the Company registered $150.0 million of unallocated securities in a Universal Shelf Registration. That registration, which was declared effective by the Securities and Exchange Commission in June 1995, allows the Company to issue up to $150.0 million of debt, equities or warrants, or any combination thereof, to the public on terms to be set at the time of issuance. The Company will issue the securities so registered from time to time, based on the Company's capital requirements and market conditions.

     On June 8, 1995, the Company issued $25.0 million in non-callable 7.25% debentures due June 15, 2010. The proceeds from the issuance of the debentures were used for general corporate purposes.

     On October 17, 1995, $6.2 million (the "Shamrock P/L Note") was assumed when the Company purchased the lessor's interest in the Southlake Products Pipeline extending from the McKee Refinery to the Dallas/Fort Worth area. The Shamrock P/L Note is currently being amortized semi-annually at 9.75% with a maturity date of January 15, 1999.

     During December 1995, the Company entered into a Revolving Credit Agreement (the "B of A Credit Facility") with a syndication of banks to finance the acquisition of NCS. The B of A Credit Facility is a revolving facility under which up to $220.0 million may be advanced and readvanced from time to time for general corporate purposes. Credit available under the B of A Credit Facility is reduced by equal amounts on four reduction dates: June 11, 1999; December 11, 1999; June 11, 2000; and, at maturity, on December 11, 2000. Interest under the B of A Credit Facility is structured similar to Agreement I and Agreement II. As of December 31, 1995, the Company had $220.0 million outstanding under the B of A Credit Facility.

     On December 14, 1995, the Company assumed $53.3 million in mortgages (the "Mortgages") as part of the NCS acquisition. The Mortgages currently carry an annual interest rate of 9.5% with average maturities of 7 years and are recorded at their net present value. The mortgages are secured by retail properties owned by the Company. The Company also assumed other NCS debt of $34.5 million which was immediately repaid and cancelled.

     At December 31, 1995, the Company had outstanding $163.0 million of borrowings under bank money market facilities provided by major money center banks at a weighted average rate of 6.05%. The bank money market facilities are uncommitted lines of credit under which banks extend unsecured short-term credit to the Company from time to time at market rates.

Financing Activities During 1994

     On January 6, 1994, the Company prepaid the $35.0 million balance on its $65.0 million Term Loan Agreement (the "Term Loan").
Financing Activities Prior To 1994

     At December 31, 1995, the Company's long-term debt included the following amounts incurred prior to 1994:

     $100.0 million of 8% Debentures due April 1, 2023.

     $120.0 million of 10.75% Senior Notes (the "Senior Notes") payable in equal annual installments of $30.0 million beginning April 30, 1996.

     $5.3 million of 9% Senior Notes payable in semi-annual installments ending May 15, 1997.

     $30.0 million of 8.77% Senior Notes payable in quarterly installments consisting of interest only until the May, 1997 payment and thereafter of both interest and principal for the remaining 48 quarterly payments.

     $1.2 million of 8.35% Senior Notes payable in semi-annual installments ending May 15, 1997.

     $75.0 million of medium-term notes with an interest rate of 9-3/8% due March 1, 2001.

     $24.0 million of medium-term notes with an average interest rate of 8.45% maturing in the year 2003.

     $46.0 million of medium-term notes with an average interest rate of 7.44% maturing in the year 2006.

Accounting Matters

     Effective January 1, 1993, the Company changed the accounting method for recording the liability under an agreement with Maxus (the "Distribution Agree-ment") (see Note 3 of the Notes to the Consolidated Financial Statements on page 14 of this Annual Report).
Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Post-employment Benefits, an Amendment of FASB Statements No. 5 and 43" (see Note 3 of the Notes to the Consolidated Financial Statements on page 15 of this Annual Report).

     The Company plans to adopt Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in 1996. While the Company has not completed its calculations on the effects of FAS 121, it does not expect adoption of FAS 121 will have a material impact on its results of operations or financial position.

     The Company plans to adopt Statement of Financial Accounting Standards No. 123 ("FAS 123), "Accounting for Stock-Based Compensation," in 1996, and plans to elect to adopt FAS 123 by providing the disclosure information regarding its stock-based compensation plans as allowed by FAS 123. Accordingly, adoption of FAS 123 is not expected to have a significant effect on the Company's results of operations or financial position.














W4034.TW