Form 10-K, Exhibit 13
period 1995-12-31
DIAMOND SHAMROCK INC
filed 1996-03-22
CIK 810316

Consolidated Statement of Operations
(dollars in millions, except per share)      1995      1994        1993
REVENUES
  Sales and operating revenues
  (excludes excise taxes)                    $ 2,936.8 $ 2,606.3   $2,555.3
  Other revenues, net                             19.9      14.8       10.2
                                               2,956.7   2,621.1    2,565.5
COSTS AND EXPENSES
  Cost of products sold and
    operating expenses                         2,636.8   2,269.5    2,305.5
  Depreciation and amortization                   77.7      70.9       64.3
  Selling and administrative                      81.4      71.7       60.9
  Taxes other than income taxes                   39.7      39.9       36.7
  Interest                                        47.4      43.3       40.6
                                               2,883.0   2,495.3    2,508.0
Income before Tax Provision and
  Cumulative Effect of Accounting Changes         73.7     125.8       57.5
Provision for Income Taxes                        26.4      50.0       24.9

Income before Cumulative Effect of
  Accounting Changes                              47.3      75.8       32.6
Cumulative Effect of Accounting Changes
 (net of income taxes)                               -         -      (14.2)

Net Income                                        47.3      75.8       18.4
Dividend Requirement on Preferred Stock            4.3       4.3        2.4
Earnings Applicable to Common Shares         $    43.0 $    71.5   $   16.0

Primary Earnings (Loss) Per Common Share
  Before Cumulative Effect of
  Accounting Changes                         $    1.48 $    2.45   $    1.04
  Cumulative Effect of Accounting Changes            -         -       (0.49)
     Total                                   $    1.48 $    2.45   $    0.55

Fully Diluted Earnings (Loss) Per Common Share
  Before Cumulative Effect of Accounting
  Changes                                    $    1.46 $    2.34   $    1.04
  Cumulative Effect of Accounting Changes            -         -       (0.49)
     Total                                   $    1.46 $    2.34   $    0.55

Cash Dividends Per Share
  Common                                     $    0.56 $    0.53   $    0.52
  Preferred                                  $    2.50 $    2.50   $    1.28
Weighted Average Common Shares Outstanding
  (thousands of shares)
  Primary                                       29,102    29,128     28,871
  Fully Diluted                                 32,375    32,383     28,968


Pro forma amounts assuming the effect of
the 1993 change in accounting principle
is applied retroactively:                      1995      1994        1993
Income before Cumulative Effect of
Accounting Changes                             $47.3     $75.8       $32.6
Cumulative Effect of Accounting Changes            -         -           -

Net Income                                     $47.3     $75.8       $32.6

The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

Consolidated Balance Sheet                           December 31,
(dollars in millions, except per share)            1995        1994

ASSETS
Current Assets
  Cash and cash equivalents                         $   48.6   $   27.4
  Receivables, less doubtful receivables               213.0      211.6
  Inventories                                          376.0      291.0
  Prepaid expenses and other current assets             17.3       10.4

       Total Current Assets                            654.9      540.4

Properties and Equipment, less accumulated
  depreciation                                       1,357.1    1,026.1
Excess of Cost over Acquired Net Assets, net
  of amortization                                      160.1          -
Deferred Charges and Other Assets                       73.3       54.3

                                                    $2,245.4   $1,620.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Long-term debt payable within one year            $    7.2  $     3.9
  Accounts payable                                     274.3      199.3
  Accrued liabilities                                  208.0      170.9

       Total Current Liabilities                       489.5      374.1

Long-term Debt                                         957.5      509.2
Deferred Income Taxes                                   58.6       81.5
Other Liabilities and Deferred Credits                 115.1       67.0
Stockholders' Equity
  Preferred Stock, $.01 par value
       Authorized shares - 25,000,000
       Issued and outstanding shares - 1,725,000;
         1,725,000 in 1994                               0.0        0.0
  Common Stock, $.01 par value
       Authorized shares - 75,000,000
       Issued shares - 29,035,853; 29,014,667
         in 1994
       Outstanding shares - 28,994,715;
         28,896,917 in 1994                              0.3        0.3
  Paid-in Capital                                      447.8      447.3
  ESOP Stock and Stock Held in Treasury                (37.4)     (45.4)
  Retained Earnings                                    214.0      186.8

       Total Stockholders' Equity                      624.7      589.0

                                                    $2,245.4    $1,620.8

See Note 17 - Commitments and Contingencies
The Notes to Consolidated Financial Statements are an integral part of this and related Consolidated Financial Statements.

Consolidated Statement of Cash Flows
(dollars in millions)                        1995      1994   1993
<S

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                $ 47.3    $ 75.8    $ 18.4
  Adjustments to arrive at net cash
    provided by operating activities:
       Depreciation and amortization        77.7      70.9      64.3
       Deferred income taxes                 8.9      31.9      (9.9)
       Loss on sale of properties and
         equipment                           1.0       0.9       3.0
       Cumulative Effect of Accounting
         Changes                               -        -       23.6
       Cash flow from futures activity         -        -       (3.0)
       Changes in operating assets and
         liabilities:*
            Decrease (increase) in
              accounts receivable            4.0     (62.8)     (7.2)
            Decrease (increase) in
              inventories                  (49.8)   (105.0)      7.2
            Decrease (increase) in
              prepaid expenses               1.4      (1.8)     (2.4)
            Increase (decrease) in
              accounts payable and
              accrued liabilities           28.9     153.3       3.3
            Other, net                      (1.8)     13.0      12.0


NET CASH PROVIDED BY OPERATING ACTIVITIES  117.6     176.2     109.3

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of futures contracts                -         -    (133.3)
  Settlement of futures contracts              -         -     136.3
  Proceeds from sales of facilities          4.6       7.1       2.0
  Purchase of properties and equipment    (258.4)   (162.1)   (131.8)
  Purchase of NCS, net of cash acquired   (163.5)        -         -
  Expenditures for investments              (2.7)     (3.2)     (1.3)

NET CASH USED IN INVESTING ACTIVITIES     (420.0)   (158.2)   (128.1)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net increase (decrease) in commercial
    paper                                      -         -    (108.5)
  Increases in long-term debt              640.8     214.2     321.8
  Repayments of long-term debt            (291.6)   (190.8)   (260.5)
  Payments of long-term liability          (11.4)    (10.2)    (11.3)
  Funds received from ESOP                   5.8       5.1       4.3
  Issuance of Common Stock                   0.3       0.9       1.7
  Purchase of Treasury Stock                 0.0      (3.4)     (0.6)
  Issuance of Preferred Stock                  -         -      84.3
  Sale of Common Stock held in treasury      0.3       0.5       0.1
  Dividends paid                           (20.6)    (19.7)    (17.2)

NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES                               323.6      (3.4)     14.1


Net increase (decrease) in cash and cash
  equivalents                               21.2      14.6      (4.7)
Cash and cash equivalents at beginning
  of period                                 27.4      12.8      17.5

Cash and cash equivalents at end of
  period                                  $ 48.6    $ 27.4    $ 12.8

In January 1995, the Company acquired a portion of a crude oil import and storage terminal in a non-cash transaction under an installment purchase arrangement. The purchase price was $12.0 million.

*Does not include the changes resulting from the NCS acquisition reflected below.

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

Note 2   SIGNIFICANT ACCOUNTING POLICIES

  The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. The preparation of financial state-ments in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant accounting principles used are described below.

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

  The Company includes purchased items in inven-tory when the product has been delivered and/or when title has passed to the Company. Imbalances in product exchanges are also reflected in the inventory account balance. Products owed to the Company are included in inventory and products owed to exchange partners are excluded from inventory.

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

  The Company capitalizes the interest cost associ-ated with major property additions while in progress, such amounts being amortized over the useful lives of the related assets.

Income Taxes

  Deferred income taxes are provided for the differences in the financial reporting and tax bases of assets and liabilities, for acquired net operating loss and tax credits available for carryforward.

Earnings per Share

  The computation of primary earnings (loss) per share is based on the weighted average number of common shares outstanding during the year plus common stock equivalents consisting of stock options, stock awards subject to restrictions, and stock appreciation rights. In June 1993, the Company issued 1.725 million shares of 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") in a private transaction for an aggregate of $86.3 million, before discounts and transaction costs. Each share of Preferred Stock is convertible into approximately 1.8868 shares of Common Stock. Primary earnings (loss) per common share have been adjusted for dividend requirements on Preferred Stock. The computation of fully diluted earnings (loss) per share, in addition to the adjustments for primary earnings (loss) per share for the years ended December 31, 1995 and 1994, assumes conversion of the Preferred Stock during the time that the shares are outstanding. The computation of fully diluted earnings
(loss) per share for the year ended December 31, 1993, did not assume conversion of the Preferred Stock because the effect would have been antidilutive.

Other Postemployment Benefits

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Post-employment Benefits, an Amendment of FASB Statements No. 5 and 43." FAS 112 addresses the accounting for compensation for future absences and postemploy-ment benefits provided to former or inactive employees that are not provided as part of a pension or postretirement plan. The adoption of the new standard had no material effect on the results of operations and did not require recording any cumulative effect of adoption of a change of accounting method.

Note 3   CHANGES IN ACCOUNTING PRINCIPLES

  At December 31, 1989, the Company recorded a liability for payments to be made pursuant to the Distri-bution Agreement (the "Distribution Agreement") with Maxus, the Company's former parent, for certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the date on which the Company was spun off to Maxus shareholders. The Company's total liability under the Distribution Agreement is limited to $85.0 million. At December 31, 1989, the Company believed that it would be required to make payments under the Distribution Agreement beginning in 1991 and continuing for approximately ten or more years. The Company did, in fact, begin to make payments in 1991, and, based on current levels of payments, it is expected that payments will continue until 1997.

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

                                       1995      1994      1993
Pro forma Primary Earnings
  (Loss) Per Share Before
  Cumulative Effect of
  Accounting Changes                   $ 1.48    $ 2.45    $ 1.04
Cumulative Effect of
  Accounting Changes                        -         -         -
    Total                              $ 1.48    $ 2.45    $ 1.04

Pro forma Fully Diluted Earnings
  (Loss) Per Share Before
  Cumulative Effect of
  Accounting Changes                   $ 1.46    $ 2.34    $ 1.04
Cumulative Effect of
  Accounting Changes                        -         -         -
    Total                              $ 1.46    $ 2.34    $ 1.04


Earnings per share as currently reported:

                                       1995      1994      1993
Primary Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                   $ 1.48    $ 2.45    $ 1.04
Cumulative Effect of
  Accounting Changes                        -         -     (0.49)
    Total                              $ 1.48    $ 2.45    $ 0.55

Fully Diluted Earnings (Loss)
  Per Share Before
  Cumulative Effect of
  Accounting Changes                   $ 1.46    $ 2.34    $ 1.04
Cumulative Effect of
  Accounting Changes                        -         -     (0.49)
    Total                              $ 1.46    $ 2.34    $ 0.55

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

    The Company plans to adopt Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," in 1996, and plans to elect to adopt FAS 123 by providing the disclosure information regarding its stock-based compensation plans as allowed by FAS 123. Accordingly, adoption of FAS 123 is not expected to have a significant effect on the Company's results of operations or financial position.

Note 4 - ACQUISITION

    On December 14, 1995, the Company completed the acquisition of National Convenience Stores Incorporated ("NCS"). NCS operates 661 "Stop N Go" convenience stores located in Texas, of which 600 sell gasoline. The total value of the transaction, including transaction costs and the assumption of NCS's debt, is approximately $280.0 million. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of NCS have been included in the consolidated operating results since the date of the acquisition.

    The funds used to acquire NCS were arranged through Bank of America National Trust and Savings Association. The purchase price exceeded the estimated fair value of net assets acquired by approximately $160.5 million, which is included in the accompanying consolidated balance sheet as excess of cost over acquired net assets, net of amortization. This asset is being amortized over its estimated useful life of 20 years.

    In arriving at the purchase cost of the acquisition and, consequently, the excess cost over acquired net assets, the company evaluated, among other things, various analyses of cash flow and profitability projections including, as applicable, the impact on existing Company businesses. Such analyses necessarily involve significant management judgment to evaluate the capacity of the acquired business to perform within projections.

    The pro forma statements listed below combining the results of operations of the Company and NCS are unaudited and reflect purchase price accounting adjustments assuming the acquisition occurred at the beginning of each year presented.

                                       1995           1994
Revenues                               $ 3,659.8      $ 3,350.7
Income before tax provision                 67.8          115.3
Net Income                                  40.6      $    66.2

Primary Earnings Per
  Common Share                         $    1.25      $    2.13
Fully Diluted Earnings Per
  Common Share                         $    1.25      $    2.04


Note 5 - BUSINESS SEGMENTS

    The Company's revenues from continuing operations are principally derived from three business segments: Refining and Wholesale, Retail, and Allied Businesses. Refining and Wholesale is engaged in crude oil refining and wholesale marketing of refined petroleum products. Retail is engaged in selling refined petroleum products and other merchandise. Allied Businesses is engaged in transporting, storing, and marketing natural gas liquids; upgrading refinery grade propylene and selling polymer grade propylene; selling ammonia fertilizer; selling specialized telephone services; selling environmental testing and related services; and investing in petroleum related opportunities.

    The Company's business segments operate primarily in the Southwest region of the United States with particular emphasis in Texas, Colorado, Louisiana, New Mexico, and Oklahoma.

                             Refining
                               and                    Allied
                             Wholesale   Retail       Businesses     Total
1995
Sales and operating
  revenues                   $1,435.8    $1,125.6     $  375.4       $ 2,936.8
 Costs and expenses           1,350.0     1,070.0        327.3         2,747.3

Operating profit             $   85.8        55.6      $  48.1           189.5

Interest expense                                                          47.4
Administrative expense                                                    68.4

Income before
    tax provision                                                    $    73.7

1994
Sales and operating
  revenues                   $1,320.8    $  974.3      $  311.2      $ 2,606.3
Costs and expenses            1,174.0       915.4         285.2        2,374.6

Operating profit             $  146.8    $   58.9      $   26.0      $   231.7

Interest expense                                                          43.3
Administrative expense                                                    62.6

Income before tax
  provision                                                          $   125.8


1993
Sales and operating
  revenues                  $ 1,294.8    $  958.1      $  302.4      $ 2,555.3
Costs and expenses            1,220.9       895.4         287.4        2,403.7

Operating profit             $   73.9    $   62.7      $   15.0      $   151.6

Interest expense                                                          40.6
Administrative expense                                                    53.5

Income before tax
  provision and
  cumulative effect of
  accounting changes                                                 $    57.5


    Intersegment sales and operating revenues are generally derived from transactions made at prevailing market rates. Sales of refined petroleum products from the Refining and Wholesale segment to the Retail segment amounted to $592.4 million in 1995, $502.7 million in 1994, and $510.1 million in 1993.
Sales of natural gas liquids from the Allied Businesses segment to the Refining and Wholesale segment amounted to $21.5 million in 1995, $15.8 million in 1994, and $23.4 million in 1993.

                                         Identifiable Assets
                             1995           1994           1993
Refining and Wholesale       $1,227.3       $1,048.2       $  846.8
Retail                          754.3          333.0          281.2
Allied Businesses               188.0          159.0          142.7
Corporate                        75.8           80.6           78.5

                             $2,245.4       $1,620.8       $1,349.2

    Identifiable assets are those assets that are utilized by the respective business segment. Corporate assets are principally cash, investments, and other assets that cannot be directly associated with the operations or activities of a business segment.

Note 6 - TAXES

    The Company's provision for income taxes was comprised of the following:

                             1995      1994      1993
Current
    Federal                  $ 16.2    $ 16.4    $ 21.8
    State and local             1.3       1.7       3.5
                               17.5      18.1      25.3
Deferred
  Federal                       7.9      29.1      (0.3)
  State and local               1.0       2.8      (0.1)
                                8.9      31.9      (0.4)
                             $ 26.4    $ 50.0     $24.9

    Federal income taxes paid (net of refunds) during 1995, 1994, and 1993 were:
$20.1 million, $11.0 million, and $21.5 million, respectively.

    The principal reasons for the difference between the statutory federal income tax rate and the Company's provision for income taxes were:

                                         1995         1994      1993
Tax provision at
  statutory federal rate
    (35%)                                $ 26.0       $ 45.6    $ 20.1
Effect of tax rate increase on
    deferred taxes                             -           -       1.7
State income taxes, net of
    federal tax benefit                     1.9          3.3       2.2
General business credit                    (3.7)        (0.6)     (0.7)
Other, net                                  2.2          1.7       1.6
                                         $ 26.4       $ 50.0    $ 24.9


The components of the net deferred tax liability are summarized as follows:

                                         1995         1994
Deferred tax assets
Inventory valuation reserves             $  6.4       $ 10.5
    Postretirement and
         pension plan liabilities          12.1         13.0
    Long-term shared costs liability        2.8          7.1
    Alternative minimum tax credit         19.2         16.0
    Nonrecurring expenses in connection
         with acquisition                   7.3            -
    Environmental reserve                   6.4            -
    Insurance reserve                       6.6            -
    Operating loss carryforward            10.0            -
    General business credit carryforward   13.6          0.9
    Allowance for doubtful receivables      2.2          1.9
    Miscellaneous other                    24.7         12.2

                                          111.3         61.6

Deferred tax liabilities
    Properties and equipment             (133.1)      (119.4)
    Inventory valuation reserve           (20.0)       (21.3)
    Section 382 basis adjustment           (7.5)           -
    Miscellaneous other                    (2.7)        (2.4)

                                         (163.3)      (143.1)

    Deferred tax asset
         valuation allowance               (5.0)           -

Net deferred tax liabilit               $ (57.0)      $(81.5)

    At December 31, 1995 the net deferred tax liability is reflected as $1.6 million in Current deferred tax assets and $58.6 million in Noncurrent deferred tax liabilities. At December 31, 1994, the entire amount of the net deferred tax liability was reflected as Noncurrent deferred tax liabilities.

    In accordance with the provisions of SFAS No. 109, a valuation allowance of $5.0 million at December 31, 1995 is deemed appropriate by management in view of the expiration dates of the acquired net operating loss carryforwards and credit carryforwards and the amount of future taxable income necessary to utilize such losses and credits. The acquired net operating loss carryforwards and credit carryforwards are subject to the separate return limitation year
(SRLY) rules. These rules limit the use of the acquired NCS operating loss carryforwards and credit carryforwards to offset the taxable income of NCS. In addition, the ownership change limitations under section 382 of the Internal Revenue Code further limit the utilization of the acquired loss carryforwards and credit carryforwards.

    For federal income tax purposes at December 31, 1995, the Company estimated that it had $13.6 million of unused general business tax credits including an acquired general business tax credit of $7.4 million which expires in varying amounts if unused by the years 1998 to 2010. The remaining $6.2 million expires in 2009 and 2010. The Company also had an estimated $19.2 million of minimum tax credit available for carryforward with an indefinite expiration. There is an estimated $28.3 million of SRLY net operating loss carryforward from the NCS acquisition that expires in varying amounts if unused by the years 2001 to 2005. Some of the estimates may be affected by the federal income tax return of NCS for the fiscal year ended June 30, 1995 that will be filed during March of 1996.

    Taxes other than income taxes were comprised of the following:

                                  1995      1994      1993
Real and personal property        $20.2     $18.1     $15.8
Payroll                            10.6      11.6      11.2
Superfund                           7.3       8.6       7.8
Other                               1.6       1.6       1.9

                                  $39.7     $39.9     $36.7


Note 7 - EMPLOYEE BENEFIT PLANS

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

    Net periodic pension cost included the following components:

                                  1995      1994      1993
Service cost-benefits earned
    during the period             $3.2      $3.4      $2.5
Interest cost on projected
    benefit obligation             3.2       2.8       2.2
Actual return on assets           (6.6)      0.2      (1.9)
Net amortization and deferral      4.7      (2.0)      0.5

Net periodic pension cost         $4.5      $4.4      $3.3


    Significant assumptions used in the actuarial calculations were:

                                  1995      1994      1993

Discount rates                    7.25%     8.50%     7.25%
Rates of increase in
    compensation level            4.50%     5.00%     4.50%
Expected long-term rate
    of return on assets           9.00%     9.00%     9.00%

    The Company's trusteed plans are funded at amounts required by the Employee Retirement Income Security Act. Effective December 31, 1995, the Company lowered its discount rate to 7.25% and its rates of increase in compensation level to 4.50%.

    The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts recognized in the Company's Consolidated Balance Sheet:

                                         1995              1994

                                  Plans     Plans     Plans     Plans
                                  Where     Where     Where     Where
                                  Assets    Benefits  Assets    Benefits
                                  Exceed    Exceed    Exceed    Exceed
                                  Benefits  Assets    Benefits  Assets

Actuarial present value of
    benefit obligations:
    Vested benefit obligation     $27.5     $7.1      $12.3     $14.6
    Accumulated benefit
         obligation                28.9      7.2       12.3      15.6
    Projected benefit
         obligation                37.0      8.2       17.2      18.5
Plan assets at fair
    market value                   32.4      6.2       13.9      12.3
Projected benefit obligation
    in excess of plan assets        4.6      2.0        3.3       6.2
Unrecognized net loss              (6.9)    (1.7)      (2.7)     (5.3)
Unrecognized net obligation        (0.3)    (0.2)      (0.3)     (0.2)
Unrecognized prior
    service cost                    0.5      0.2        0.1       0.7
Adjustment to recognize
    minimum liability               0.0      0.6        0.0       2.1
Pension liability (Prepaid
    pension cost) recognized
    in the Consolidated
    Balance Sheet                  (2.1)     0.9        0.4       3.5

    In 1995, the plans where assets exceeded the accumulated benefit obligation were the Bargaining Unit Plan, the Retirement Income Plan, the Career Average Retirement Income Plan, and the Excess Benefits Plan. In 1994, the plans where assets exceeded the accumulated benefit obligation were the Bargaining Unit Plan and the SRP.

    At December 31, 1995, Plan assets were invested in equity securities (58%), bonds (34%), and other investments (8%). At December 31, 1994, Plan assets were invested in bonds (58%), equity securities (33%), and other investments (9%).

Retiree Health Care and Life Insurance Benefits

    The Company provides certain health care and life insurance benefits to eligible retirees. Employees who participate in the CARIP are eligible for retiree health care and life insurance benefits if they satisfy certain age and service requirements. The Company also shares in the cost of providing similar benefits to former Maxus employees pursuant to the Distribution Agreement
(see Note 17).

    Generally, the health care plans pay a stated percentage of most medical expenses reduced for any deductibles, payments made by government programs, and other group coverage. The cost of providing most of these benefits is shared with retirees. The plans are unfunded.

    The following table sets forth the plans' status and the amount recognized in the Company's Consolidated Balance Sheet as of December 31, 1995 and 1994:

Accumulated postretirement benefit obligation attributable to:

                               Health          Life
                                Care         Insurance        Total

                             1995    1994   1995    1994   1995    1994

Retirees                     $20.9   $19.0  $3.2    $2.8   $24.1   $21.8
Fully Eligible Active
    Plan Participants          2.2     1.6   0.1     0.1     2.3     1.7
Other Active
    Plan Participants          5.6     3.3   2.7     3.2     8.3     6.5
Unrecognized net loss         (5.0)   (1.3) (0.1)   (0.4)   (5.1)   (1.7)

Total Accumulated
    Postretirement Benefit
    Obligation               $23.7   $22.6  $5.9    $5.7   $29.6   $28.3

    Net Periodic Postretirement Benefit Cost:

                               Health          Life
                                Care         Insurance        Total

                             1995    1994   1995    1994   1995    1994
Service Cost of
    Benefits Earned          $0.3    $0.3   $0.1    $0.2   $0.4    $0.5
Interest Cost on
    Accumulated
    Postretirement Benefit
    Obligation                1.9     1.4    0.4     0.4    2.3     1.8

Net Periodic
    Postretirement
    Benefit Cost             $2.2    $1.7   $0.5    $0.6   $2.7    $2.3


    The discount rate used in the actuarial calculation was 7.25% and 8.50% in 1995 and 1994, respectively. The rate of increase in compensation level was 4.50% and 5.00% in 1995 and 1994, respectively.

    For measuring the expected postretirement benefit obligation, the health care cost trend rate ranged from 9.2% to 12.0% in 1995, grading down to an ultimate rate of 6.0% in the year 2000.

    A one percentage point increase in the assumed health care cost trend would increase the aggregate of the service and interest components of 1995 net periodic postretirement benefit cost by $0.3 million and the 1995 accumulated postretirement benefit obligation by $3.4 million.

Long-Term Incentive Plans

    In 1987 and 1990, and as amended in 1995, the Company adopted Long-Term Incentive Plans which are administered by the Compensation Committee of the Board of Directors to provide officers and key employees with stock options, stock appreciation rights ("SARs"), performance units, and securities awards. In May 1995, upon shareholder approval, the shares of Common Stock that may be issued under the plans were increased from 3,500,000 shares to 4,500,000 shares. The number of common shares issued or transferred as restricted shares that become non-forfeitable solely contingent upon the participant having a certain length of service with the Company shall not, in aggregate, exceed 314,000 Common Shares. At December 31, 1995, 1994, and 1993, Common Stock reserved for future grants under the Long-Term Incentive Plans were 1,601,425 shares, 966,213 shares, and 1,195,868 shares, respectively. In
1994 all SARs were exercised and no SARs have been granted since that time.

    Transactions in stock options are summarized as follows:

                                     1995        1994         1993

Outstanding at January 1,            878,419     810,587      746,934
    Granted                          277,500     248,447      367,461
    Exercised                        (66,651)   (172,533)    (206,957)
    Cancelled upon exercise
         of SARs                           -      (6,042)     (84,979)
    Forfeited                         (1,876)     (2,040)     (11,872)

Outstanding at
         December 31,              1,087,392     878,419      810,587


Exercisable at December 31,          572,662     293,737      283,285

Range of exercise prices of
    options outstanding
    at December 31,                  $ 11.31     $ 11.31      $ 11.31
                                    to 29.75    to 29.75     to 27.38

Range of exercise prices
    of options exercised             $ 11.31     $ 11.31      $ 11.31
                                    to 23.75    to 25.63     to 22.57

    Grants of restricted, performance restricted stock and performance units for 1995, 1994, and 1993 are summarized as follows:

                                       Shares
     Date               Shares       Performance    Performance
  Granted               Restricted    Restricted       Units

    February 1993       40,568       63,414
    December 1993       24,235            -
    February 1994       16,450            -         1,639,000
    February 1995       44,715            -         1,694,000
    July 1995                -            -           456,800


    All shares of performance restricted stock granted became non-restricted on October 1, 1995 when certain financial goals were met.

    The restricted stock vests over a four-year period through 1999. Deferred compensation equivalent to market value at the date of grant is recorded to additional paid-in capital and is amortized to compensation expense over the vesting period. The amount amortized in 1995, 1994, and 1993 was $1.6 million, $2.1 million, and $2.1 million, respectively. Unvested shares are restricted as to transfer or sale.

    Performance Units have a target value of $1.00, but based on the Company's performance, each unit may have an actual value ranging from $0.00 to $2.00 at the end of the three year performance cycle. The cycles begin on January 1, and end on December 31. Any distributions will occur during the first quarter following the three year performance cycle. Performance units granted in 1994 will be paid two thirds in the form of cash and one third in the form of non-restricted stock. Performance units granted in 1995 will be paid in cash. The amount accrued in 1995 and 1994 was $1.2 million and $0.5 million, respectively.

Performance Incentive Plan

    A Performance Incentive Plan has been adopted by the Company, under which the Compensation Committee may grant cash awards to eligible employees. For Plan years 1995, 1994, and 1993, the Company paid $2.4 million, $2.7 million, and $2.3 million, respectively.

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

    In 1992 and 1991, the Company contributed 37,400, and 45,000 treasury shares of Common Stock, respectively, to ESOP I as part of special award programs and a success sharing program. In accordance with the success sharing program, the Company accrued $1.5 million, $2.8 million and $1.3 million for the purchase of 55,523 shares, 107,681 shares and 31,668 shares in 1995, 1994 and 1993, respectively.

    All employees of the Company who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement with the Company.

    The Company will make contributions to ESOP I and ESOP II in sufficient amounts, when combined with dividends on the Common Stock, to retire the principal and interest on the loans used to fund the ESOPs (see Note 13). Common shares will be allocated to participants as the payments of principal and interest are made on the loan. Contributions to the ESOPs charged to expense for 1995, 1994, and 1993 were $7.5 million, $7.4 million, and $7.1 million, respectively. Dividend and interest income reduced the amounts charged to expense in 1995, 1994, and 1993 by $1.5 million, $1.8 million, and $1.8 million, respectively.

    The number of allocated shares held by ESOP I and ESOP II at December 31, 1995, were 1,822,383 shares and 360,226 shares, respectively. The number of suspense shares held by ESOP I and ESOP II at December 31, 1995, were 284,489 shares and 1,056,497 shares, respectively.

Note 8 - RECEIVABLES

                                       1995      1994
Notes and accounts receivable          $220.1    $217.4
Less-Allowance for
     doubtful receivables                 7.1       5.8

                                       $213.0    $211.6


The following is a summary of the changes in the allowance for doubtful receivables:

                                     1995        1994         1993

January 1,                           $ 5.8       $ 5.5        $ 4.2

Additions charged against
    earnings                           9.6         3.2          2.3
Write-offs, net of recoveries         (8.3)       (2.9)        (1.0)

December 31,                         $ 7.1       $ 5.8        $ 5.5


Note 9 - INVENTORIES

                                     1995        1994

Finished products                    $ 204.1     $ 109.6
Raw materials                          137.4       148.3
Supplies                                34.5        33.1

                                     $ 376.0     $ 291.0


    The cost of approximately 64% and 74% of total inventories was determined under the LIFO method at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, market was lower than LIFO cost by $16.0 million and $27.1 million, respectively.

    The Company acquires a major portion of its crude oil requirements through the purchase of futures contracts on the New York Mercantile Exchange. The Company also uses the futures market to manage the price risk inherent in purchasing the crude oil in advance of the delivery date, and in maintaining the inventories contained within its refinery and pipeline systems.

Note 10 - PROPERTIES AND EQUIPMENT

                                     1995        1994

Properties and Equipment
    Refining and Wholesale           $ 1,238.5   $ 1,024.4
    Retail                               562.5       369.5
    Allied Businesses                    203.4       206.8
    Corporate                             36.9        34.7

                                       2,041.3     1,635.4
Less-Accumulated depreciation            684.2       609.3

                                     $ 1,357.1   $ 1,026.1

    The charge against earnings for maintenance and repairs was $40.1 million in 1995, $41.1 million in 1994, and $29.3 million in 1993.nterest capitalized was $6.8 million in 1995, $2.3 million in 1994, and $6.1 million in 1993.

                                  Expenditures for
                             Properties and Equipment

                                  1995      1994    1993
Refining and Wholesale            $193.0    $ 89.3  $100.1
Retail                             362.4      49.3    26.5
Allied Businesses                   21.2      22.3     4.4
Corporate                            1.5       1.2     0.8

                                  $578.1    $162.1  $131.8


    The amount in the table above in the Retail segment for 1995, includes expenditures for the acquisition of NCS.

                                  Depreciation

                                  1995    1994   1993
Refining and Wholesale            $43.3   $38.3  $35.1
Retail                             20.4    16.3   14.6
Allied Businesses                  11.4    13.1   11.7
Corporate                           2.6     3.2    2.9

                                  $77.7   $70.9  $64.3


Note 11 - ACCRUED LIABILITIES

                                            1995    1994
Accrued Taxes                               $ 71.0  $ 65.3
Accrued Insurance                              6.8       -
Accrued Royalties                              6.6     6.7
Current Portion of Long-term
    Shared Costs Liability (see Note 17)       8.0     8.0
Other Liabilities                            115.6    90.9

                                            $208.0  $170.9



Note 12 - OTHER LIABILITIES AND DEFERRED CREDITS

                                            1995    1994
Post Retirement Benefit                     $ 28.3  $28.3
Long-term Shared Costs
    Liability (see Note 17)                    2.1   13.4
Deferred Credits                              10.3   11.8
Environmental Reserve                         18.9      -
Insurance Reserve                             10.8      -
Other Liabilities                             44.7   13.5

                                            $115.1  $67.0

Note 13 - LONG-TERM DEBT

                                       1995      1994
Commercial Paper                       $  0.0    $  0.0
10.75% Senior Notes                     120.0     150.0
9% Senior Notes                           5.3       8.4
8.77% Senior Notes                       30.0      30.0
8.35% Senior Notes                        1.2       1.9
Medium Term Notes                       145.0     145.0
Shamrock Pipeline Note                    6.2         -
Pollution Control Financings             10.9      10.9
7.25% Debentures                         25.0         -
Credit Facility                         220.0         -
8% Debentures                           100.0     100.0
8.75% Debentures                         75.0         -
Bank Money Market Facilities            163.0      66.9
Mortgages                                59.3         -
Other Notes                               3.8       0.0

                                        964.7     513.1

Less-Due within one year                  7.2       3.9

                                       $957.5    $509.2



    The aggregate maturities of the long-term debt obligations at December 31, 1995 for the next five years will be as follows, assuming no prepayments:
1996-$7.2 million; 1997-$37.9 million; 1998-$36.2 million; 1999-$145.4 million;
2000-$120.9 million; and all future periods-$611.1 million.

    On February 29, 1996, the Company exercised an early redemption option to redeem 11.75% $4.4 million in Palo Duro River Authority Revenue Bonds at par value.

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

    Agreement I and Agreement II, the Senior Notes and the B of A Credit Facility (as defined below) all contain various restrictive covenants relating to the Company and its financial condition, operations, and properties. Under these covenants, the Company is required to maintain a minimum current ratio and net worth. These covenants also include restrictions on the payment of dividends. However, it is not anticipated that such limitations will affect the Company's present ability to pay dividends. At December 31, 1995, under the most restrictive of these covenants, $205.7 million was available for the payment of dividends.

    In May 1995, the Company registered $150.0 million of unallocated securities in a Universal Shelf Registration. That registration, which was declared effective by the Securities and Exchange Commission in June 1995, allows the Company to issue up to $150.0 million of debt, equity, or warrants, or any combination thereof, to the public on terms to be set at the time of issuance. The Company will issue the securities so registered from time to time, based on the Company's capital requirements and market conditions.

    On June 8, 1995, the Company issued $25.0 million in non-callable 7.25% debentures due June 15, 2010. The proceeds from the issuance of the debentures were used for general corporate purposes.

    On October 17, 1995, $6.2 million (the "Shamrock P/L Note") was assumed when the Company purchased the lessor's interest in the Southlake Products Pipeline extending from the McKee Refinery to the Dallas/Fort Worth area. The Shamrock P/L Note is currently being amortized semiannually at 9.75% with a maturity date of January 15, 1999.

    During December 1995, the Company entered into a Revolving Credit Agreement (the "B of A Credit Facility") with a syndication of banks to finance the acquisition of NCS. The Credit Facility is a revolving facility under which up to $220.0 million may be advanced and readvanced from time to time for general corporate purposes. Credit available under the B of A Credit Facility is reduced by equal amounts on four reduction dates: June 11, 1999, December 11, 1999, June 11, 2000 and at maturity on December 11, 2000. Interest under the B of A Credit Facility is structured similar to Agreement I and Agreement II. As of December 31, 1995, the Company had $220.0 million outstanding under the B of A Credit Facility.

    On December 14, 1995, the Company assumed $53.3 million in mortgages (the "Mortgages") as part of the NCS acquisition. The Mortages currently carry an annual interest rate of 9.5% with average maturities of 7 years and are recorded at their net present value of $59.3 million. The mortgages are secured by retail properties owned by the Company.

    Outstanding bank money market facilities are reflected as long-term debt because the Company has the intent and ability either to roll over the debt as it becomes due or to convert such borrowings into long-term debt through revolving credit borrowings.

    At December 31, 1995, the Company had outstanding $163.0 million of borrowings under bank money market facilities provided by major money center banks at a weighted average annual rate of 6.05%. The bank money market facilities are uncommitted lines of credit under which banks extend unsecured short-term credit to the Company from time to time at market rates.

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

    On April 1, 1993, the Company issued $100.0 of 8% Debentures due April 1, 2023.

    On February 27, 1991, the Company issued $75.0 million of 9-3/8% Notes due March 1, 2001 (the "Notes") under its medium-term note program.

    In December 1991, the Company issued $24.0 million in various notes with an average rate of 8.45% and maturities of 12 years.

    In connection with the Spin-off, the Company sold $150.0 million of 11% Subordinated Notes due April 30, 1999, (the "11% Subordinated Notes") to institutional investors. On July 14, 1989, the original 11% Subordinated Notes became 10.75% Senior Notes (the "10.75% Senior Notes") after certain contractual conditions were met. On May 1, 1995, the Company repaid $30.0 million of its 10.75% Senior Notes in a scheduled installment, leaving an outstanding balance of $120.0 million. Of this balance, $30.0 million is payable within one year. Since the Company intends to refinance the scheduled repayment by the use of commercial paper or other credit facilities which would be classified as long-term, and the Company has the capacity to do so, the current portion of the long-term debt payable on April 30, 1996 has been classified as long-term debt.

    Subsequent to the Spin-off, the Company placed $25.0 million of 9% Senior Notes due 1987-1997 (the "9% Senior Notes") and $5.0 million of 8.35% Senior Notes due 1989-1997 (the "8.35% Senior Notes") with an institutional investor and loaned the proceeds to the ESOP I (see Note 7). In 1989, the Company placed $30.0 million of 8.77% Senior Notes due 1997-2009 (the "8.77% Senior Notes") with the same institutional investor and loaned the proceeds to the ESOP II (see Note 7).

    Cash payments of interest for 1995, 1994, and 1993 were $49.6 million, $42.9 million, and $41.3 million, respectively.

    Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt is estimated to be $1,028.2 million at December 31, 1995, including amounts payable within one year.

Note 14 - PREFERRED STOCK

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

Note 15 - STOCKHOLDERS' EQUITY
                             Common  Paid-In     Retained   ESOP     Treasury
                             Stock   Capital     Earnings   Stock    Stock
January 1, 1993              $0.3    $356.8      $131.5     $(51.6)  $(1.3)
  Net Income                                       18.4
  Cash dividends:
    Common ($0.52 per share)                      (15.0)
    Convertible Preferred
    ($1.28 per share)
    (See Note 14)                                  (2.2)
    Issuance of Key
     Employees' and
     Directors' stoc          0.0       1.4                            0.9
    Payment on ESOP note                                       4.3
    Purchase of treasury
     stock                                                            (0.6)
    Issuance of
     Convertible Preferred
     stock*                            84.3
    Adjustment of minimum
     liabilities of
     pensions                                      (1.8)
    Tax benefit of ESOP
     dividends                                      0.4
    Tax benefit of stock
     options                            0.4
    Options exercised         0.0       1.9        (0.8)               0.4

December 31, 1993             0.3     444.8       130.5      (47.3)   (0.6)
    Net Income                                     75.8
    Cash dividends:
     Common ($0.53 per
      share)                                      (15.4)
    Convertible Preferred
     ($2.50 per share)
     (See Note 14)                                 (4.3)
    Issuance of Key
     Employees' and
     Directors' stock         0.0       0.0                           (0.1)
    Payment on ESOP note                                       5.1
    Purchase of treasury
     stock                                                            (3.4)
    Adjustment of minimum
     liabilities of
     pensions                                       0.8
    Success sharing           0.0       0.9
    Tax benefit of ESOP
     dividends                                      0.3
    Tax benefit of stock
     options                            0.5
    Options exercised         0.0       1.1        (0.9)               0.9

December 31, 1994             0.3     447.3       186.8      (42.2)   (3.2)
    Net Income                                     47.3
    Cash dividends:
         Common ($0.56
          per share)                              (16.3)
         Convertible
          Preferred
          ($2.50 per
          share) (See
           Note 14)                                (4.3)
    Issuance of Key
     Employees' and
     Directors' stock         0.0       0.0                           (0.5)
    Payment on ESOP note                                       5.8
    Purchase of treasury
     stock                                                             0.1
    Adjustment of minimum
     liabilities of
     pensions                                       1.2
    Success sharing                                (0.3)               2.9
    Tax benefit of ESOP
     dividends                                      0.3
    Tax benefit of stock
     options                            0.1
    Stock forfeitures                   0.0         0.0               (0.7)
    Options exercised         0.0       0.4        (0.3)               0.4
    Other                                          (0.4)

December 31, 1995            $0.3    $447.8      $214.0     $(36.4)  $(1.0)

*The Preferred Stock that was issued in 1993 has a par value of $17,250 which is not reflected above since it does not round to the nearest $100,000. At December 31, 1995 and 1994, the Company held 41,138 shares and 117,794 shares, respectively, as treasury stock.

Note 16 - LEASE COMMITMENTS

    The Company leases certain machinery and equipment, transportation and marketing facilities, and office space under cancelable and non-cancelable leases, most of which expire within 20 years unless renewed.

    Minimum annual rentals at December 31, 1995 were as follows:

                                     Operating
                                     Leases
1996                                 $ 49.3
1997                                   41.2
1998                                   35.7
1999                                   23.1
2000                                   15.8
2001 and thereafter                   112.3

                                     $277.4

Rental expense for operating leases was as follows:

                                     1995        1994      1993
Total rentals                        $34.5       $28.3     $21.1
Less-Sublease rental income            0.8         0.7       0.7
Rental expense                       $33.7       $27.6     $20.4

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

Note 17 - COMMITMENTS AND CONTINGENCIES

    In connection with the Spin-off, the Company and Maxus entered into a Distribution Agreement which, among other things, provides for the sharing by the Company and Maxus of certain liabilities relating to businesses of Maxus discontinued or disposed of prior to the Spin-off date. The Company's total liability for such shared costs is limited to $85.0 million. Payments with respect to the shared costs are made by Maxus and the Company is obligated to reimburse Maxus for the Company's share promptly after receipt of Maxus' invoice accompanied by appropriate supporting data. Inasmuch as the Company has already reimbursed Maxus for more than $37.5 million, the Company's share of remaining shared costs is one-third of the amounts paid by Maxus. Although some expenditures are still subject to audit, the Company has reimbursed Maxus for a total of $75.0 million as of December 31, 1995, including $11.4 million paid during 1995. See Note 3 for a change in the method of accounting for the liability.

    Pursuant to the Distribution Agreement, the Company will also reimburse Maxus for one-third of all payments for the cost of certain medical and life insurance benefits for eligible retired employees made by Maxus after the Spin-off date with respect to persons who retired on or before the Spin-off date (see Note 7). The actuarial cost of these expected payments under the Distribution Agreement is included in the Accumulated Postretirement Benefit Obligation recorded as of January 1, 1992 (see Note 3).

    The Company's commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in a loss. There are no long-term contracts with crude oil suppliers which would fix the cost of future deliveries. The Company anticipates that it will sustain no losses in fulfillment of existing sales contracts.

    The Company purchases its crude oil and other feedstocks from both domestic and foreign sources. During 1995, approximately 32% of the total feedstocks processed in the refineries was foreign crude oil. The Company does not anticipate any disruption in the availability of crude oil or other feedstocks, but the price of such commodities is beyond the Company's control, being affected by many factors including the supply and demand for crude oil, changes in domestic and foreign economies and political affairs, and the extent of governmental regulation.

    The Company is a party to a number of lawsuits, the outcomes of which are not expected to have a material effect on the Company's financial position or results of operations.

    Federal, state and local laws and regulations establishing various health and environmental quality standards affect nearly all of the operations of the Company. Included among such statutes are the Clean Air Act of 1955, as amended; the Clean Water Act of 1977, as amended; the Resource Conservation and Recovery Act of 1976, as amended; and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

    Regulations issued by the EPA in 1988 with respect to underground storage tanks require the Company, over a period up to ten years, to install, where not already in place, spill prevention manholes, tank overfill protection devices, leak detection devices, and corrosion protection on all underground tanks and piping at retail gasoline outlets. The regulations also require periodic tightness testing of underground tanks and piping. Commencing in 1998, operators will be required under these regulations to install continuous monitoring systems for underground tanks.

    The Company has in effect policies, practices, and procedures in the areas of pollution control, product safety, occupational health, the production, handling, storage, use, and disposal of hazardous materials to prevent an unreasonable risk of material environmental or other damage, and the material financial liability which could result from such events. However, some risk of environmental or other damage is inherent in the business of the Company, as it is with other companies engaged in similar businesses.

    None of the estimated costs or liabilities associated with individual locations identified as being in need of environmental remediation at December 31, 1995 is material to the results of operations of the Company. The environmental reserve of $18.9 million listed under Other Liabilities and Deferred Credits (see Note 12) is the fair value of a reserve established by NCS prior to its emergence from bankruptcy in March of 1993 for the cleanup of contaminated soil and groundwater caused by releases from underground gasoline storage tanks and underground piping systems and claims for third party damages relating to such releases. The actual costs may be higher or lower than that accrued due to the difficulty in estimating such costs and due to the potential changes in the status of regulations and state reimbursement programs.

Supplementary Financial Information (unaudited)
QUARTERLY FINANCIAL DATA

CAPTION>
(dollars in millions,
 except per share)  95 Quarter Ended  March 31    June 30     Sept. 30  Dec. 31
Net sales                             $676.7      $789.7      $746.3    $724.1
Gross profit(1)                         44.9        83.2        46.1      48.1
Net income                               5.4        28.0         5.7       8.2
Primary earnings per common share        0.15        0.93        0.16      0.24
Fully diluted earnings per common
 share                                   0.15        0.87        0.16      0.24

Cash dividends per share
    Common                            $  0.14      $ 0.14      $ 0.14    $ 0.14
    Preferred                            0.625       0.625       0.625     0.625

Market price per common share
    High                               28 7/8      28 1/4       28 1/2    29 1/8
    Low                                22 1/8      23 3/8       23 7/8    23 5/8


                 1994 Quarter Ended   March 31    June 30      Sept. 30  Dec. 31

Net sales                             $583.8      $646.5      $700.4    $675.6
Gross profit(1)                         52.1        82.3        68.7      62.8
Net income                              12.2        27.5        20.6      15.5
Primary earnings per common share        0.38        0.9         0.67      0.49
Fully diluted earnings per common
  share                                  0.38        0.85        0.64      0.48

Cash dividends per share
    Common                           $   0.13      $ 0.13     $  0.13    $ 0.14
    Preferred                            0.625       0.625       0.625     0.625


Market price per common share
    High                              30           28 1/4       28 1/2     29 1/8
    Low                               24 1/8       23 3/8       23 7/8     23 5/8


(1) Gross profit is sales and operating revenues less cost of products sold and operating expenses and depreciation.

TABLE>

              Selected Historical Financial Information (unaudited)

(dollars in millions, except
  per share)                  1995      1994      1993      1992      1991
OPERATIONS
Sales and operating revenues:
     Refining and Wholesale   $1,435.8  $1,320.8  $1,294.8  $1,290.4  $1,293.2
     Retail                    1,125.6     974.3     958.1     970.7     908.1
     Allied Businesses           375.4     311.2     302.4     341.5     374.6

          Total               $2,936.8  $2,606.3  $2,555.3  $2,602.6  $2,575.9

Operating profit:
     Refining and Wholesale   $   85.8  $  146.8  $   73.9  $   68.1  $   86.8
     Retail                       55.6      58.9      62.7      46.6      26.1
     Allied Businesses            48.1      26.0      15.0      22.9      32.5

          Total               $  189.5  $  231.7  $  151.6  $  137.6  $  145.4

Income from continuing
  operations                  $   47.3  $   75.8  $   32.6  $   26.4  $   37.1
Net income                    $   47.3  $   75.8  $   18.4  $    8.7  $   37.1

FINANCIAL POSITION
Current assets                $  654.9  $  540.4  $  356.2  $  358.5  $  409.8
Current liabilities              489.5     374.1     220.4     217.0     252.9
Properties and equipment,
     less accumulated
     depreciation              1,357.1   1,026.1     941.1     897.6     791.2
Total assets                  $2,245.4  $1,620.8  $1,349.2  $1,297.5  $1,222.3

CAPITAL STRUCTURE
Long-term debt including
  portion due within one
  year                        $  964.7  $  513.1  $  489.7  $  536.9  $  446.1
Deferred income taxes             57.0      81.5      48.7      61.4      65.6
Stockholders' equity             624.7     589.0     527.7     435.7     437.6

Total                         $1,646.4  $1,183.6  $1,066.1  $1,034.0  $  949.3

OTHER DATA
Capital expenditures          $  556.6  $  162.1  $  131.8  $  170.5  $  180.1
Depreciation and amortization     77.7      70.9      64.3      56.8      52.3
Book value per share*             19.47     18.45     16.40     16.50     16.76

PER COMMON SHARE
Primary earnings:
     Continuing operations    $    1.48 $    2.45  $   1.04 $    0.92  $   1.39
     Net income                    1.48      2.45      0.55      0.30      1.39
Fully diluted earnings:
     Continuing operations    $    1.46      2.34  $   1.04 $    0.92  $   1.36
Net income                         1.46      2.34      0.55      0.30      1.36

CASH DIVIDENDS PER SHARE
     Common Stock             $    0.56 $    0.53  $   0.52 $    0.52  $   0.52
     Preferred Stock               2.50      2.50      1.28        __         __

FINANCIAL RATIOS
     Current ratio            $    1.3       1.4       1.6       1.7       1.6
Total debt as a percent
  of total capital                58.6%     43.4%     45.9%     51.9%     47.0%

* Calculated excluding 1,340,983; 1,669,264; 1,985,102; 2,286,705; and 2,573,904
unallocated ESOP shares at December 31 of the respective years.




Five Year Operating Information (unaudited)

                              1995      1994     1993     1992     1991
OPERATIONS
Crude Oil Refining Capacity
  (barrels per day at year-end)
     McKee                    140,000   135,000  125,000  120,000  110,000
     Three Rivers              75,000    70,000   70,000   55,000   55,000

          Total               215,000   205,000  195,000  175,000  165,000

Crude Oil Refined  (barrels per day)
     McKee                    130,439   126,235  118,949  112,909  111,765
     Three Rivers              74,499    69,428   61,280   51,775   48,238

          Total               204,938   195,663  180,229  164,684  160,003

Capacity Utilization            95.3%     95.4%    92.4%    94.1%    97.0%

Total Inputs (barrels per day)

     Domestic Crude Oil       135,418   139,099  137,672  145,687  140,244
     Foreign Crude Oil         69,520    56,564   42,557   18,997   19,759
     Other Feedstocks          14,238    13,888   16,528   16,034   19,003

          Total               219,176   209,551  196,757  180,718  179,006

Crude Oil Purchase Cost
  (dollars per barrel)          18.58     17.08    18.57    20.64    21.83

Inventory (thousands of barrels at year-end)

     Crude Oil                  7,210     7,717    2,499    1,796    3,085
     Petroleum Products         3,794     3,277    3,736    2,845    3,509

REFINED PRODUCT SPREAD (dollars per barrel)

Product Salesrices              22.31     21.53    22.39    24.04    25.55
Raw Material Costs              18.82     17.13    18.63    20.83    21.76

     Refined Product Spread      3.49      4.40     3.76     3.21     3.79

PRODUCTS MANUFACTURED (barrels per day)

Gasoline                      124,573   120,377  112,974  104,220  103,271
Diesel Fuel                    47,663    44,425   39,952   31,462   34,478
Aviation Fuel                  17,946    18,921   17,602   18,900   16,382
Other                          30,751    26,478   26,014   24,965   24,900

     Total                    220,933   210,201  196,542  179,547  179,031


WHOLESALE REFINED PRODUCT SALES (barrels per day)

Gasoline                      153,140   142,016  134,954  128,507  122,831
Diesel Fuel                    52,484    49,102   43,774   36,487   37,686
Aviation Fuel                  18,705    21,206   20,437   21,043   15,944
Other                          13,817    13,373   12,872   13,156   12,148

     Total                    238,146   225,697  212,037  199,193  188,609

WHOLESALE REFINED PRODUCT SALES (dollars per barrel)

Gasoline                        24.37     23.06    24.15    26.54    28.09
Diesel Fuel                     22.04     21.46    22.99    24.49    25.39
Aviation Fuel                   22.50     22.05    23.78    25.07    26.95
Other                           14.96     14.32    14.43    13.45    14.24

RETAIL
Number of Retail Outlets (at year-end)
Company Operated                1,506       810      776      761      763
     Company Owned                715       496      504      518      529
     Company Leased               791       314      272      243      234

RETAIL SALES

Gasoline (barrels per day)     61,766    56,410   55,473   53,931   50,876
Diesel (barrels per day)        2,216     1,795    1,606    1,455    1,164
Merchandise ($000/day)          957.9     872.9    820.7    792.6    710.5

OTHER DATA

Number of Jobber Outlets
  (at year-end)                 1,203     1,206    1,194    1,163    1,155
Miles of Products Pipelines
  (at year-end)                 2,959     2,484    2,291    2,290    2,275
Miles of Crude Oil Pipelines
  (at year-end)                 1,268     1,289    2,110    2,110    1,839
