Form 10-K/A, Exhibit 13
period 1995-12-31
DIAMOND SHAMROCK INC
filed 1996-10-01
CIK 810316

EX-13.1

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Consolidated Results 1995 vs 1994


     Sales and operating revenues for 1995 were $3,683.1 million compared to $3,297.3 million in 1994. Sales and operating revenues increased primarily due to a 5.5% and a 4.8% increase in refined product sales volumes and prices, respectively, and a 9.9% and a 3.2% increase in retail gasoline sales volumes and prices, respectively. This increase also reflected the contribution from a 7.0% increase in the average number of retail outlets during 1995. Per store retail merchandise sales and retail gasoline sales volumes increased 5.1% and 2.7%, respectively, during 1995 when compared to 1994. Also contributing to the increase in consolidated sales and operating revenues was a 20.6% increase in sales in the Company's Allied Businesses segment, primarily due to the strong demand for polymer grade propylene and ammonia fertilizer. In addition, the acquisition of National Convenience Stores Incorporated ("NCS") in mid-December 1995, contributed $42.1 million in sales and operating revenues.

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

Consolidated Results 1994 vs 1993


     Sales and operating revenues for 1994 were $3,297.3 million compared to $3,100.0 million in 1993. Sales and operating revenues increased primarily due to a 6.4% increase in refined product sales volumes, a 6.4% increase in retail merchandise sales and an improvement in revenues in the Allied Businesses segment.

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

Segment Results 1995 vs 1994

     Sales and operating revenues from the Refining and Wholesale segment were $1,796.0 million compared to $1,661.3 million in 1994. The increase is primarily due to a 5.5% and a 4.8% increase in refined product sales volumes and prices, respectively. Operating profit decreased by 41.6% primarily due to a 20.5% decrease in refinery margins from the same period a year ago. Last year, refinery margins in the Company's inland markets, where most of its products are sold, were strong, relative to the Gulf Coast market, primarily because supply to the inland markets were constrained by distribution system problems. While refinery margins in the Company's inland markets remain higher than those in the Gulf Coast market, they have declined versus last year while Gulf Coast margins have improved. The 1995 operating profit was positively impacted by an increase in the value of crude oil and refined product inventories.


     Sales and operating revenues in the Retail segment increased by 14.1% in 1995, primarily due to a 9.9% and a 3.2% increase in retail gasoline sales volumes and prices, respectively, and a 9.7% increase in retail merchandise sales. This increase reflected the contribution from a 7.0% increase in the average number of retail outlets during 1995. Per store retail merchandise sales increased 5.1% and per store retail gasoline sales volumes increased 2.7% during 1995 compared to 1994. In addition, the acquisition of NCS in mid-December 1995, contributed $42.1 million in sales and operating revenues. Retail segment operating profit decreased by $3.3 million to $55.6 million in 1995 from $58.9 million in 1994, primarily due to a 6.7% decrease in retail gasoline margins. Gross profit from lottery sales in 1995 was $9.2 million compared to $8.2 million in 1994.

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

Segment Results 1994 vs 1993


     Sales and operating revenues from the Refining and Wholesale segment increased $138.7 million from $1,522.6 million in 1993 to $1,661.3 million in 1994, primarily due to a 6.4% increase in refined product sales volumes as the Company's expansion of its Three Rivers Refinery came on-line. This increase was partially offset by a 5.1% decrease in refined products sales prices. Refining and Wholesale operating profit increased by 98.6% to $146.8 million compared to $73.9 million in 1993. This increase in operating profit was primarily due to a 17.0% increase in refinery margins compared to 1993. The 1994 operating profit was positively impacted by an increase in the value of crude oil and refined products inventories. The Company also benefited from a full year of the projects brought on line in 1993, namely, the Three Rivers expansion and the diesel desulfurizer at McKee.


     Sales and operating revenues in the Retail segment increased 3.9% in 1994, primarily due to a 6.4% increase in retail merchandise sales, a 2.0% increase in gasoline sales volumes, and a 15.8% increase in lottery sales, partially offset by a 2.9% decrease in retail gasoline sales prices. Per-store merchandise sales increased by 5.1%. Retail operating profit decreased by 6.1% to $58.9 million in 1994 from $62.7 million in 1993, primarily due to increased operating costs, reflecting the costs associated with the installation of the Company's computerized retail information inventory management and customer service system ("IRIS"). IRIS has the capability of tracking merchandise sales by item and interfacing with computerized controls for underground storage tank monitoring that allows the Company increased environmental protection. Also contributing to the decrease in operating profit was a 0.6% decrease in retail merchandise margins. Gross profit from lottery sales in 1994 was $8.2 million compared to $7.3 million in 1993.

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


     NCS operates 661 "Stop N Go" convenience stores located in Texas cities where the Company currently operates retail outlets. Nearly 600 of the NCS outlets sell gasoline. Based on historical results, it is estimated that total annual revenues for the combined companies will be approximately $4.1 billion. In addition, total merchandise sales are expected to more than double and the Company's sales of gasoline through branded outlets will increase approximately 21.0% to an estimated 123,000 barrels per day. Additionally, the acquisition increases the contribution of the Company's Retail segment to operating profit which lessens the impact of more volatile refining margins on profitability.

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

Accounting Matters

     Effective January 1, 1993, the Company changed the accounting method for recording the liability under an agreement with Maxus (the "Distribution Agreement") (see Note 3 of the Notes to the Consolidated Financial Statements on page 14 of this Annual Report). Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Post-employment Benefits, an Amendment of FASB Statements No. 5 and 43" (see Note 3 of the Notes to the Consolidated Financial Statements on page 15 of this Annual Report).

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


     During the first quarter of 1996 the Company began classifying federal excise taxes and state motor fuel taxes in Sales and operating revenues and in Costs and expenses for financial reporting purposes. The Company believes this method of classification better reflects the nature of such taxes and is consistent with current industry practice. The results of operations for the three years ended December 31, 1995, 1994 and 1993 have been reclassified to conform to the 1996 presentation. The amount of such taxes for the three years ended December 31 is $746.3 million, $691.0 million and $544.7 million in 1995, 1994 and 1993, respectively. Neither operating profits nor net income are affected by this reclassification.


W4034B.asc