Form 10-K/A, Exhibit 13
period 1995-12-31
DIAMOND SHAMROCK INC
filed 1996-10-01
CIK 810316

                                      EXHIBIT 13.2

Consolidated Statement of Operations
(dollars in millions, except per share)      1995      1994        1993
REVENUES
  Sales and operating revenues(a)            $ 3,683.1 $ 3,297.3   $3,100.0
  Other revenues, net                             19.9      14.8       10.2
                                               3,703.0   3,312.1    3,110.2
COSTS AND EXPENSES
  Cost of products sold(a)                     2,233.5   1,880.7    1,965.5
  Operating expenses                             403.3     388.8      340.0
  Depreciation and amortization                   77.7      70.9       64.3
  Selling and administrative                      81.4      71.7       60.9
  Taxes other than income taxes(a)               786.0     730.9      581.4
  Interest                                        47.4      43.3       40.6
                                               3,629.3   3,186.3    3,052.7
Income before Tax Provision and
  Cumulative Effect of Accounting Changes         73.7     125.8       57.5
Provision for Income Taxes                        26.4      50.0       24.9

Income before Cumulative Effect of
  Accounting Changes                              47.3      75.8       32.6
Cumulative Effect of Accounting Changes
 (net of income taxes)                               -         -      (14.2)

Net Income                                        47.3      75.8       18.4
Dividend Requirement on Preferred Stock            4.3       4.3        2.4
Earnings Applicable to Common Shares         $    43.0 $    71.5   $   16.0

Primary Earnings (Loss) Per Common Share
  Before Cumulative Effect of
  Accounting Changes                         $    1.48 $    2.45   $    1.04
  Cumulative Effect of Accounting Changes            -         -       (0.49)
     Total                                   $    1.48 $    2.45   $    0.55

Fully Diluted Earnings (Loss) Per Common Share
  Before Cumulative Effect of Accounting
  Changes                                    $    1.46 $    2.34   $    1.04
  Cumulative Effect of Accounting Changes            -         -       (0.49)
     Total                                   $    1.46 $    2.34   $    0.55
Cash Dividends Per Share
  Common                                     $    0.56 $    0.53   $    0.52
  Preferred                                  $    2.50 $    2.50   $    1.28
Weighted Average Common Shares Outstanding
  (thousands of shares)
  Primary                                       29,102    29,128     28,871
  Fully Diluted                                 32,375    32,383     28,968

Pro forma amounts assuming the effect of
the 1993 change in accounting principle
is applied retroactively:                      1995      1994        1993
Income before Cumulative Effect of
Accounting Changes                             $47.3     $75.8       $32.6
Cumulative Effect of Accounting Changes            -         -           -

Net Income                                     $47.3     $75.8       $32.6

(a) Reclassified to conform to 1996 presentation, to include excise taxes as a component of sales: The amount of such taxes for the years ended December 31, is $746.3 million, $691.0 million and $544.7 million in 1995, 1994 and 1993, respectively.

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

Classification of Excise Taxes

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

                                       1995           1994
Revenues(a)                            $ 4,566.1     $  4,200.3
Income before tax provision                 67.8          115.3
Net Income                                  40.6      $    66.2

Primary Earnings Per
  Common Share                         $    1.25      $    2.13
Fully Diluted Earnings Per
  Common Share                         $    1.25      $    2.04

(a) Reclassified to conform to 1996 presentation, to include excise taxes as a component of sales: The amount of such taxes for the years ended December 31, is $746.3 million and $691.0 million, respectively.


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

                             Refining
                               and                    Allied
                             Wholesale   Retail       Businesses     Total
1995
Sales and operating
  revenues(a)                $1,796.0    $1,511.7     $  375.4       $ 3,683.1
Costs and expenses(a)         1,710.2     1,456.1        327.3         3,493.6
Operating profit             $   85.8        55.6      $  48.1           189.5
Interest expense                                                          47.4
Administrative expense                                                    68.4

Income before
    tax provision                                                    $    73.7

1994
Sales and operating
  revenues(a)                $1,661.3    $1,324.8      $  311.2      $ 3,297.3
Costs and expenses(a)         1,514.5     1,265.9         285.2        3,065.6

Operating profit             $  146.8    $   58.9      $   26.0      $   231.7

Interest expense                                                          43.3
Administrative expense                                                    62.6

Income before tax
  provision                                                          $   125.8

1993
Sales and operating
  revenues(a)               $ 1,522.6    $1,275.0      $  302.4      $ 3,100.0
Costs and expenses(a)         1,448.7     1,212.3         287.4        2,948.4

Operating profit             $   73.9    $   62.7      $   15.0      $   151.6

Interest expense                                                          40.6
Administrative expense                                                    53.5

Income before tax
  provision and
  cumulative effect of
  accounting changes                                                 $    57.5

    (a) Reclassified to conform to 1996 presentation, to include excise taxes as a component of sales: The amount of such taxes for the years ended December 31, is $360.2 million, $340.5 million, and $227.8 million in 1995, 1994, and
1993, respectively in the Refining and Wholesale segment. The amount of such taxes for the years ended December 31 is $386.1 million, $350.5 million, and $316.9 million in 1995, 1994, and 1993, respectively in the Retail segment.

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

Note 6 - TAXES

    The Company's provision for income taxes was comprised of the following:

                             1995      1994      1993
Current
    Federal                  $ 16.2    $ 16.4    $ 21.8
    State and local             1.3       1.7       3.5
                               17.5      18.1      25.3
Deferred
  Federal                       7.9      29.1      (0.3)
  State and local               1.0       2.8      (0.1)
                                8.9      31.9      (0.4)
                             $ 26.4    $ 50.0     $24.9

    Federal income taxes paid (net of refunds) during 1995, 1994, and 1993 were: $20.1 million, $11.0 million, and $21.5 million, respectively.

    The principal reasons for the difference between the statutory federal income tax rate and the Company's provision for income taxes were:

                                         1995         1994      1993
Tax provision at
  statutory federal rate
    (35%)                                $ 26.0       $ 45.6    $ 20.1
Effect of tax rate increase on
    deferred taxes                           -            -        1.7
State income taxes, net of
    federal tax benefit                     1.9          3.3       2.2
General business credit                    (3.7)        (0.6)     (0.7)
Other, net                                  2.2          1.7       1.6
                                         $ 26.4       $ 50.0    $ 24.9

The components of the net deferred tax liability are summarized as follows:

                                         1995         1994
Deferred tax assets
Inventory valuation reserves             $  6.4       $ 10.5
    Postretirement and
         pension plan liabilities          12.1         13.0
    Long-term shared costs liability        2.8          7.1
    Alternative minimum tax credit         19.2         16.0
    Nonrecurring expenses in connection
         with acquisition                   7.3            -
    Environmental reserve                   6.4            -
    Insurance reserve                       6.6            -
    Operating loss carryforward            10.0            -
    General business credit carryforward   13.6          0.9
    Allowance for doubtful receivables      2.2          1.9
    Miscellaneous other                    24.7         12.2

                                          111.3         61.6
Deferred tax liabilities
    Properties and equipment             (133.1)      (119.4)
    Inventory valuation reserve           (20.0)       (21.3)
    Section 382 basis adjustment           (7.5)           -
    Miscellaneous other                    (2.7)        (2.4)

                                         (163.3)      (143.1)

    Deferred tax asset
         valuation allowance               (5.0)           -

Net deferred tax liability              $ (57.0)      $(81.5)

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

    Taxes other than income taxes were comprised of the following:

                                  1995      1994      1993
Excise taxes                     $746.3    $691.0    $544.7
Real and personal property         20.2      18.1      15.8
Payroll                            10.6      11.6      11.2
Superfund                           7.3       8.6       7.8
Other                               1.6       1.6       1.9

                                 $786.0    $730.9    $581.4

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

    (DOES NOT INCLUDE NCS AT THIS TIME)

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

Supplementary Financial Information (unaudited)
QUARTERLY FINANCIAL DATA


CAPTION>
(dollars in millions,
 except per share) 1995 Quarter Ended  March 31   June 30   Sept. 30  Dec. 31
Net sales (1)                         $845.7      $981.9    $941.7    $913.8
Gross profit(2)                         44.9        83.2      46.1      48.1
Net income                               5.4        28.0       5.7       8.2
Primary earnings per common share        0.15        0.93      0.16      0.24
Fully diluted earnings per common
 share                                   0.15        0.87      0.16      0.24

Cash dividends per share
    Common                            $  0.14      $ 0.14    $ 0.14   $ 0.14
    Preferred                            0.625       0.625     0.625    0.625

Market price per common share
    High                               26 1/2      28 7/8     27 3/8   26 7/8
    Low                                23 1/8      25 1/2     23 3/4   23 3/8



                 1994 Quarter Ended   March 31    June 30   Sept. 30  Dec. 31

Net sales (1)                         $753.5      $824.4      $868.6  $850.8
Gross profit(2)                         52.1        82.3        68.7    62.8
Net income                              12.2        27.5        20.6    15.5
Primary earnings per common share        0.38        0.9         0.67    0.49
Fully diluted earnings per common
  share                                  0.38        0.85        0.64    0.48

Cash dividends per share
  Common                             $   0.13     $  0.13     $  0.13 $  0.14
  Preferred                              0.625       0.625       0.625   0.625


Market price per common share
    High                              30           28 1/4     28 1/2    29 1/8
    Low                               24 1/8       23 3/8     23 7/8    23 5/8

(1) Reclassified to conform to 1996 presentation to include excise taxes as a component of sales.


(2) Gross profit is sales and operating revenues less cost of products sold and operating expenses and depreciation.



              Selected Historical Financial Information (unaudited)

(dollars in millions, except
  per share)                  1995      1994      1993      1992      1991
OPERATIONS
Sales and operating revenues:
  Refining and Wholesale(a)  $1,796.0   $1,661.3  $1,522.6  $1,444.9  $1,457.5
  Retail(a)                   1,511.7    1,324.8   1,275.0   1,275.3   1,158.9
  Allied Businesses             375.4      311.2     302.4     341.5     374.6

    Total(a)                 $3,683.1   $3,297.3  $3,100.0   $3,061.7 $2,991.0


Operating profit:
     Refining and Wholesale   $   85.8  $  146.8  $   73.9  $   68.1  $   86.8
     Retail                       55.6      58.9      62.7      46.6      26.1
     Allied Businesses            48.1      26.0      15.0      22.9      32.5

          Total               $  189.5  $  231.7  $  151.6  $  137.6  $  145.4

Income from continuing
  operations                  $   47.3  $   75.8  $   32.6  $   26.4  $   37.1
Net income                    $   47.3  $   75.8  $   18.4  $    8.7  $   37.1

FINANCIAL POSITION
Current assets                $  654.9  $  540.4  $  356.2  $  358.5  $  409.8
Current liabilities              489.5     374.1     220.4     217.0     252.9
Properties and equipment,
     less accumulated
     depreciation              1,357.1   1,026.1     941.1     897.6     791.2
Total assets                  $2,245.4  $1,620.8  $1,349.2  $1,297.5  $1,222.3

CAPITAL STRUCTURE
Long-term debt including
  portion due within one
  year                        $  964.7  $  513.1  $  489.7  $  536.9  $  446.1
Deferred income taxes             57.0      81.5      48.7      61.4      65.6
Stockholders' equity             624.7     589.0     527.7     435.7     437.6

Total                         $1,646.4  $1,183.6  $1,066.1  $1,034.0  $  949.3

OTHER DATA
Capital expenditures          $  556.6  $  162.1  $  131.8  $  170.5  $  180.1
Depreciation and amortization     77.7      70.9      64.3      56.8      52.3
Book value per share*             19.47     18.45     16.40     16.50     16.76

PER COMMON SHARE
Primary earnings:
     Continuing operations    $    1.48 $    2.45  $   1.04 $    0.92  $   1.39
     Net income                    1.48      2.45      0.55      0.30      1.39
Fully diluted earnings:
     Continuing operations    $    1.46      2.34  $   1.04 $    0.92  $   1.36
Net income                         1.46      2.34      0.55      0.30      1.36

CASH DIVIDENDS PER SHARE
     Common Stock             $    0.56 $    0.53  $   0.52 $    0.52  $   0.52
     Preferred Stock               2.50      2.50      1.28        __
__

FINANCIAL RATIOS
     Current ratio            $    1.3       1.4       1.6       1.7       1.6
Total debt as a percent
  of total capital                58.6%     43.4%     45.9%     51.9%     47.0%

(a) Reclassified to conform to 1996 presentation, to include excise taxes as a component of sales:  The amount of such taxes for the years ended December 31, is $360.2 million, $340.5 million, $227.8 million, $154.5 million, and $164.3 million in 1995, 1994, 1993, 1992, and 1991, respectively in the Refining and
Wholesale segment.   The amount of such taxes for the years ended December 31,
is $386.1 million, $350.5 million, $316.9 million, $304.6 million, and $250.8 million in 1995, 1994, 1993, 1992, and 1991, respectively in the Retail segment.

* Calculated excluding 1,340,983; 1,669,264; 1,985,102; 2,286,705; and
2,573,904 unallocated ESOP shares at December 31 of the respective years.




Five Year Operating Information (unaudited)

                              1995      1994     1993     1992     1991
OPERATIONS
Crude Oil Refining Capacity
  (barrels per day at year-end)
     McKee                    140,000   135,000  125,000  120,000  110,000
     Three Rivers              75,000    70,000   70,000   55,000   55,000

          Total               215,000   205,000  195,000  175,000  165,000

Crude Oil Refined  (barrels per day)
     McKee                    130,439   126,235  118,949  112,909  111,765
     Three Rivers              74,499    69,428   61,280   51,775   48,238

          Total               204,938   195,663  180,229  164,684  160,003

Capacity Utilization            95.3%     95.4%    92.4%    94.1%    97.0%

Total Inputs (barrels per day)

     Domestic Crude Oil       135,418   139,099  137,672  145,687  140,244
     Foreign Crude Oil         69,520    56,564   42,557   18,997   19,759
     Other Feedstocks          14,238    13,888   16,528   16,034   19,003

          Total               219,176   209,551  196,757  180,718  179,006

Crude Oil Purchase Cost
  (dollars per barrel)          18.58     17.08    18.57    20.64    21.83

Inventory (thousands of barrels at year-end)

     Crude Oil                  7,210     7,717    2,499    1,796    3,085
     Petroleum Products         3,794     3,277    3,736    2,845    3,509

REFINED PRODUCT SPREAD (dollars per barrel)

Product Sales Prices            22.31     21.53    22.39    24.04    25.55
Raw Material Costs              18.82     17.13    18.63    20.83    21.76

     Refined Product Spread      3.49      4.40     3.76     3.21     3.79

PRODUCTS MANUFACTURED (barrels per day)

Gasoline                      124,573   120,377  112,974  104,220  103,271
Diesel Fuel                    47,663    44,425   39,952   31,462   34,478
Aviation Fuel                  17,946    18,921   17,602   18,900   16,382
Other                          30,751    26,478   26,014   24,965   24,900

     Total                    220,933   210,201  196,542  179,547  179,031

WHOLESALE REFINED PRODUCT SALES (barrels per day)

Gasoline                      153,140   142,016  134,954  128,507  122,831
Diesel Fuel                    52,484    49,102   43,774   36,487   37,686
Aviation Fuel                  18,705    21,206   20,437   21,043   15,944
Other                          13,817    13,373   12,872   13,156   12,148

     Total                    238,146   225,697  212,037  199,193  188,609

WHOLESALE REFINED PRODUCT SALES (dollars per barrel)

Gasoline                        24.37     23.06    24.15    26.54    28.09
Diesel Fuel                     22.04     21.46    22.99    24.49    25.39
Aviation Fuel                   22.50     22.05    23.78    25.07    26.95
Other                           14.96     14.32    14.43    13.45    14.24

RETAIL
Number of Retail Outlets (at year-end)
Company Operated                1,506       810      776      761      763
     Company Owned                715       496      504      518      529
     Company Leased               791       314      272      243      234

RETAIL SALES

Gasoline (barrels per day)     61,766    56,410   55,473   53,931   50,876
Diesel (barrels per day)        2,216     1,795    1,606    1,455    1,164
Merchandise ($000/day)          957.9     872.9    820.7    792.6    710.5

OTHER DATA
Number of Jobber Outlets
  (at year-end)                 1,203     1,206    1,194    1,163    1,155
Miles of Products Pipelines
  (at year-end)                 2,959     2,484    2,291    2,290    2,275
Miles of Crude Oil Pipelines
  (at year-end)                 1,268     1,289    2,110    2,110    1,839

W4040a.asc