Form 10-K/A, Exhibit 13
period 1995-12-31
DIAMOND SHAMROCK INC
filed 1996-10-01
CIK 810316

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

As discussed in Note 2 to the consolidated financial statements, the Company reclassified excise and motor fuels taxes.

/s/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP



San Antonio, Texas
February 23, 1996, except as to the last paragraph of Note 2, which is as of September 27, 1996

w4031A.tw